Exhibit 10.1
EXECUTION VERSION

LOAN AND SECURITY AGREEMENT
By and Between
The Borrower Listed on Appendix A
as Borrower
and
THE UNITED STATES DEPARTMENT OF THE TREASURY
as Lender
Dated as of December 31, 2008

*** Portions of this exhibit have been omitted under a request for confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934 and filed separately with the United States Securities and Exchange Commission.

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SCHEDULES

SCHEDULE 1.1	List of Pledgors

SCHEDULE 1.2	List of Guarantors

SCHEDULE 6.03	Litigation

SCHEDULE 6.10	Chief Executive Office, Chief Operating Office

SCHEDULE 6.13	Existing Agreements

SCHEDULE 6.16	Subsidiaries

SCHEDULE 6.17	Ownership of Loan Parties

SCHEDULE 6.22	Existing Indebtedness

SCHEDULE 6.25	Filing Jurisdictions and Offices

SCHEDULE 6.26	Intellectual Property

SCHEDULE 6.27	JV Agreements

SCHEDULE 6.28	Facility Collateral Subject to a Senior Lien

SCHEDULE 6.29	Excluded Collateral

SCHEDULE 6.30	Excluded Real Property

EXHIBITS

EXHIBIT A	Form of Note

EXHIBIT B	Acknowledgment and Consent

EXHIBIT C	Form of Notice of Borrowing

EXHIBIT D	Form of Confidentiality Agreement

EXHIBIT E	Form of Compliance Certificate

EXHIBIT F	Form of Exemption Certificate

EXHIBIT G-1	Form of Waiver for the Loan Parties

EXHIBIT G-2	Form of Waiver from SEOs to Lender

EXHIBIT G-3	Form of Consent and Waiver of SEOs to Loan Parties

EXHIBIT G-4	Form of Waiver of Senior Employees to Lender

EXHIBIT G-5	Form of Consent and Waiver of Senior Employees to Loan Parties

APPENDICES

APPENDIX A	Supplement to Loan and Security Agreement

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LOAN AND SECURITY AGREEMENT
          LOAN AND SECURITY AGREEMENT, dated as of December 31, 2008, between the Borrower set forth on Appendix A (the “Borrower”) and THE UNITED STATES DEPARTMENT OF THE TREASURY (the “Lender”).
RECITALS
          The Borrower wishes to obtain financing from time to time to restore liquidity to its business, and to restore stability to the domestic automobile industry in the United States, and the Lender has agreed, subject to the terms and conditions of this Loan Agreement, to provide such financing to the Borrower.
          The financing provided hereunder will be used in a manner that (A) enables the Borrower and its Subsidiaries to develop a viable and competitive business that minimizes adverse effects on the environment; (B) enhances the ability and the capacity of the Borrower and its Subsidiaries to pursue the timely and aggressive production of energy-efficient advanced technology vehicles; (C) preserves and promotes the jobs of American workers employed directly by the Borrower and its Subsidiaries and in related industries; (D) safeguards the ability of the Borrower and its Subsidiaries to provide retirement and health care benefits for their retirees and their dependents; and (E) stimulates manufacturing and sales of automobiles produced by the Borrower and its Subsidiaries.
          Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
          SECTION 1. DEFINITIONS AND ACCOUNTING MATTERS.
          1.01 Certain Defined Terms. Subject to the amendments, restatements, supplements or other modifications in Section 1.01 of Appendix A, as used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Loan Agreement in the singular to have the same meanings when used in the plural and vice versa):
          “Account Control Agreement” shall mean one or more account control agreements among the Lender, the applicable Loan Parties and each bank party thereto, in form and substance acceptable to the Lender, to be entered into with respect to each Facility Account, as amended, restated, supplemented or otherwise modified from time to time.
          “Acknowledgement and Consent” shall have the meaning specified in Section 5.01(r) hereof.
          “Advance” shall have the meaning specified in Section 2.01(a).
          “Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this Loan Agreement, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
          “After Acquired Real Property” shall have the meaning set forth in Section 7.16(b) hereof.

          “Applicable Law” shall mean, with reference to any Person, all laws (including common law), statutes, regulations, ordinances, treaties, judgments, decrees, injunctions, writs and orders of any court, governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any Governmental Authority applicable to such Person or its property or in respect of its operations.
          “Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time.
          “Bankruptcy Exceptions” shall mean limitations on, or exceptions to, the enforceability of an agreement against a Person due to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or the application of general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.
          “Benefit Plan” shall mean any employee benefit plan within the meaning of section 3(3) of ERISA and any other plan, arrangement or agreement which provides for compensation, benefits, fringe benefits or other remuneration to any employee, former employee, individual independent contractor or director, including without limitation, any bonus, incentive, supplemental retirement plan, golden parachute, employment, individual consulting, change of control, bonus or retention agreement, whether provided directly or indirectly by any Loan Party or otherwise.
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
          “Bond Exchange” shall mean the conversion of existing public debt into equity, debt and/or cash as contemplated in Section 7.20(c).
          “Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a Federal holiday or other day on which banks in New York, New York or the District of Columbia are permitted to close, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted.
          “Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Loan Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
          “Cash Equivalents” shall mean (a) U.S. dollars, or money in other currencies received in the ordinary course of business, (b) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed or insured by the U.S. Government or any agency thereof, (c) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (d) demand deposit, certificates of deposit and time deposits with maturities of one (1) year or less from the date of acquisition and overnight bank deposits of any commercial bank, supranational bank or trust company having capital and surplus in excess of $500,000,000, (e) repurchase obligations with respect to securities of the types (but not necessarily maturity) described in clauses (b) and (c) above, having a term of not more than ninety (90) days, of banks (or bank holding companies) or subsidiaries of such banks (or bank holding companies) and non-bank broker-dealers listed on the Federal Reserve Bank of New York’s list of primary and other reporting dealers (“Repo Counterparties”), which Repo Counterparties have capital, surplus and undivided profits aggregating in excess of $500,000,000 (or the foreign equivalent thereof) and which Repo Counterparties or their parents (if the Repo Counterparties are not rated) will at the time of the transaction be rated “A-1” by S&P (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization, (f) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one (1) year after the day of acquisition, (g) short-term marketable securities of comparable credit quality, (h) shares of money market mutual or similar funds which invest at least 95% in assets satisfying the requirements of clauses (a) through (g) of this definition, and (i) in the case of a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Person conducts business.
          “Certification Deadline” shall mean March 31, 2009 or such later date (not to exceed thirty (30) days after March 31, 2009) as determined by the President’s Designee in his or her sole discretion.
          “Change of Control” shall mean with respect to the Borrower, the acquisition, after the Effective Date, by any other Person, or two or more other Persons acting in concert other than the Permitted Investors, the Lender or any Affiliate of the Lender, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock of the Borrower at any time if after giving effect to such acquisition such Person or Persons owns twenty percent (20%) or more of such outstanding voting stock.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” shall have the meaning assigned to such term in Section 4.01(a) hereof.
          “Collateral Substitution” shall have the meaning assigned to such term in Section 2.07.
          “Compensation Reductions” shall mean, with respect to the Borrower or any Subsidiary, the reduction of the total amount of compensation, including wages and benefits, paid to its United States employees so that, by no later than December 31, 2009, the average of such total amount, per hour and per person, is an amount that is competitive with the average total amount of such compensation, as certified by the Secretary of the United States Department of Labor, paid per hour and per person to employees of Nissan Motor Company, Toyota Motor Corporation, or American Honda Motor Company whose site of employment is in the United States.
          “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
          “Contractual Obligation” shall mean, as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.
          “Controlled Affiliate” shall have the meaning assigned to such term in Section 6.19.
          “Controlled Foreign Subsidiary” shall mean any Subsidiary that is a “controlled foreign corporation” within the meaning of the Code. For this purpose, a “controlled foreign corporation” includes any Subsidiary (i) classified as a corporation for U.S. federal income tax purposes, substantially all of the assets of which consist of stock of one or more controlled foreign corporations, or (ii) classified as a partnership or disregarded entity for U.S. federal income tax purposes, any assets of which consist of stock of one or more controlled foreign corporations.
          “Copyright Licenses” shall mean all licenses, contracts or other agreements, whether written or oral, naming a Loan Party as licensee or licensor and providing for the grant of any right to reproduce, publicly display, publicly perform, distribute, create derivative works of or otherwise exploit any works covered by any Copyright (including, without limitation, all Copyright Licenses set forth in Schedule 6.26 hereto).
          “Copyrights” shall mean all domestic and foreign copyrights, whether registered or unregistered, including, without limitation, all copyright rights throughout the universe (whether now or hereafter arising) in any and all media (whether now or hereafter developed), in and to all original works of authorship (including, without limitation, all marketing materials created by or on behalf of any Loan Party), acquired or owned by a Loan Party (including, without limitation, all copyrights described in Schedule 6.26 hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Copyright Office or in any similar office or agency of the United States or any other country or any political subdivision thereof), and all reissues, renewals, restorations, extensions or revisions thereof.
          “Default” shall mean an event that with the giving of notice or the passage of time or both, would become an Event of Default.
          “Disposition” shall mean with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (other than (i) exclusive Licenses that do not materially impair the relevant Loan Party’s ability to use or exploit the relevant Intellectual Property as it has been used or exploited by the Loan Parties as of the Effective Date or (ii) nonexclusive Licenses); and the terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Dollars” or “$” shall mean lawful currency of the United States.
          “Domestic Subsidiary” shall mean any Subsidiary that is organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia.
          “Due Diligence Review” shall mean the performance by or on behalf of the Lender of any or all of the reviews permitted under Section 11.16, as desired by the Lender from time to time.
          “EESA” shall mean the Emergency Economic Stabilization Act of 2008, Public Law No: 110-343, effective as of October 3, 2008, as amended from time to time.
          “Effective Date” shall have the meaning set forth in Appendix A.
          “EISA” shall mean the Energy Independence and Security Act of 2007 (Public Law 110-140; 42 U.S.C. 17013), as amended.
          “Electronic Transmission” shall mean the delivery of information by electronic mail, facsimile or other electronic format acceptable to the Lender. An Electronic Transmission shall be considered written notice for all purposes hereof.
          “Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by the applicable Loan Parties in connection with the Advances for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Equity Interests” shall mean any and all equity interests, including any shares of stock, membership or partnership interests, participations or other equivalents whether certificated or uncertificated (however designated) of a corporation, limited liability company, partnership or any other entity, and any and all similar ownership interests in a Person and any and all warrants or options to purchase any of the foregoing.
          “Equity Pledge Agreement” shall mean that certain pledge agreement, dated as of the date hereof, by each Pledgor in favor of the Lender.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” shall mean any corporation or trade or business or other entity, whether or not incorporated, that is a member of any group of organizations (i) described in Section 414(b), (c), (m) or (o) of the Code of which any Loan Party is a member or (ii) which is under common control with any Loan Party within the meaning of section 4001 of ERISA.
          “ERISA Event” shall mean (i) any Reportable Event or a determination that a Plan is “at risk” (within the meaning of Section 302 of ERISA); (ii) the incurrence by the Borrower or any ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its respective ERISA Affiliates from any Plan or Multiemployer Plan; (iii) the receipt by the Borrower or any ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (iv) the receipt by the Borrower or any ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (v) the occurrence of a nonexempt “prohibited transaction” with respect to which the Borrower, the other Loan Parties or their ERISA Affiliates is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any ERISA Affiliate could otherwise be liable.
          “Event of Default” shall have the meaning provided in Section 9.01.
          “Excluded Collateral” shall mean any Property to the extent that a grant of a security interest therein (a) is prohibited by any Applicable Law, or requires a consent pursuant to Applicable Law that has not been obtained from any Governmental Authority, or (b) is contractually prohibited, or constitutes a breach or default under or results in the termination of any contract (except to the extent that such contract or the related prohibitive provisions therein are ineffective under the New York Uniform Commercial Code or other Applicable Law) or requires a consent from any other Person (other than the Borrower or any of its Affiliates) that has not been obtained, (c) in the case of any investment property (as such term is defined in the Uniform Commercial Code), is prohibited under any applicable organizational, constitutive, shareholder or similar agreement (except to the extent that such agreement or the related prohibitive provisions therein are ineffective under the Uniform Commercial Code or other Applicable Law), or (d) is Property of any of the following types:
          (i) motor vehicles situated in a jurisdiction in which the perfection of a security interest is excluded from the Uniform Commercial Code;

          (ii) voting Equity Interests in any Controlled Foreign Subsidiary, to the extent (but only to the extent) required to prevent the Collateral from including more than 65% of all voting Equity Interests in such Controlled Foreign Subsidiary;
          (iii) any Equity Interests owned by the Borrower or other Loan Party in any Excluded Subsidiary;
          (iv) assets that give rise to tax-exempt interest income within the meaning of Section 265(a)(2) of the Internal Revenue Code of 1986, as amended from time to time;
          (v) any Property, including any debt or Equity Interest and any manufacturing plant or facility which is located within the continental United States, to the extent that the grant of a security interest therein to secure the Obligations will result in a lien, or an obligation to grant a lien, in such Property to secure any other obligation;
          (vi) any “intent to use” United States trademark application for which a statement of use has not been filed;
          (vii) any Property that is subject to a purchase option granted to any dealer of the Borrower’s or any Loan Parties’ products with respect to the related dealership Properties;
          (viii) any Property (including any tangible embodiments of Intellectual Property that may be affixed to or embodied in any Property), including any Equity Interest, to the extent that the Borrower or any other Loan Party has assigned, pledged, or otherwise granted a security interest in or with respect to such Property to secure any indebtedness or any other obligations, including any Senior Lien Loan, prior to the Effective Date, to the extent that a grant of a security interest therein is contractually prohibited, or constitutes a breach or default under or results in the termination of any contract, or requires a consent from any other Person (other than the Borrower or any of its Affiliates) that has not been obtained;
          (ix) any Property of the Borrower or any Loan Party acquired with (a) funds obtained from the Government of the United States, including proceeds of any loan obtained under Section 136 of the EISA or (b) under any other government programs or using other government funds, including proceeds of government loans, contracts, grants, cooperative agreements, or Cooperative Research and Development Agreements, to the extent that a grant of a security interest therein is contractually prohibited, or constitutes a breach or default under or results in the termination of any contract or precludes eligibility for funding described in clauses (a) or (b) above or requires a consent from any other Person (other than the Borrower or any of its Affiliates) that has not been obtained;
          (x) any Property, including cash and cash equivalents, (x) pledged or deposited in connection with insurance, including worker’s compensation, unemployment insurance or other types of social security or pension benefits, (y) pledged or deposited to secure the performance of bids, tenders, statutory obligations, and surety, appeal, customs or performance bonds and similar obligations, or (z) pledged or deposited to secure reimbursement obligations in respect of letters of credit issued to support any obligations or liabilities described in clauses (x) or (y) above; and
          (xi) to the extent not otherwise included, all proceeds, including cash proceeds (as each such term is defined in the Uniform Commercial Code), and products of Excluded Collateral, in whatever form, including cash or cash equivalents.

          “Excluded Subsidiary” shall have the meaning set forth in Appendix A.
          “Excluded Taxes” shall have the meaning provided in Section 3.03(a).
          “Executive Order” shall have the meaning provided in Section 6.20.
          “Existing Agreements” shall mean the agreements of the Loan Parties and their Subsidiaries in effect on the Effective Date and any extensions, renewals and replacements thereof so long as any such extension, renewal and replacement could not reasonably be expected to have a material adverse effect on the rights and remedies of the Lender under any of the Loan Documents.
          “Expense Policy” shall mean the Borrower’s comprehensive written policy on corporate expenses maintained and implemented in accordance with Section 7.19.
          “Expiration Date” shall have the meaning set forth in Appendix A.
          “Facility Account” shall have the meaning set forth in Appendix A.
          “Facility Collateral” shall mean collectively, (i) the Collateral pledged hereunder, (ii) the Collateral (as defined in the Equity Pledge Agreement) pledged to the Lender under the Equity Pledge Agreement, (iii) the Collateral (as defined in the Intellectual Property Pledge Agreement), pledged to the Lender under the Intellectual Property Agreement, (iv) the Guaranty Collateral (as defined in the Guaranty), pledged to the Lender under the Guaranty, and (v) any other collateral security pledged to Lender under any other Loan Document, including without limitation each Mortgage; provided that Facility Collateral shall exclude any Property constituting Excluded Collateral.
          “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
          “Funding Date” shall have the meaning set forth in Appendix A.
          “GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.
          “Governmental Authority” shall mean, with respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.
          “Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a mortgaged property, to the extent required by the Lender. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

          “Guarantors” shall mean those Persons listed on Schedule 1.2.
          “Guaranty” shall mean that certain Guaranty and Security Agreement, dated as of the date hereof, by each Guarantor in favor of the Lender guarantying the Obligations of the Borrower.
          “Hedging Agreement” means any (i) interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates or (ii) foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates or (iii) commodity or raw material futures contract or other agreement designed to protect against fluctuations in raw material prices.
          “Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services; (c) indebtedness of others of the type referred to in clauses (a), (b), (d), (e), (f) and (g) of this definition secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others of the type referred to in clauses (a), (b), (d), (e), (f) and (g) of this definition Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner unless the terms of such indebtedness expressly provide that such Person is not liable therefor; and (j) any other indebtedness of such Person evidenced by a note, bond, debenture or similar instrument.
          “Individual Property” shall mean each parcel of real property, the improvements thereon and all personal property owned by the applicable Loan Party and encumbered by a Mortgage, together with all rights pertaining to such real property, improvements and personal property, as more particularly described in Article 1 of each Mortgage and referred to therein as the “Property”.
          “Intellectual Property” shall mean all Patents, Trademarks and Copyrights owned by any Loan Party, and all rights under any Licenses to which a Loan Party is a party.
          “Intellectual Property Pledge Agreement” shall mean that certain Intellectual Property Pledge Agreement, dated as of the date hereof, by and among each Loan Party and the Lender.
          “Interest Payment Date” shall have the meaning set forth in Appendix A.
          “Interest Period” shall mean, with respect to any Advance, (i) initially, the period commencing on the Funding Date with respect to such Advance and ending on the calendar day prior to the next succeeding Interest Payment Date, and (ii) thereafter, each period commencing on an Interest Payment Date and ending on the calendar day prior to the next succeeding Interest Payment Date. Notwithstanding the foregoing, no Interest Period may end after the Maturity Date.
          “Investment” shall mean any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase of any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or any other similar investment in, any Person.

          “Investment Company Act” shall mean the Investment Company Act of 1940, as amended from time to time, including all rules and regulations promulgated thereunder.
          “Joint Venture” shall mean any joint venture, partnership or similar arrangement between any Loan Party or one of its Subsidiaries and independent third parties which are not Subsidiaries of a Loan Party.
          “JV Agreement” shall mean each partnership or limited liability company agreement (or similar agreement) between a Loan Party or one of its Subsidiaries and the relevant JV Partner as the same may be amended, restated, supplemented or otherwise modified from time to time, in accordance with the terms hereof.
          “JV Partner” shall mean each Person party to a JV Agreement that is not a Loan Party or one of its Subsidiaries.
          “Labor Modifications” shall mean, collectively, the Compensation Reductions, the Severance Rationalization and the Work Rule Modifications.
          “Lender” shall have the meaning assigned thereto in the preamble hereof.
          “LIBOR” shall mean with respect to each Advance, the greater of (a) the LIBOR Floor and (b) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to three months appearing on Reuters Screen LIBOR01 Page or if such rate ceases to appear on Reuters Screen LIBOR01 Page, on any other service providing comparable rate quotations at approximately 11:00 a.m., London time. LIBOR shall be determined on the Effective Date and reset on each Interest Payment Date.
          “LIBOR Floor” shall have the meaning set forth in Appendix A.
          “Licenses” shall mean the Copyright Licenses, the Trademark Licenses and the Patent Licenses.
          “Lien” shall mean any mortgage, pledge, security interest, lien or other charge or encumbrance (in the nature of a security interest and other than licenses of Intellectual Property), including the lien or retained security title of a conditional vendor, upon or with respect to any property or assets.
          “Loan Agreement” shall mean this Loan and Security Agreement, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.
          “Loan Documents” shall mean the documents set forth on Appendix A, together with all other such documentation entered into in connection with the transactions contemplated under such documents and to fully evidence and secure the Borrower’s Obligations hereunder.
          “Loan Parties” shall mean the Borrower, the Guarantors, and the Pledgors, and “Loan Party” shall mean each of them.
          “Mandatory Prepayment” shall have the meaning ascribed thereto in Section 2.07.
          “Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Loan Parties and their

Subsidiaries (taken as a whole), (b) the ability of the Loan Parties (taken as a whole) to perform any of their obligations under any of the Loan Documents to which they are a party, (c) the validity or enforceability in any material respect of any of the Loan Documents to which they are a party, (d) the rights and remedies of the Lender under any of the Loan Documents, or (e) the Facility Collateral (taken as a whole).
          “Maturity Date” shall mean the earlier of (i) the Expiration Date, (ii) the date specified in Section 2.05(a)(ii), or (iii) the occurrence of an Event of Default, at the option of the Lender.
          “Maximum Loan Amount” shall have the meaning set forth in Appendix A.
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Mortgage” shall mean, with respect to each Individual Property, that certain Mortgage (or Deed of Trust or Deed to Secure Debt, as applicable), Assignment of Leases and Rents, and Security Agreement or similar agreement, executed and delivered by a Loan Party as security for the Advances and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions are required to be made by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate may have any direct or indirect liability or obligation contingent or otherwise.
          “Net Proceeds” shall mean, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than the Advances) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable, including under any tax sharing arrangements) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case that are directly attributable to such event (as determined reasonably and in good faith by a Responsible Person).
          “Non-Excluded Taxes” shall have the meaning provided in Section 3.03(a).
          “Note” shall mean the promissory note provided for by Section 2.02(a) for the Advances and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.
          “Obligations” shall mean (a) all of the Borrower’s obligations to repay the Advances on the Maturity Date, to pay interest on an Interest Payment Date and all other obligations and liabilities of the Borrower to the Lender, or any other Person arising under, or in connection with, the Loan Documents, whether now existing or hereafter arising; (b) any and all sums paid by the Lender pursuant to the Loan Documents in order to preserve any Facility Collateral or the interest of the Lender therein;

(c) in the event of any proceeding for the collection or enforcement of any of the Borrower’s obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Facility Collateral, or of any exercise by the Lender of its rights under the Loan Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of the Borrower’s indemnity obligations to the Lender pursuant to the Loan Documents.
          “OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.
          “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Loan Agreement or any other Loan Document (excluding, in each case, amounts imposed on an assignment, a grant of a participation or other transfer of an interest in an Advance or Loan Document), except pursuant to Section 3.03.
          “Patent Licenses” shall mean all licenses, contracts or other agreements, whether written or oral, naming a Loan Party as licensee or licensor and providing for the grant of any right to manufacture, use, lease, or sell any invention, design, idea, concept, method, technique, or process covered by any Patent (including, without limitation, all Patent Licenses set forth in Schedule 6.26 hereto).
          “Patents” shall mean all domestic and foreign letters patent, design patents, utility patents, industrial designs, and all intellectual property rights in inventions, trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know-how, formulae, and other general intangibles of like nature, now existing or hereafter acquired or owned by a Loan Party (including, without limitation, all domestic and foreign letters patent, design patents, utility patents, industrial designs, inventions, trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know-how and formulae described in Schedule 6.26 hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office, or in any similar office or agency of the United States or any other country or any political subdivision thereof), and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
          “Permitted Capped Call” shall mean any capped call, ratio capped call or other similar derivative transaction entered into by a Loan Party on or before the Effective Date.
          “Permitted Indebtedness” shall mean any of the following:
          (i) Indebtedness created under any Loan Document;
          (ii) purchase money Indebtedness for real property, improvements thereto or equipment or personal property hereafter acquired (or, in the case of improvements, constructed) by, or Capitalized Lease Obligations of, the Borrower or any Subsidiary;
          (iii) trade payables, if any, in the ordinary course of its business;

          (iv) Indebtedness existing on the date hereof;
          (v) Indebtedness incurred after the date hereof under Existing Agreements;
          (vi) intercompany Indebtedness of a Loan Party in the ordinary course of business; provided that, the right to receive any repayment of such Indebtedness (other than Indebtedness meeting the criteria of clauses (iv) or (v) above, or any extensions, renewals, exchanges or replacements thereof) shall be subordinated to the Lender’s rights to receive repayment of the Obligations;
          (vii) Indebtedness consisting of loans made, or guaranteed, by any Specified Governmental Authority;
          (viii) Indebtedness existing at the time any Person merges with or into or becomes a Loan Party and not incurred in connection with, or in contemplation of, such Person merging with or into or becoming a Loan Party; provided that any such merger shall comply with Section 8.01;
          (ix) Hedging Agreements not entered into for speculative purposes;
          (x) other unsecured Indebtedness of the Loan Parties incurred in the ordinary course of business; provided that such Indebtedness shall not mature, and there shall be no scheduled principal payments due under such Indebtedness, prior to the date that is six (6) months after the Maturity Date;
          (xi) Indebtedness with respect to (x) letters of credit, bankers’ acceptances and similar instruments issued in the ordinary course of business, including letters of credit, bankers’ acceptances and similar instruments in respect of the financing of insurance premiums, customs, stay, performance, bid, surety or appeal bonds and similar obligations, completion guaranties, “take or pay” obligations in supply agreements, reimbursement obligations regarding workers’ compensation claims, indemnification, adjustment of purchase price and similar obligations incurred in connection with the acquisition or disposition of any business or assets, and sales contracts, coverage of long-term counterparty risk in respect of insurance companies, purchasing and supply agreements, rental deposits, judicial appeals and service contracts and (y) appeal, bid, performance, surety, customs or similar bonds issued for the account of the Borrower or any of its Subsidiaries in the ordinary course of business;
          (xii) Indebtedness incurred in the ordinary course of business in connection with cash management and deposit accounts and operations, netting services, employee credit card programs and similar arrangements and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence;
          (xiii) any guarantee by any Loan Party of Permitted Indebtedness;
          (xiv) Indebtedness entered into under Section 136 of EISA;
          (xv) any extensions, renewals, exchanges or replacements of Indebtedness of the kind in clauses (i), (iv), (v), (vii), (viii), (xiv), (xv) and (xvii) of this definition to the extent (a) the principal amount of or commitment for such Indebtedness is not increased (except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable fees and expenses incurred in connection with such extension, renewals or replacement), (b) neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased and (c) such Indebtedness, if subordinated in right of payment to the Lender of the Indebtedness under this Loan Agreement, remains so subordinated on terms no less favorable to the Lender;
          (xvi) other Indebtedness not incurred under any other clause of this definition in an amount not to exceed an aggregate principal balance of $100,000,000 outstanding at any one time; and
          (xvii) any other Permitted Indebtedness set forth on Appendix A.
          “Permitted Investments” shall mean any of the following:
          (i) any Investment in Cash Equivalents;
          (ii) any Investment by a Loan Party in the Borrower or another Loan Party or a Pledged Entity that is a Domestic Subsidiary;
          (iii) any Investment by a Loan Party in any Domestic Subsidiary that is neither a Loan Party nor a Pledged Entity, in an aggregate amount not to exceed $100,000,000 in the aggregate at any one time outstanding;
          (iv) Investments in Foreign Subsidiaries, only (A) prior to the Certification Deadline, in accordance with Appendix A, or (B) from and after the Certification Deadline, pursuant to a Restructuring Plan that has been approved by the President’s Designee;
          (v) any Investment existing on the Effective Date or made pursuant to binding commitments in effect on the Effective Date or an investment consisting of any extension, modification or renewal of any Investment existing on the Effective Date; provided that the amount of any such Investment is not increased through such extension, modification or renewal;
          (vi) any Investment acquired solely in exchange for Equity Interests of the Borrower;
          (vii) Investments in Joint Ventures in an aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed $25,000,000 in the aggregate at any one time outstanding plus the aggregate cash distributions received by the Borrower and the Loan Parties from Joint Ventures after the Effective Date;
          (viii) Investments in Joint Ventures to the extent funded by grants from, Investments in the Borrower and the Subsidiaries by, or Indebtedness of the Borrower and the Subsidiaries guaranteed by, any Specified Governmental Authority and required to be so invested by the terms of the related arrangements with such Specified Governmental Authority;
          (ix) any Investment otherwise permitted under the Loan Agreement;
          (x) Investments in Indebtedness of, or Investments guaranteed by, Specified Governmental Authorities, in connection with industrial revenue, municipal, pollution control, development or other bonds or similar financing arrangements;

          (xi) any Permitted Capped Call;
          (xii) Trade Credit;
          (xiii) to the extent not otherwise addressed in this definition, Investments in the ordinary course of such Loan Party’s business if the value of such Investments do not exceed $25,000,000 in the aggregate at any one time outstanding for all Loan Parties;
          (xiv) Investments not in the ordinary course of such Loan Party’s business or if the value of such Investment exceeds $100,000,000, and, in each case, such Loan Party has provided at least twenty (20) days’ prior written notice to the President’s Designee of such Investments and the details thereof (or such lesser time as may be agreed by the President’s Designee), and the President’s Designee has not notified such Loan Party that he or she has determined that such Investment would be inconsistent with, or detrimental to, the long-term viability of such Loan Party;
          (xv) loans and advances to directors, officers and employees in the ordinary course of business (including for travel, entertainment and relocation expenses consistent with the Expense Policy);
          (xvi) Investments (i) received in satisfaction or partial satisfaction of delinquent accounts and disputes with customers or suppliers in the ordinary course of business, or (ii) acquired as a result of foreclosure of a Lien securing an Investment or the transfer of the assets subject to such Lien in lieu of foreclosure;
          (xvii) Investments constituting non-cash consideration useful in the operation of the business of the Borrower or any of its Subsidiaries and acquired in connection with a Disposition permitted by this Loan Agreement;
          (xviii) commercial transactions in the ordinary course of business with the Borrower or any of its Subsidiaries to the extent such transactions would constitute an Investment;
          (xix) conveyance of Facility Collateral in an arms length transaction to a Subsidiary that is not a Loan Party or an Affiliate of the Borrower for non-cash consideration consisting of Trade Credit or other Property to become Facility Collateral having a fair market value equal to or greater than the fair market value of the conveyed Facility Collateral; and
          (xx) Investments in dealerships in the ordinary course of business; and
          (xxi) any other Permitted Investment set forth in Appendix A.
For the avoidance of doubt, no Investment may be made in a Foreign Subsidiary other than in accordance with subclauses (iv) and (xii) of this definition.
          “Permitted Liens” shall mean, with respect to any Property of the Borrower or any Loan Party:
          (i) Liens created under the Loan Documents;

          (ii) Liens on Property of a Loan Party existing on the date hereof (including Liens on Property of a Loan Party pursuant to Existing Agreements; provided that such Liens shall secure only those obligations that they secure on the date hereof);
          (iii) any Lien existing on any Property prior to the acquisition thereof by a Loan Party or existing on any Property of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Loan Party, as the case may be; provided that (x) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, (y) such Lien does not apply to any other Property or assets of a Loan Party, and (z) such Lien secures only those obligations that it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be; Liens for taxes and utility charges not yet due or that are being contested in compliance with Section 6.07;
          (iv) Liens for taxes and utility charges not yet due or that are being contested in compliance with Section 6.07;
          (v) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or that are being contested in compliance with Section 7.12;
          (vi) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the proceeds thereof;
          (vii) Liens securing Hedging Agreements permitted hereunder;
          (viii) Liens created in the ordinary course of business in favor of banks and other financial institutions over balances of any accounts held at such banks or financial institutions or over investment property held in a securities account, as the case may be, to facilitate the operation of cash pooling, cash management or interest set-off arrangements;
          (ix) customary Liens in favor of trustees and escrow agents, and netting and set-off rights, banker’s liens and the like in favor of counterparties to financial obligations and instruments, including, without limitation, Hedging Agreements;
          (x) Liens securing Indebtedness incurred under Section 136 of EISA;
          (xi) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment or other insurance and other social security laws or regulations;
          (xii) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety, customs and appeal bonds, performance bonds and other obligations of a like nature, or to secure the payment of import or customs duties, in each case incurred in the ordinary course of business;
          (xiii) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (xiv) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by a Loan Party, including pursuant to Capital Lease Obligations; provided that (w) such security interests secure Indebtedness permitted by Section 8.10, (x) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (y) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (z) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;
          (xv) judgment Liens securing judgments not constituting an Event of Default under Section 9.01(g);
          (xvi) any Lien consisting of rights reserved to or vested in any Governmental Authority by statutory provision;
          (xvii) Liens securing Indebtedness described in clause (vi) or clause (vii) of the definition of Permitted Indebtedness;
          (xviii) pledges or deposits made to secure reimbursement obligations in respect of letters of credit issued to support any obligations or liabilities described in clauses (xi) or (xii) of this definition;
          (xix) other Liens created or assumed in the ordinary course of business of a Loan Party; provided that the obligations secured by all such Liens shall not exceed the principal amount of $50,000,000 in the aggregate at any one time outstanding; and
          (xx) any other Permitted Lien set forth on Appendix A.
          “Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).
          “Plan” shall mean an employee benefit or other plan covered by Title IV of ERISA, other than a Multiemployer Plan which is sponsored, established, contributed to or maintained by any Loan Party or any ERISA Affiliate, or for which any of the Loan Parties or any of their respective ERISA Affiliates could have any liability, whether actual or contingent (whether pursuant to section 4069 of ERISA or otherwise) or to which any of the Loan Parties or any of their respective ERISA Affiliates previously maintained or contributed to during the six years prior to the Effective Date.
          “Plan Completion Certification” shall mean the certification of the President’s Designee delivered in accordance with Section 7.23.
          “Pledged Entity” shall mean a Subsidiary of a Loan Party whose Equity Interests are Pledged Equity pursuant to the Equity Pledge Agreement.
          “Pledged Equity” shall mean all of the Equity Interests of a Pledged Entity (or such lesser amount as may be required pursuant to the Pledge Limitation (as defined in the Equity Pledge Agreement)), together with all ownership certificates, options or rights of any nature whatsoever which may be issued, granted or pledged by the owners of such interests to the Lender while this Loan Agreement is in effect.

          “Pledgors” shall mean the Persons set forth on Schedule 1.1 hereof.
          “Post-Closing Letter Agreement” shall mean that certain Post-Closing Letter Agreement, dated as of the date hereof, by and between the Borrower and the Lender.
          “Post-Default Rate” shall mean, in respect of any principal of any Advance or any other amount under this Loan Agreement, the Note or any other Loan Document that is not paid when due to the Lender (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 5.00% per annum, plus (x) the interest rate otherwise applicable to such Advance or other amount, or (y) if no interest rate is otherwise applicable, the sum of (i) LIBOR plus (ii) the Spread Amount.
          “Prepayment Event” shall mean the occurrence of any of the following events:
          (i) the Disposition of any Facility Collateral to any Person other than to any Loan Party or Pledged Entity;
          (ii) the incurrence by any Loan Party of any Indebtedness (other than the incurrence of Indebtedness that constitutes Permitted Indebtedness) or any equity or other capital raises (other than (x) contributions of indemnity payments received by the Borrower and required to be applied to satisfy (or reimburse a payment made in respect of) obligations and liabilities of the Borrower or any of its Subsidiaries or (y) the proceeds of the Advances), either public or private, whether in connection with a primary securities offering, a business combination of any kind, or otherwise; or
          (iii) the Disposition of unencumbered assets of the Borrower other than in the ordinary course of business (including aircraft divestments).
          “President’s Designee” shall mean (i) one or more officers from the Executive Branch appointed by the President to monitor and oversee the restructuring of the U.S. domestic automobile industry and (ii) if no such officer has been appointed, the Secretary of the Treasury.
          “proceeds” shall have the meaning assigned to such term under the Uniform Commercial Code.
          “Prohibited Jurisdiction” shall mean, any country or jurisdiction, from time to time, that is the subject of a prohibition order (or any similar order or directive), sanctions or restrictions promulgated or administered by any Governmental Authority of the United States.
          “Prohibited Person” shall mean any Person:
     (i) listed in the Annex to (the “Annex”), or otherwise subject to the provisions of the Executive Order;
     (ii) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

     (iii) with whom the Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;
     (iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;
     (v) that is named as a “specially designated national and blocked person” on the most current list published by the OFAC at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or
     (vi) who is an Affiliate of or affiliated with a Person listed above.
          “Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
          “Records” shall mean all books, instruments, agreements, customer lists, credit files, computer files, storage media, tapes, disks, cards, software, data, computer programs, printouts and other computer materials and records generated by other media for the storage of information maintained by any Person with respect to the business and operations of the Loan Parties and the Facility Collateral.
          “Relevant Companies” shall have the meaning set forth in Appendix A.
          “Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived.
          “Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Person” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person, an individual so designated from time to time by such Person’s board of directors or, in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Person shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution (or equivalent); provided that the Lender is notified in writing of the identity of such Responsible Person.
          “Restricted Payments” shall mean with respect to any Person, collectively, all direct or indirect dividends or other distributions of any nature (cash, securities, assets or otherwise) on, and all payments for, the purchase, redemption, defeasance or retirement or other acquisition for value of, any class of Equity Interests issued by such Person, whether such securities are now or may hereafter be authorized or outstanding, and any distribution in respect of any of the foregoing, whether directly or indirectly.
          “Restructuring Plan” shall mean the plan to achieve and sustain the long-term viability, international competitiveness and energy efficiency of the Borrower and its Subsidiaries required by Section 7.20.

          “Restructuring Plan Report” shall mean the report to be submitted by the Borrower to the President’s Designee in accordance with Section 7.22.
          “Reuters Screen LIBOR01 Page” shall mean the display page currently so designated on the Reuters Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).
          “S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
          “Senior Employee” shall mean, with respect to the Loan Parties collectively, any of the twenty-five (25) most highly compensated employees (including the SEOs).
          “Senior Lien” shall mean the Lien granted to or for the benefit of a Senior Lien Lender on Facility Collateral pursuant to a Senior Lien Loan Agreement that is senior in priority to the Lien thereon granted to Lender hereunder or under any other Loan Documents and in effect as of the Effective Date.
          “Senior Lien Lender” shall mean the lenders under the Senior Lien Loan Agreements, together with their successors and assigns.
          “Senior Lien Loan Agreements” shall mean those certain loan agreements identified as such on Schedule 6.22 in effect as of the Effective Date between any Loan Party and a Senior Lien Lender.
          “Senior Lien Loans” shall mean those certain loans made by Senior Lien Lender to a Loan Party pursuant to the Senior Lien Loan Agreements, which are secured by Senior Liens.
          “SEO” shall mean a senior executive officer within the meaning of section 111(b)(3) of EESA and any interpretation of the United States Department of the Treasury thereunder, including the rules set forth in 31 C.F.R. Part 30.
          “Severance Rationalization” shall mean elimination of the payment of any compensation or benefits to U.S. employees of the Borrower or any of its Subsidiaries who have been fired, laid-off, furloughed, or idled, other than customary severance pay.
          “Specified Governmental Authority” shall mean any nation or government, any state or other political subdivision, agency or instrumentality thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any quasi-governmental entity, including any international organization or agency.
          “Spread Amount” shall have the meaning set forth in Appendix A.
          “Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

          “supporting obligations” shall have the meaning assigned to such term under the Uniform Commercial Code.
          “Termination Event” shall mean if the President’s Designee shall not have issued the Plan Completion Certification by the Certification Deadline.
          “Trade Credit” shall mean accounts receivable, trade credit or other advances extended to, or investment made in, customers or suppliers, including intercompany, in the ordinary course of business.
          “Trademark Licenses” shall mean all licenses, contracts or other agreements, whether written or oral, naming any Loan Party as licensor or licensee and providing for the grant of any right concerning any Trademark, together with any goodwill connected with and symbolized by any such trademark licenses, contracts or agreements and the right to prepare for sale or lease and sell or lease any and all Inventory now or hereafter owned by any Loan Party and now or hereafter covered by such licenses (including, without limitation, all Trademark Licenses described in Schedule 6.26 hereto).
          “Trademarks” shall mean all domestic and foreign trademarks, service marks, collective marks, certification marks, trade dress, trade names, business names, d/b/a’s, Internet domain names, trade styles, designs, logos and other source or business identifiers and all general intangibles of like nature, now or hereafter owned, adopted or acquired by any Loan Party (including, without limitation, all domestic and foreign trademarks, service marks, collective marks, certification marks, trade dress, trade names, business names, d/b/a’s, Internet domain names, trade styles, designs, logos and other source or business identifiers described in Schedule 6.26 hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof), and all reissues, extensions or renewals thereof, together with all goodwill of the business symbolized by such marks.
          “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Facility Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
          “Union” shall mean the leadership of each major United States labor organization that represents the employees of the Borrower and its Subsidiaries.
          “United States” or “U.S.” shall mean the United States of America.
          “VEBA” shall mean a voluntary employees’ beneficiary association authorized under Section 501(c)(9) of the Code.
          “VEBA Modifications” shall mean provision that not less than one-half of the value of each future payment or contribution made by the Borrower and its Subsidiaries or any of them to the VEBA account (or similar account) of a labor organization representing their employees (or as otherwise provided in Appendix A) shall be made in the form of the stock of the Borrower or one of its Subsidiaries, and the total value of any such payment or contribution shall not exceed the amount of any such payment or contribution that was required for such time period under the collective bargaining agreement that applied as of the date set forth in Appendix A.

          “Work Rule Modifications” shall mean application of work rules for the U.S. employees of the Borrower and its Subsidiaries, beginning not later than December 31, 2009, in a manner that is competitive with the work rules for employees of Nissan Motor Company, Toyota Motor Corporation, or American Honda Motor Company whose site of employment is in the United States.
          1.02 Interpretation. The following rules of this Section 1.02 apply unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Appendix, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Loan Agreement. A reference to a party to this Loan Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Loan Document) is to the agreement or document as amended, restated, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Loan Document and in effect from time to time in accordance with the terms thereof. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof”, “herein”, “hereunder” and similar words refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement. The term “including” is not limiting and means “including without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.
          Except where otherwise provided in this Loan Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to the Borrower by the Lender or an authorized officer of the Lender provided for in this Loan Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.
          A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where a Loan Party is required to provide any document to the Lender under the terms of this Loan Agreement, the relevant document shall be provided in writing or printed form unless the Lender requests otherwise. At the request of the Lender, the document shall be provided in computer disk form or both printed and computer disk form.
          This Loan Agreement is hereby modified where indicated in Appendix A hereto.
          This Loan Agreement is the result of negotiations among, and has been reviewed by counsel to, the Lender and the Loan Parties, and is the product of all parties. In the interpretation of this Loan Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Loan Agreement or this Loan Agreement itself. Except where otherwise expressly stated, the Lender may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of good faith, discretion or judgment by the Lender shall not be construed to require the Lender to request or await receipt of information or documentation not immediately available from or with respect to the Borrower, any other Loan Party, any other Person, or the Facility Collateral themselves.

       1.03 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP.
       SECTION 2. ADVANCES, NOTE AND PAYMENTS.
       2.01 Advances.
          (a) Subject to fulfillment of the conditions precedent set forth in Sections 5.01 and 5.02 hereof, and provided that no Default or Event of Default shall have occurred and be continuing hereunder, the Lender agrees, on the terms and conditions of this Loan Agreement, to make loans (individually, an “Advance”; collectively, the “Advances”) to the Borrower in Dollars, on each Funding Date in an aggregate principal amount up to but not exceeding the Maximum Loan Amount.
          (b) The Advances made on each Funding Date shall be in an amount as set forth in Section 2.01(b) of Appendix A.
          (c) Each Advance shall be a term loan and no amounts of any Advance repaid may be reborrowed hereunder.
          (d) Lender shall have no obligation to make an Advance when any Default or Event of Default has occurred and is continuing.
          (e) Without limiting any other provision of this Loan Agreement, the obligation of the Lender to fund any Advance is subject to the satisfaction (or waiver by the Lender) of the conditions precedent set forth in Section 5.
       2.02 The Note.
          (a) Subject to the amendments, restatements, supplements or other modifications in Section 2.02(a) of Appendix A, the Advances made by the Lender shall be evidenced by a single promissory note of the Borrower substantially in the form of Exhibit A hereto (the “Note”), dated the date hereof, payable to the Lender in a principal amount equal to the amount of the Maximum Loan Amount as originally in effect and otherwise duly completed. The Lender shall have the right to have its Note subdivided, by exchange for promissory notes of lesser denominations or otherwise.
          (b) The date, amount and interest rate of each Advance made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of the Note, noted by the Lender on the grid attached to the Note or any continuation thereof; provided, that the failure of the Lender to make any such recordation or notation shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under the Note in respect of the Advances.
       2.03 Procedure for Borrowing.
          (a) The Borrower may request a borrowing to be made on a Funding Date, by delivering to the Lender an irrevocable Notice of Borrowing substantially in the form of Exhibit C hereto (a “Notice of Borrowing”), appropriately completed, which Notice of Borrowing must be received no later than 5:00 p.m. (Washington, D.C. time) two (2) Business Days prior to the requested

Funding Date (other than the Notice of Borrowing for the Advance to be made on the Effective Date, which Notice must be received no later than 3:00 p.m. (Washington D.C. time) on the Effective Date).
          (b) Upon the Borrower’s request for a borrowing pursuant to Section 2.03(a), the Lender shall, assuming all conditions precedent set forth in this Section 2.03 and in Sections 5.01 and 5.02 have been met, and provided no Default or Event of Default shall have occurred and be continuing, not later than 5:00 p.m. (Washington, D.C. time) on the requested Funding Date, make an Advance in an amount for each Funding Date as set forth in Section 2.01(b) of Appendix A. Subject to the foregoing, the Lender shall deliver the Advance to the Borrower in immediately available funds, via wire transfer (pursuant to the wire transfer instructions set forth in Section 2.03(b) of Appendix A).
       2.04 Limitation on Types of Advances; Illegality. Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR:
          (a) the Lender determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Advances as provided herein; or
          (b) the Lender determines, which determination shall be conclusive, that the Spread Amount plus the relevant rate of interest referred to in the definition of “LIBOR” in Section 1.01 hereof upon the basis of which the rate of interest for Advances is to be determined is not likely adequately to cover the cost to the Lender of making or maintaining Advances; or
          (c) it becomes unlawful for the Lender to make or maintain Advances hereunder using LIBOR;
then the Lender shall give the Borrower prompt notice thereof and, so long as such condition remains in effect, the Borrower shall pay interest on all outstanding Advances at a rate per annum as determined by the Lender taking into account the cost to the Lender of making and maintaining the Advances.
       2.05 Repayment of the Advances; Interest.
          (a) On the Maturity Date, the Borrower shall repay to the Lender the aggregate principal amount of all Advances then outstanding under the Note, together with all interest thereon and fees and out-of-pocket expenses of the Lender accruing under this Loan Agreement; provided that, if a Termination Event shall have occurred, all such amounts shall become due and payable on the thirtieth (30th) day after the Certification Deadline without any further action on the part of the Lender, except as may otherwise be provided in Section 2.05(a)(ii) of Appendix A.
          (b) Each Advance shall bear interest on the unpaid principal amount thereof at a rate per annum equal to LIBOR plus the Spread Amount, payable in arrears (i) on each Interest Payment Date in respect of the previous Interest Period, (ii) on the Maturity Date and (iii) on payment or prepayment of an Advance in whole or in part, in the amount of interest accrued on the amount paid or prepaid, provided that interest accruing pursuant to paragraphs (c) or (d) of this Section shall be payable from time to time on demand.
          (c) If all or a portion of any Advance, any interest payable on any Advance or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the Post

Default Rate, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).
          (d) Upon the occurrence and continuance of any Default or Event of Default, at the option of the Lender, all Advances, any fee or other amount payable hereunder shall bear interest at a rate per annum equal to the Post Default Rate, in each case from the date of such Default or Event of Default until such amount is paid in full (as well after as before judgment).
       2.06 Optional Prepayments.
          (a) The Advances are prepayable without premium or penalty, in whole or in part at any time, in accordance herewith and subject to clause (b) below. Any amounts prepaid shall be applied (i) first, to pay any fees and indemnity obligations owed to the Lender, (ii) second, to pay accrued and unpaid interest and (iii) third, to repay the outstanding principal amount of any Advances until paid in full. Amounts repaid may not be reborrowed. If the Borrower intends to prepay an Advance in whole or in part from any source, the Borrower shall give two (2) Business Days’ prior written notice thereof to the Lender. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of at least $100,000,000 and in integral multiples of $50,000,000 thereafter.
          (b) In connection with each prepayment, other than on an Interest Payment Date, the Borrower shall indemnify the Lender and hold the Lender harmless from any actual loss or expense which the Lender may sustain or incur arising from (i) the re-employment of funds obtained by the Lender to maintain the Advances hereunder or (ii) fees payable to terminate the deposits from which such funds were obtained, in either case, which actual loss or expense shall be equal to an amount equal to the excess, as reasonably determined by the Lender, of (x) its cost of obtaining funds for such Advance for the period from the date of such payment through the next Interest Payment Date over (y) the amount of interest likely to be realized by the Lender in redeploying the funds not utilized by reason of such payment for such period. This Section 2.06 shall survive termination of this Loan Agreement and payment of the Note.
          (c) Notwithstanding the Borrower’s right to prepay the Advances pursuant to this Section 2.06, in no event will the Lender’s Lien on any of the Facility Collateral be released upon any such prepayment until payment in full of all Advances and the satisfaction of all other Obligations.
       2.07 Mandatory Prepayments. In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrower shall, within one (1) Business Day after such Net Proceeds are received by the applicable Loan Party, prepay the Advances, in an aggregate amount equal to 100% of such Net Proceeds (a “Mandatory Prepayment”). Notwithstanding the foregoing, the applicable Loan Party shall not be required to make a Mandatory Prepayment arising in connection with a Disposition of Facility Collateral in the ordinary course of business if such Loan Party reinvests 100% of the Net Proceeds from such Disposition within twenty (20) days of the Disposition in Property that becomes, upon the purchase thereof, subject to a Lien in favor of the Lender having the same priority as the Lender’s Lien on the Facility Collateral so Disposed (a “Collateral Substitution”). Upon receiving any Mandatory Prepayment in connection with the Disposition of Facility Collateral, the Lender shall release its Lien thereon in accordance with Section 4.12. Unless and until all Advances have been paid in full and all other Obligations have been satisfied, the Lender shall not be required to release its Lien on any Facility Collateral other than Facility Collateral for which the Disposition thereof gave rise to such Mandatory Prepayment. The Borrower’s obligation under this Section 2.07 to prepay Advances with any such Net Proceeds may be modified as provided in Section 2.07 of Appendix A.
       2.08 Requirements of Law.
          (a) If any Requirement of Law (other than with respect to any amendment made to the Lender’s certificate of incorporation, by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
     (i) shall subject the Lender to any tax of any kind whatsoever with respect to this Loan Agreement, the Note or any Advance made by it (excluding net income taxes) or change the basis of taxation of payments to the Lender in respect thereof (provided that, this clause (i) shall not apply to any withholding taxes, Excluded Taxes or taxes covered by Section 3.03);
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Advances or other extensions of credit by, or any other acquisition of funds by any office of the Lender which is not otherwise included in the determination of LIBOR hereunder;
     (iii) shall impose on the Lender any other condition;
and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender deems to be material, of making, continuing or maintaining any Advance or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduced amount receivable thereafter incurred.
          (b) If the Lender shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Lender’s certificate of incorporation, by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any Person controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender’s or such Person’s capital as a consequence of any obligations hereunder to a level below that which the Lender or such Person (taking into consideration the Lender’s or such Person’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, the Borrower shall promptly pay to the Lender such additional amount or amounts as will thereafter compensate the Lender for such reduction.
          (c) If the Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error.
       2.09 Use of Proceeds
       The Borrower shall utilize the proceeds from the Advances as set forth in Section 2.09 of Appendix A.

          SECTION 3. PAYMENTS; COMPUTATIONS; TAXES.
          3.01 Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under the Loan Documents, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the account set forth in Section 3.01 of Appendix A not later than 5:00 p.m. (Washington, D.C. time), on the date on which such payment shall be due. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. The Borrower acknowledges that it has no rights of withdrawal from the foregoing account.
          3.02 Computations. Interest on the Advances shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.
          3.03 US Taxes.
             (a) Except as required by Applicable Law, all payments made by the Borrower under this Loan Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, or Other Taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net or overall gross income taxes or net or overall gross profit taxes, franchise taxes (imposed in lieu of net or overall gross income taxes) and branch profit taxes imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Loan Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to the Lender hereunder, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Loan Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to the Lender with respect to any Non-Excluded Taxes that are (i) attributable to the Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section 3.03, (ii) backup withholding taxes, imposed under Section 3406 of the Code, (iii) taxes imposed by way of withholding on net or gross income, but not excluding such taxes arising as a result of a change in Applicable Law occurring after (A) the date that such Person became a party to this Loan Agreement, or (B) with respect to an assignment, acquisition, grant of a participation the effective date of such assignment, acquisition, participation or appointment, except to the extent that such Person’s predecessor was entitled to such amounts, or (C) with respect to the designation of a new lending office, the effective date of such designation, except to the extent such Person was entitled to receive such amounts with respect to its previous lending office; and (iv) taxes resulting from such Person’s gross negligence or willful misconduct (collectively, and together with the taxes excluded by the first sentence of this Section 3.03(a), “Excluded Taxes”).
             (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Lender, a certified copy of an original official receipt received by the Borrower showing payment thereof (or if an official receipt is not available, such other evidence of payment as shall be satisfactory to such Lender). If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes required to be paid by the Borrower under this Section 3.03 when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Loan Agreement and the payment of the Advances and all other amounts payable hereunder.
          (d) If the Lender (or Participant or the Lender’s assignee) is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”), such Person shall deliver to the Borrower (and, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two original copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI and/or Form W-8IMY, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit F and a Form W-8BEN, and/or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Loan Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Loan Agreement (or, in the case of any Participant or the Lender’s assignee, on or before the date such Participant purchases the related participation, or Lender’s assignee takes its assignment, as the case may be). In addition, each Non-U.S. Lender shall deliver such forms promptly upon (i) the obsolescence, expiration or invalidity of any form previously delivered by such Non-U.S. Lender and (ii) the written request of the Borrower. If the Lender (or a Participant or the Lender’s assignee) is a “United States person” as defined in Section 7701(a)(30) of the Code, it shall deliver a duly executed and properly completed Internal Revenue Service Form W-9 to the Borrower at the time(s) and in the manner(s) described above with respect to the other forms referenced in this clause (d) above certifying that such person is exempt from United States backup withholding tax on payments made hereunder under the Loan Documents; provided, however, that if the Lender is an “exempt recipient” within the meaning of Treasury Regulations section 1.6049-4(c), it shall not be required to provide a Form W-9 except to the extent required under Treasury Regulations section 1.1441-1. Notwithstanding any other provision of this paragraph, the Lender shall not be required to deliver any form pursuant to this paragraph that it is not legally able to deliver.
          (e) If the Lender is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Loan Agreement then the Lender shall deliver to the Borrower, at the time or times prescribed by Applicable Law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate, provided that the Lender is legally entitled to complete, execute and deliver such documentation and in the Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of the Lender.
          (f) If the Lender determines that it has received a refund, credit, or other reduction of taxes in respect of any Non-Excluded Taxes or Other Taxes paid by the Borrower, which refund, credit or other reduction is directly attributable to any Non-Excluded Taxes or Other Taxes paid by the Borrower, the Lender shall within sixty (60) days from the date of actual receipt of such refund or the filing of the tax return in which such credit or other reduction results in a lower tax payment, pay over such refund or the amount of such tax reduction to the Borrower (but only to the extent of Non-Excluded Taxes or Other Taxes paid by the Borrower), net of all out of pocket expenses of such Person, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Notwithstanding anything to the contrary in this Loan Agreement, upon the request of the Lender, the Borrower agrees to repay any amount paid over to the Borrower pursuant to the immediately preceding sentence (plus penalties, interest, or other charges) if such Person is required to repay such amount to the taxing Governmental Authority.
          (g) Real Property Taxes.
     (i) If any law is enacted or adopted or amended after the date of this Loan Agreement which deducts the principal amount of Advances then outstanding, the interest thereon or the fees and out-of-pocket expenses accruing under this Loan Agreement (collectively, the “Debt”) from the value of an Individual Property and the effect is that a tax is imposed, either directly or indirectly, on the Debt or the Lender’s interest in an Individual Property (the “Real Property Tax”), the Borrower will pay or cause to be paid the Real Property Tax, with interest and penalties thereon, if any. If the Lender is advised by counsel chosen by it that the payment of Real Property Tax by the Borrower or such other Person would be unlawful or taxable to the Lender or provide the basis for a defense of usury, then Lender shall pay such Real Property Tax to the extent required by Applicable Law, and each Loan Party agrees to pay as and when billed by the Lender such Real Property Tax plus all of the reasonable out-of pocket costs and expenses incurred by the Lender in connection therewith. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under this Section 3.03(g)(i), including, without limitation, reasonable fees and expenses of counsel the Borrower shall remain liable for any such payments by the Lender and such amounts shall accrue interest at the Post-Default Rate. No such payment by the Lender shall be deemed a waiver of any of its rights under the Loan Documents.
     (ii) Neither the Borrower nor any Loan Party shall claim or demand or be entitled to any credit or credits on account of the Debt for any part of the real estate and personal property taxes, assessments, impositions and any other charges now or hereafter levied or assessed or imposed against any Individual Property or part thereof, and no deduction shall otherwise be made or claimed from the assessed value of an Individual Property, or any part thereof, for real estate tax purposes by reason of any Mortgage or other Loan Document or the Debt. If such claim, credit or deduction shall be required by Applicable Law and may not be legally waived by the Borrower or the applicable Loan Party with respect to any Individual Property (each such Individual Property, a “Specially Taxed Property”), and Lender is required by Applicable Law to pay any tax with regard to a Specially Taxed Property, then Lender shall pay such tax, and each Loan Party agrees to pay as and when billed by the Lender the amount of such tax plus all of the reasonable out-of pocket costs and expenses incurred by the Lender in connection therewith. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under this Section 3.03(g)(ii), including, without limitation, reasonable fees and expenses of counsel the Borrower shall remain liable for any such payments by the Lender and such amounts shall accrue interest at the Post-Default Rate. No such payment by the Lender shall be deemed a waiver of any of its rights under the Loan.

       SECTION 4. COLLATERAL SECURITY.
       4.01 Collateral; Security Interest.
          (a) Subject to any amendments, restatements, supplements or other modifications in Section 4.01 of Appendix A, as security for the prompt and complete payment when due of the Obligations and the performance by the Borrower of all the covenants and obligations to be performed by it pursuant to this Loan Agreement and the other Loan Documents, the Borrower hereby mortgages, pledges and grants to the Lender a Lien on and security interest in all of its rights, title and interest in and to all personal property and real property wherever located and whether now or hereafter existing and whether now owned or hereafter acquired, of every kind and description, tangible or intangible, including without limitation, the following, whether now or hereafter existing and wherever located:
     (i) all Intellectual Property as well as royalties therefrom;
     (ii) each Individual Property;
     (iii) all cash and Cash Equivalents, and all other property from time to time deposited in any account or deposit account and the monies and property in the possession or under the control of Lender or any affiliate, representative, agent or correspondent of Lender related to the foregoing;
     (iv) all other tangible and intangible personal property of the Borrower (whether or not subject to the Uniform Commercial Code), including, without limitation, all bank and other accounts and all cash and all investments therein, all rights to receive cash and investments, including without limitation, state, Federal or local tax refunds, intercompany debt, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of the Borrower described in the preceding clauses of this Section 4.01(a) (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by the Borrower in respect of any of the items listed above), and all books, correspondence, files and other Records in the possession or under the control of the Borrower or any other Person from time to time acting for the Borrower that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 4.01(a) or are otherwise necessary or helpful in the collection or realization thereof;
     (v) all rights, title and interest of the Borrower (but not any of the obligations, liabilities or indemnifications of the Borrower) in, to and under the Loan Documents;
     (vi) all “accounts,” “chattel paper,” “commercial tort claims,” “deposit accounts,” “documents,” “equipment,” “general intangibles” (including without limitation, uncertificated Equity Interests), “goods,” “instruments,” “inventory,” “investment property,” “letter of credit rights,” and “securities’ accounts,” as each of those terms is defined in the Uniform Commercial Code;
     (vii) and all products and proceeds relating to or constituting any or all of the foregoing (clauses (i) through (vii) collectively, the “Collateral”);

in each case howsoever the Borrower’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise), provided that, notwithstanding anything to the contrary contained herein or in any other Loan Document, the term “Collateral” and each other term used in the definition thereof shall not include, and the Borrower is not pledging or granting a security interest in, any Property to the extent that such Property constitutes Excluded Collateral; provided further that if and when, and to the extent that, any Property ceases to be Excluded Collateral, the Borrower hereby grants to the Lender, and at all times from and after such date, the Lender shall have, a first priority or junior priority, as applicable, Lien in and on such Property (subject to Permitted Liens) and the Borrower shall cooperate in all respects to ensure the prompt perfection of the Lender’s security interest therein.
     The Liens granted to Lender hereinabove shall be first priority Liens on all of the Collateral (subject to Permitted Liens and to the extent legally and contractually permissible); provided that, with respect to the Collateral which is subject to a Senior Lien, as set forth on Schedule 6.28, the Lien shall be of junior priority (subject to Permitted Liens and to the extent legally and contractually permissible).
     The Obligations of the Borrower under the Loan Documents constitute recourse obligations of the Borrower, and therefore, their satisfaction is not limited to payments from the Facility Collateral.
             (b) With respect to each right to payment or performance included in the Collateral from time to time, the Lien granted therein includes a continuing security interest in (i) any supporting obligation that supports such payment or performance and (ii) any Lien that (A) secures such right to payment or performance or (B) secures any such supporting obligation.
          4.02 UCC Matters; Further Assurances. The Borrower, shall, at all times on and after the date hereof, and at its expense, cause Uniform Commercial Code financing statements and continuation statements to be filed in all applicable jurisdictions as required to continue the perfection of the security interests created by this Loan Agreement. The Borrower shall, from time to time, at its expense and in such manner and form as the Lender may reasonably require, execute, deliver, file and record any other statement, continuation statement, specific assignment or other instrument or document and take any other action that may be necessary, or that the Lender, may reasonably request, to create, evidence, preserve, perfect or validate the security interests created hereunder or to enable the Lender to exercise and enforce its rights hereunder with respect to any of the Facility Collateral. To the extent contemplated in the Post-Closing Letter Agreement, the Borrower agrees that, if the grant of a security interest in any Property to Lender requires a consent to such grant from any other Person (other than the Borrower or any of its Affiliates), the Borrower shall use its best efforts to procure such consent. Further, the Borrower agrees that if any Excluded Collateral should, at any time following the Effective Date, become Collateral on which the Lender is permitted to take a Lien, the Borrower shall so notify the Lender and cooperate with and shall take all steps as may be reasonably required by the Lender to enable and continue the perfection of the Lender’s security interests therein and shall comply with the provisions of Section 7.16 hereof in connection therewith, to the extent applicable. Without limiting the generality of the foregoing, the Borrower shall: upon the request of the Lender, execute and file such Uniform Commercial Code financing or continuation statements, or amendments thereto or assignments thereof, Mortgages, and such other instruments or notices, as may be necessary or appropriate or as the Lender may request. The Borrower hereby authorizes the Lender to file one or more Uniform Commercial Code financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Collateral now existing or hereafter arising without the signature of the Borrower where permitted by law. A carbon, photographic or other reproduction of this Loan Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement.
          4.03 Changes in Locations, Name, etc. If the Borrower shall (i) change the location of its chief executive office/chief place of business from that specified in Section 6.10 hereof, (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains records with respect to the Collateral, or (iii) reincorporate or reorganize under the laws of another jurisdiction, it shall give the Lender written notice thereof not later than ten (10) days after such event occurs, and shall deliver to the Lender all Uniform Commercial Code financing statements and amendments as the Lender shall request and taken all other actions deemed reasonably necessary by the Lender to continue its perfected status in the Collateral with the same or better priority.
       4.04 Lender’s Appointment as Attorney-in-Fact.
          (a) The Borrower hereby irrevocably constitutes and appoints the Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Borrower and in the name of the Borrower or in its own name, from time to time in the Lender’s discretion, for the purpose of carrying out the terms of this Loan Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Loan Agreement, which the Borrower is required to do hereunder but has failed to do within the time limits required, including without limitation, to protect, preserve and realize upon the Collateral, to file such financing statements relating to the Collateral as the Lender at its option deems appropriate, and, without limiting the generality of the foregoing, the Borrower hereby gives the Lender the power and right, on behalf of the Borrower, without assent by, but with notice to, the Borrower, if an Event of Default shall have occurred and be continuing, to do the following:
     (i) in the name of the Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any insurance policies or with respect to any of the Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Lender for the purpose of collecting any and all such moneys due with respect to any other Collateral whenever payable;
     (ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral; and
     (iii) (A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to the Lender or as the Lender shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against the Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Lender may deem appropriate; and (G) in connection with its exercise of its remedies hereunder pursuant to Sections 4.07 or 10, generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes, and to do, at the Lender’s option and the Borrower’s expense, at any time, or from time to time, all acts and things which the Lender deems necessary to protect, preserve or realize upon the Collateral and the Lender’s Liens thereon and to effect the intent of this Loan Agreement and the other Loan Documents, all as fully and effectively as the Borrower might do.
The Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.
             (b) The Borrower also authorizes the Lender, at any time and from time to time, to execute, in connection with the sale provided for in Section 4.07 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.
             (c) The powers conferred on the Lender are solely to protect the Lender’s interests in the Collateral and subject to Applicable Law shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Lender nor any of its officers, directors, agents or employees shall be responsible to the Borrower for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.
          4.05 Performance by the Lender of the Borrower’s Obligations. If the Borrower fails to perform or comply with any of its agreements contained in the Loan Documents, the Lender may itself perform or comply, or otherwise cause performance or compliance, with such agreement, and the reasonable out-of-pocket expenses of the Lender incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by the Borrower to the Lender on demand and shall constitute Obligations.
          4.06 Proceeds. If an Event of Default shall occur and be continuing, (a) all proceeds of Facility Collateral received by the Borrower consisting of cash, checks and Cash Equivalents shall be held by the Borrower in trust for the Lender, segregated from other funds of the Borrower, and shall forthwith upon receipt by the Borrower be turned over to the Lender in the exact form received by the Borrower (duly endorsed by the Borrower to the Lender, if required), and (b) any and all such proceeds received by the Borrower will be applied by the Lender against, the Obligations (whether matured or unmatured), such application to be in such order as the Lender shall elect. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, royalty payments, license fees, all prepayments and payoffs, all dividends and distributions, insurance claims, condemnation awards, sale proceeds, rents and any other income and all other amounts received with respect to the Facility Collateral and upon the liquidation of any Facility Collateral, all such proceeds received by the Lender will be distributed by the Lender in such order as the Lender shall elect. Any balance of such proceeds remaining after the Obligations shall have been paid in full and this Loan Agreement shall have been terminated shall be promptly paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.
          4.07 Remedies. If a Default or Event of Default shall occur and be continuing, the Lender may exercise, in addition to all other rights and remedies granted to it in this Loan Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Uniform Commercial Code, at law and in equity. Without limiting the generality of the foregoing, the Lender, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Borrower or any other Person (all and each of which demands, defenses, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Facility Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Facility Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of the Lender or elsewhere upon such terms and conditions and at prices that are consistent with the prevailing market for similar collateral as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Lender shall act in good faith to obtain the best execution possible under prevailing market conditions. The Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Facility Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived and released. The Borrower further agrees, at the Lender’s request, to assemble the Facility Collateral and make it available to the Lender at places which the Lender shall reasonably select, whether at the Borrower’s premises or elsewhere. The Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Facility Collateral or in any way relating to the Facility Collateral or the rights of the Lender hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Lender may elect, and only after such application and after the payment by the Lender of any other amount required or permitted by any provision of law, including, without limitation, Section 9-504(1)(c) of the Uniform Commercial Code, need the Lender account for the surplus, if any, to the Borrower. To the extent permitted by Applicable Law, each Loan Party waives all claims, damages and demands it may acquire against the Lender arising out of the exercise by the Lender of any of its rights hereunder. If any notice of a proposed sale or other Disposition of Facility Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other Disposition. The Borrower shall remain liable for any deficiency (plus accrued interest thereon) if the proceeds of any sale or other disposition of the Facility Collateral are insufficient to pay the Obligations and the reasonable fees and disbursements incurred by the Lender, including reasonable fees and expenses of any attorneys employed by the Lender to collect such deficiency. Because the Borrower recognizes that the Lender may not be able to purchase or sell all of the Facility Collateral on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Facility Collateral may not be liquid, the Borrower agrees that liquidation of the Facility Collateral does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, the Lender may elect, in its sole discretion, the time and manner of liquidating any Facility Collateral and nothing contained herein shall (i) obligate the Lender to liquidate any Facility Collateral on the occurrence of an Event of Default or to liquidate all Facility Collateral in the same manner or on the same Business Day or (ii) constitute a waiver of any of the Lender’s rights or remedies.
          4.08 Continuing Liability of the Borrower. The security interests described above are granted as security only and shall not subject the Lender or any of its assigns to, or transfer or in any way affect or modify, any obligation, liability or indemnity of the Borrower with respect to, any of the Facility Collateral or any transaction relating thereto. None of the Lender or its assigns shall be required or obligated in any manner to make any inquiry as to the nature or sufficiency of any payment received by it or the sufficiency of any performance by any party under any such obligation, or to make any payment or present or file any claim, or to take any action to collect or enforce any performance or the payment of any amount thereunder to which any such Person may be entitled at any time.
          4.09 Limitation on Duties Regarding Preservation of Facility Collateral. The Lender’s duty with respect to the custody, safekeeping and physical preservation of the Facility Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Lender deals with similar property for its own account. Neither the Lender nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Facility Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Facility Collateral upon the request of the Borrower or otherwise.
       4.10 Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Facility Collateral are irrevocable and powers coupled with an interest.
       4.11 Release of Security Interest Upon Satisfaction of all Obligations. Upon termination of this Loan Agreement and repayment to the Lender of all Obligations and the performance of all obligations under the Loan Documents, the Lender shall release its security interest in any remaining Facility Collateral; provided that if any payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or a trustee or similar officer for the Borrower or any substantial part of its Property, or otherwise, this Loan Agreement, all rights hereunder and the Liens created hereby shall continue to be effective, or be reinstated, until such payments have been made.
       4.12 Partial Release of Facility Collateral. Provided that no Event of Default shall then exist, the Lender shall, in connection with any Disposition of any Facility Collateral permitted under this Loan Agreement (other than dispositions of Facility Collateral between and among Loan Parties and Pledged Entities), release from the Lien of the Loan Documents the portion of the Facility Collateral Disposed of, upon the applicable Loan Parties’ satisfaction of each of the following conditions:
          (a) the Borrower shall provide the Lender with at least ten (10) Business Days prior written notice of its request to obtain a release of such Facility Collateral;
          (b) except in the case of a Collateral Substitution or as otherwise permitted in Appendix A, the Lender shall have received a wire transfer of immediately available federal funds in the amount of the proceeds of the Disposition, together with (i) all accrued and unpaid interest on the amount of principal being prepaid through and including the prepayment date; and (ii) all other sums then due and owing under this Loan Agreement, the Note or the other Loan Documents in connection with a partial prepayment;
          (c) the Borrower shall submit to the Lender, not less than ten (10) Business Days prior to the date of such release, a release of Lien (and related Loan Documents) for such Facility Collateral for execution by Lender. Such release shall be in a form that would be satisfactory to a prudent institutional lender. In addition, the Borrower shall provide all other documentation the Lender reasonably requires to be delivered by the Borrower in connection with such release, together with a certificate of a Responsible Person of the Borrower certifying that (i) such documentation is in compliance with all applicable Requirements of Law, and (ii) the release will not impair or otherwise adversely affect the Liens, security interests and other rights of the Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and property subject to the Loan Documents not being released); and
          (d) the Lender shall have received payment of all the Lender’s reasonable, third party costs and expenses, including reasonable counsel fees and disbursements incurred in connection with the release of such Facility Collateral from the Lien of the Loan Documents and the review and approval of the documents and information required to be delivered in connection therewith.
For the avoidance of doubt, the Lien of the Lender on Facility Collateral (i) shall be automatically released upon the Disposition of Facility Collateral consisting of current assets Disposed of in the ordinary course of business and (ii) other than as provided in clause (i) above, shall not be released in connection with the Disposition of Facility Collateral between and among Loan Parties and Pledged Entities unless the Net Proceeds of such Disposition have been applied in accordance with Section 2.07.
       SECTION 5. CONDITIONS PRECEDENT.
       5.01 Initial Advance. Subject to the amendments, restatements, supplements or other modifications in Section 5.01 of Appendix A and the terms and provisions of the Post-Closing Letter Agreement (which may permit the delivery or satisfaction of certain of the following items after the funding of the initial Advance), the obligation of the Lender to make the initial Advance hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Advance, of the following conditions precedent or waiver of such conditions precedent by the Lender:
          (a) Loan Agreement. The Lender shall have received this Loan Agreement, duly executed and delivered by a Responsible Person of the Borrower.
          (b) Additional Loan Documents. The Lender shall have received the following documents, each of which shall be satisfactory to the Lender in form and substance:
     (i) Note. The original Note, duly completed and executed; and
     (ii) Loan Documents. Each additional Loan Document (including the Post-Closing Letter Agreement), duly executed and delivered by a Responsible Person of each of the parties thereto.
          (c) Notice of Borrowing. The Lender shall have received a duly executed Notice of Borrowing.
          (d) Organizational Documents. The Lender shall have received a certificate of a Responsible Person of each Loan Party attesting to the validity of a good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of such Person and of all corporate or other authority for such Person with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by such Person from time to time in connection herewith (and the Lender may conclusively rely on such certificate until it receives notice in writing from the relevant Loan Party to the contrary).
          (e) Incumbency Certificate. The Lender shall have received an incumbency certificate of a secretary or assistant secretary of each Loan Party certifying the names, true signatures and titles of such Person’s representatives duly authorized to request an Advance hereunder, if applicable, and to execute the Loan Documents and the other documents to be delivered in connection therewith.
          (f) Other Certificates. The Lender shall have received a certificate of a Responsible Person of each Loan Party certifying that as of the Effective Date each of the representations and warranties set forth in this Loan Agreement are true and accurate in all material respects (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and no Default or Event of Default has occurred and is continuing.
          (g) Legal Opinion. A legal opinion of (i) in-house counsel to the Loan Parties, (ii) U.S. counsel to the Loan Parties, and (iii) applicable local foreign counsel to the Loan Parties, each in form and substance satisfactory to the Lender.

          (h) Facility Collateral. The Lender’s interests in the Facility Collateral shall be perfected and of first priority in accordance with Applicable Law (except to the extent the interests will be perfected on a post-closing basis, as may be agreed to by the Lender), and shall be subject to no Liens other than those created hereunder and Permitted Liens.
          (i) Filings, Registrations, Recordings. Any documents (including, without limitation, financing statements, patent and trademark lien filings and Mortgages) required to be filed, registered or recorded in order to perfect the Lender’s security interest in the Facility Collateral, shall have been properly prepared and executed for filing (including the applicable county(ies) if the Lender determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest (or junior lien, with respect to any portion of the Facility Collateral subject to a Senior Lien or other Permitted Liens).
          (j) Searches. The Lender shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements or other filings or recordations should be made to evidence or perfect security interests in the Facility Collateral, and such search shall reveal no liens on any of the Facility Collateral, except for Permitted Liens, and shall in all cases be satisfactory to the Lender.
          (k) Lien Releases. With respect to the Facility Collateral on which the Lender will have a first priority security interest, evidence that all then-existing Liens thereon (except Permitted Liens) have been released or will be released simultaneously with the funding of the initial Advance.
          (l) Lien Consents. With respect to Facility Collateral subject to a Senior Lien, either (i) the Lender and the applicable Senior Lien Lender shall have entered into an intercreditor agreement, in form and substance satisfactory to Lender in its sole discretion or (ii) or the applicable Loan Parties shall have obtained the necessary waivers, amendments, approvals, and consents to the pledge of the Facility Collateral prior to the Effective Date.
          (m) Fees and Expenses. The Lender shall have received all fees and expenses required to be paid by the Borrower on or prior to the Effective Date, including, but not limited to, counsel fees, which fees and expenses may be netted out of the initial Advance made by the Lender hereunder.
          (n) Financial Statements. The Lender shall have received the financial statements referenced in Section 6.02 for the quarter ended September 30, 2008 and year ended December 31, 2007.
          (o) Consents, Licenses, Approvals, etc. The Lender shall have received copies certified by each Loan Party of all consents, licenses and approvals, if any, including, but not limited to, consent and approvals of all relevant shareholders and members required in connection with the execution, delivery and performance by each Loan Party of, and the validity and enforceability of, the Loan Documents, which consents, licenses and approvals shall be in full force and effect.
          (p) Insurance. The Lender shall have received evidence in form and substance satisfactory to the Lender showing compliance by each Loan Party as of the Effective Date with Section 7.06 hereof, to the extent applicable to such Loan Party.
          (q) Litigation. There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any Governmental

Authority that (i) could have a Material Adverse Effect or (ii) purports to challenge the legality, validity or enforceability of any Loan Document or the consummation of the transaction contemplated hereby.
          (r) Pledged Equity. With respect to the Collateral (as defined in the Equity Pledge Agreement) pledged to the Lender under the Equity Pledge Agreement, (i) the Pledgor shall have complied with Sections 2.3 and 2.4 of the Equity Pledge Agreement, and (ii) the Lender shall have received an Acknowledgment and Consent, substantially in the form of Exhibit B, duly executed by each Pledged Entity (an “Acknowledgement and Consent”). In addition, the Lender shall have received evidence that the registries of ownership interests for all uncertificated Pledged Equity reflects the Lender’s security interests in the Pledged Equity.
          (s) Pledged Entity. The Borrower and the Pledgors shall deliver to the Lender a good standing certificate for each Pledged Entity and copies of the certificate of formation, articles of incorporation, by-laws and operating agreement (or equivalent documents) of such Pledged Entity, as the Lender may reasonably require.
          (t) Pledged Equity Consents. With respect to the Pledged Entities and to the extent required, the Lender shall have received all required approvals and consents to the pledge of the Pledged Equity to the Lender duly executed by each creditor, joint venture partner, regulatory body and any other Person or Governmental Authority with such approval and consent rights.
          (u) Guaranty Consents. The Lender shall have received all required approvals and consents to the Guaranty duly executed by each creditor, JV Partner, regulatory body and any other Person or Governmental Authority with such approval and consent rights.
          (v) Waivers.
     (i) A waiver shall have been duly executed by each Loan Party and delivered to the Lender, in substantially the form attached hereto as Exhibit G-1, releasing the Lender from any claims that any Loan Party may otherwise have as a result of (A) any modifications to the terms of any Benefit Plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and the executive compensation requirements of Section 7.17 and (B) the Loan Parties’ failure to pay or accrue any bonus or incentive compensation as a result of any action referenced in this Loan Agreement;
     (ii) A waiver shall have been duly executed by each SEO and delivered to the Lender, in substantially the form attached hereto as Exhibit G-2, releasing the Lender from any claims that any SEO may otherwise have as a result of any modifications to the terms of any Benefit Plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and the executive compensation requirements of Section 7.17;
     (iii) A consent and waiver shall have been duly executed by each SEO and delivered to the Loan Parties (with a copy to the Lender), in substantially the form attached hereto as Exhibit G-3, releasing the Loan Parties from any claims that any SEO may otherwise have as a result of any modification of the terms of any Benefit Plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and the executive compensation requirements of Section 7.17;
        (iv) A waiver shall have been duly executed by each Senior Employee and delivered to the Lender, in substantially the form attached hereto as Exhibit G-4, releasing the Lender from any claims that any Senior Employees may otherwise have as a result of the Loan Parties’ failure to pay or accrue any bonus or incentive compensation as a result of any action referenced in this Loan Agreement; and
        (v) A consent and waiver shall have been duly executed by each Senior Employee and delivered to the Loan Parties (with a copy to the Lender), in substantially the form attached hereto as Exhibit G-5, releasing the Loan Parties from any claims that any Senior Employee may otherwise have as a result of the Loan Parties’ failure to pay or accrue any bonus or incentive compensation as a result of any action referenced in this Loan Agreement.
          5.02 Initial and Subsequent Advances. Subject to the amendments, restatements, supplements or other modifications in Section 5.02 of Appendix A and the terms and provisions of the Post-Closing Letter Agreement, the making of each Advance to the Borrower (including the initial Advance) on each Funding Date is subject to the following further conditions precedent both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof:
             (a) no Default or Event of Default shall have occurred and be continuing;
             (b) both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof, the representations and warranties made by each Loan party in Section 6 hereof, and by each Loan Party in each of the other Loan Documents, shall be true and complete on and as of the date of the making of such Advance in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). At the request of the Lender, the Lender shall have received an officer’s certificate signed by a Responsible Person of the Borrower certifying as to the truth and accuracy of the above, which certificate shall be in form and substance acceptable to the Lender in its sole, reasonable discretion.;
             (c) the aggregate principal amount of the Advances funded hereunder shall not exceed the Maximum Loan Amount;
             (d) subject to the Lender’s right to perform one or more Due Diligence Reviews pursuant to Section 11.16 hereof, the Lender shall have completed its due diligence review of such documents, records, agreements, instruments, mortgaged properties or information relating to such Advance as the Lender in its reasonable discretion deems appropriate to review and such review shall be satisfactory to the Lender in its reasonable discretion;
             (e) the Lender shall have received a Notice of Borrowing and all other documents required under Section 2.03;
             (f) the Lender shall have determined that all actions necessary or, in the opinion of the Lender, desirable to maintain the Lender’s perfected interest in the Facility Collateral have been taken (including after-acquired Facility Collateral), including, without limitation, duly filed Uniform Commercial Code financing statements on Form UCC-1, duly filed liens with the United States Copyright Office and the United States Patent and Trademark Office, and duly recorded Mortgages;

             (g) the Borrower shall have paid to the Lender all fees and expenses owed to the Lender, including without limitation, reasonable attorney’s fees, in accordance with this Loan Agreement and any other Loan Document;
             (h) the Lender or its designee shall have received any other documents reasonably requested by the Lender and the Borrower shall have provided such documents within a reasonable period of time after such request; and
             (i) each Loan Party shall have performed (to the satisfaction of the Lender) all other conditions to the making of an Advance requested by the Lender, including, without limitation, compliance in all respects with the terms and conditions of the Post-Closing Letter Agreement.
             (j) in the event that the Loan Parties were unable to obtain the necessary waivers, amendments, approvals and consents described in Section 5.01(l), each Monday (or if such day is not a Business Day, the next succeeding Business Day), the Borrower shall deliver to the Lender a weekly status report, commencing with the week of January 5, 2009, identifying each holder of a Senior Lien and each Senior Lien Lender, and the actions taken by the Loan Parties to obtain such necessary waivers, amendments, approvals, and consents.
Each request for a borrowing by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in this Section (both as of the date of such notice, request or confirmation and as of the date of such borrowing).
          SECTION 6. REPRESENTATIONS AND WARRANTIES. Each Loan Party, as applicable, represents and warrants to the Lender that as of the Effective Date and as of each Funding Date:
          6.01 Existence. Each Loan Party (a) is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law.
          6.02 Financial Condition. The Borrower has heretofore furnished to the Lender a copy of its audited Consolidated balance sheets and the audited Consolidated balance sheets of its Consolidated Subsidiaries (including each Loan Party), each as at December 31, 2007, with the opinion thereon of an independent auditor, a copy of which has been provided to the Lender, together with copies of the Borrower’s unaudited pro forma Consolidated balance sheet and the unaudited pro forma Consolidated balance sheets of its Consolidated Subsidiaries (including each Loan Party), each as of the Effective Date. The Borrower has also heretofore furnished to the Lender the related Consolidated statements of income and retained earnings and of cash flows for the Borrower and its Consolidated Subsidiaries (including each Loan Party) for its most recent fiscal year, setting forth in comparative form the same information for the previous year. All such financial statements are materially complete and correct and fairly present the Consolidated financial condition of the Borrower and its Consolidated Subsidiaries (including each Loan Party) and the Consolidated results of their operations for the fiscal year ended on said date, all in accordance with GAAP applied on a consistent basis. There are no liabilities, contingent or otherwise, as of the Effective Date, known to any Loan Party and not disclosed in the most recently publicly filed financial statements or in the footnotes thereto, that involve a material amount or as otherwise disclosed to the Lender in writing prior to the Effective Date.
          6.03 Litigation. Except as set forth on Schedule 6.03 hereto or otherwise disclosed by a Responsible Person in writing to the Lender from time to time, there are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against any Loan Party or any of their Subsidiaries or affecting any of the property thereof before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which could reasonably be expected to have a Material Adverse Effect or (ii) which questions the validity or enforceability of this Loan Agreement or any of the other Loan Documents or any action to be taken in connection with the transactions contemplated hereby or thereby and could reasonably be expected to have a Material Adverse Effect or adverse decision.
          6.04 No Breach. Neither the execution and delivery of the Loan Documents nor the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will (a) conflict with or result in a breach of (i) the charter, by laws, operating agreement or similar organizational document of any Loan Party, (ii) any Requirement of Law, (iii) any Applicable Law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, (iv) any material Contractual Obligation to which any Loan Party, or any of their Subsidiaries, is a party or by which any of them or any of their Property is bound or to which any of them or any of their Property is subject, or (b) constitute a default under any such Contractual Obligation, or (c) (except for the Liens created pursuant to this Loan Agreement and Permitted Liens) result in the creation or imposition of any Lien upon any property of any Loan Party or any of their Subsidiaries, pursuant to the terms of any such agreement or instrument.
          6.05 Action, Binding Obligations. Each Loan Party has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party; the execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party has been duly authorized by all necessary corporate or other action on its part; and each Loan Document has been duly and validly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of all of the Loan Parties, enforceable against all of the Loan Parties in accordance with its terms, subject to the Bankruptcy Exceptions.
          6.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by each Loan Party of the Loan Documents to which it is a party for the legality, validity or enforceability thereof, except for filings and recordings or other actions in respect of the Liens created pursuant to this Loan Agreement unless the same has already been obtained and provided to the Lender.
          6.07 Taxes. Each Loan Party and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all Federal and material State and local taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of each Loan Party and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of such Loan Party, adequate. Any taxes, fees and other governmental charges payable by any Loan Party in connection with the Advances and the execution and delivery of the Loan Documents have been paid.

          6.08 Investment Company Act. None of the Loan Parties is required to register as an “investment company”, or is a company “controlled” by a Person required to register as an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to any Federal or state statute or regulation which limits its ability to incur Indebtedness.
          6.09 No Default. Neither any Loan Party nor any of its Subsidiaries is in default under or with respect to any of their Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          6.10 Chief Executive Office; Chief Operating Office. The chief executive office and the chief operating office on the Effective Date for each Loan Party is located at the location set forth on Schedule 6.10 hereto.
          6.11 Location of Books and Records. The location where the Loan Parties keep their books and records including all Records relating to their business and operations and the Facility Collateral are located in the locations set forth in Schedule 6.11.
          6.12 True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished by or on behalf of any Loan Party to the Lender or its agents or representatives in connection with the negotiation, preparation or delivery of this Loan Agreement and the other Loan Documents (including, without limitation, the list of accounts provided by the Loan Parties in connection with the Account Control Agreements and set forth on a schedule attached thereto) or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading, it being understood that in the case of projections, such projections are based on reasonable estimates, on the date as of which such information is stated or certified. All information furnished after the date hereof by or on behalf of any Loan Party to the Lender in connection with this Loan Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Person of any Loan Party that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lender for use in connection with the transactions contemplated hereby or thereby.
          6.13 Material Agreements. Except as provided in Appendix A, set forth on Schedule 6.13 is a complete and accurate list as of the date hereof of all material Existing Agreements, except Licenses.
          6.14 ERISA. ERISA provisions shall be set forth in Section 6.14 of Appendix A.
          6.15 Expense Policy. The Borrower has taken steps necessary to ensure that (a) the Expense Policy conforms to the requirements set forth herein and (b) the Borrower and its Subsidiaries are in compliance with the Expense Policy.
          6.16 Subsidiaries. All of the Subsidiaries of each Loan Party at the date hereof are listed on Schedule 6.16, which schedule sets forth the name and jurisdiction of formation of each of their

Subsidiaries and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by each Loan Party or any of their Subsidiaries except as set forth on Schedule 6.16.
          6.17 Capitalization. One hundred percent (100%) of the issued and outstanding Equity Interests of each Loan Party is owned by the Persons listed on Schedule 6.17 and, to the knowledge of each Loan Party, such Equity Interests are owned by such Persons, free and clear of all Liens other than Permitted Liens. No Loan Party has issued or granted any options or rights with respect to the issuance of its respective Equity Interests which is presently outstanding except as set forth on Schedule 6.17 hereto.
          6.18 Fraudulent Conveyance. Each Loan Party acknowledges that it will benefit from the Advances contemplated by this Agreement. No Loan Party is incurring Indebtedness or transferring any Facility Collateral with any intent to hinder, delay or defraud any of its creditors.
          6.19 USA PATRIOT Act.
             (a) Each Loan Party represents and warrants that neither it nor any of its respective Affiliates over which it exercises management control (a “Controlled Affiliate”) is a Prohibited Person, and such Controlled Affiliates are in compliance with all applicable orders, rules, regulations and recommendations of OFAC.
             (b) Each Loan Party represents and warrants that neither it nor any of its members, directors, officers, employees, parents, Subsidiaries or Affiliates: (1) are subject to U.S. or multilateral economic or trade sanctions currently in force; (2) are owned or controlled by, or act on behalf of, any governments, corporations, entities or individuals that are subject to U.S. or multilateral economic or trade sanctions currently in force; (3) is a Prohibited Person or is otherwise named, identified or described on any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. persons may not conduct business, including but not limited to lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State.
             (c) None of the Facility Collateral are traded or used, directly or indirectly by a Prohibited Person or organized in a Prohibited Jurisdiction.
             (d) Each Loan Party has established an anti-money laundering compliance program as required by all applicable anti-money laundering laws and regulations, including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA PATRIOT Act”) (collectively, the “Anti-Money Laundering Laws”).
          6.20 Embargoed Person. As of the date hereof and at all times throughout the term of any Advance, (a) none of any Loan Party’s funds or other assets constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. (the “Trading With the Enemy Act”), any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or regulations promulgated thereunder or executive order relating thereto (which for the avoidance of doubt shall include but shall not be limited to (i) Executive Order No. 13224, effective as of September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who

Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (ii) the USA PATRIOT Act, with the result that the investment in the Borrower (whether directly or indirectly), is prohibited by law or any Advance made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in it with the result that the investment in it (whether directly or indirectly), is prohibited by law or any Advance is in violation of law; (c) none of its funds have been derived from any unlawful activity with the result that the investment in it (whether directly or indirectly), is prohibited by law or any Advances is in violation of law; and (d) neither it nor any of its Affiliates (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”. For purposes of determining whether or not a representation with respect to any indirect ownership is true or a covenant is being complied with under this Section 6.20, no Loan Party shall be required to make any investigation into (i) the ownership of publicly traded stock or other publicly traded securities or (ii) the ownership of assets by a collective investment fund that holds assets for employee benefit plans or retirement arrangements.
          6.21 Borrowing for Own Benefit. The Loan Parties are the ultimate beneficiaries of this Loan Agreement and the Advances to be received hereunder. The Borrower will use the proceeds of the Advances solely as set forth in Section 2.09 and the use of the Advances will comply with all Applicable Laws, including money laundering laws. No portion of any Advance is to be used, for the “purpose of purchasing or carrying” any “margin stock” as such terms are used in Regulations U and X of the Board, as amended, and the Borrower is not engaged in the business of extending credit to others for such purpose.
          6.22 Indebtedness. No Loan Party has incurred any Indebtedness other than Permitted Indebtedness. The Indebtedness set forth on Schedule 6.22 is a complete and accurate list as of the date hereof of all existing material Indebtedness (including the Senior Lien Loans), excluding intercompany Indebtedness of each Loan Party, showing the parties and amendments and modifications thereto. Other than as set forth on Schedule 6.22, as of the date hereof, each contract related to existing Indebtedness of each Loan Party, excluding intercompany Indebtedness (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the knowledge of the Loan Parties, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, except as set forth on Schedule 6.22, and (iii) is not in default due to the action of any Loan Party or, to the knowledge of any Loan Party, any other party thereto, except to the extent any such defaults would not reasonably be expected to have a Material Adverse Effect.
          6.23 Labor Matters. (a) There are no strikes against any Loan Party pending or, to the knowledge of any Loan Party, threatened; (b) hours worked by and payment made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from each Loan Party on account of employee health and welfare benefits, or health or welfare benefits to any former employees of any Loan Party or for which any Loan Party has any liability or obligation have been paid or accrued as a liability on the books of such Loan Party in accordance with GAAP, except where the failure to make or accrue such payments could not reasonably be expected to have a Material Adverse Effect.
          6.24 Survival of Representations and Warranties. Each Loan Party agrees that all of the representations and warranties of such Loan Party set forth in this Section 6 and elsewhere in this Loan Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to the Lender under this Loan Agreement or any of the other Loan Documents by any Loan Party. All representations, warranties, covenants and agreements made in this Loan Agreement or in the other Loan

Documents by each Loan Party shall be deemed to have been relied upon by the Lender notwithstanding any investigation heretofore or hereafter made by the Lender or on their behalf.
       6.25 Representations Concerning the Facility Collateral. Each Loan Party represents and warrants to the Lender that as of each day that an Advance is outstanding pursuant to this Loan Agreement:
          (a) No Loan Party has assigned, pledged, conveyed, or encumbered any Facility Collateral to any other Person (other than Permitted Liens) and immediately prior to the pledge of any such Facility Collateral, a Loan Party was the sole owner of such Facility Collateral and had good and marketable title thereto, free and clear of all Liens (other than Permitted Liens), and no Person, other than the Lender has any Lien (other than Permitted Liens) on any Facility Collateral. No security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Facility Collateral which has been signed by any Loan Party or which any Loan Party has authorized any other Person to sign or file or record, is on file or of record with any public office, except such as may have been filed by or on behalf of a Loan Party in favor of the Lender pursuant to the Loan Documents or in respect of applicable Permitted Liens.
          (b) The provisions of the Loan Documents are effective to create in favor of the Lender a valid security interest in all right, title, and interest of each Loan Party in, to and under the Facility Collateral, subject only to applicable Permitted Liens.
          (c) Upon the filing of financing statements on Form UCC-1 naming the Lender as “Secured Party” and each Loan Party as “Debtor”, and describing the Facility Collateral, in the jurisdictions and recording offices listed on Schedule 6.25 attached hereto, the security interests granted hereunder in the Facility Collateral will constitute perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of the applicable Loan Party in, to and under such Facility Collateral, which can be perfected by filing under the Uniform Commercial Code except with respect to any Facility Collateral in which a Senior Lien Lender has been granted a security interest, in which case, the security interests granted hereunder in the Facility Collateral will constitute a junior Lien on such Facility Collateral, in each case, subject to applicable Permitted Liens.
          (d) Each Loan Party has and will continue to have the full right, power and authority, to pledge the Facility Collateral, and the pledge of the Facility Collateral may be further assigned without any requirement.
       6.26 Intellectual Property.
          (a) Each of the Loan Parties owns and controls, or otherwise possesses adequate rights to use, all Intellectual Property material to the conduct of its business in substantially the same manner as conducted as of the date hereof. Schedule 6.26 hereto sets forth a true and complete list as of the date hereof of all Intellectual Property owned by each Loan Party that is material to the conduct of the business of such Loan Party. All such Intellectual Property, other than Licenses, that is material to the conduct of the business of such Loan Party is subsisting and in full force and effect, has not been adjudged invalid or unenforceable, is valid and enforceable and has not been abandoned in whole or in part, except for such instances which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 6.26, no such Intellectual Property that is material to the conduct of the business of such Loan Party is the subject of any licensing or franchising agreement that prohibits or restricts any Loan Party’s conduct of business as presently conducted. No Loan Party has any knowledge of any conflict with the rights of others to any Intellectual Property and, to the best knowledge of each Loan Party, no Loan Party is now infringing or in conflict with any such rights of others in any material respect, and to the best knowledge of each Loan Party, no other Person is now infringing or in conflict in any material respect with any such properties, assets and rights owned or used by or licensed to any Loan Party, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.26 hereto, no Loan Party has received any notice that it is violating or has violated the trademarks, patents, copyrights, inventions, trade secrets, proprietary information and technology, know-how, formulae, rights of publicity or other intellectual property rights of any third party, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          (b) Each material License now existing is, and each other material License will be, the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms, except any unenforceability which could not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Loan Party, no default thereunder by any such party has occurred, nor does any defense, offset, deduction, or counterclaim exist thereunder in favor of any such party which could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.26, each material License either (a) permits by its terms (1) the pledge of the License, (2) the foreclosure on any such License by the Lender, and (3) any potential change of control of the relevant Loan Party without material impairment of the License, or (b) is subject to a waiver or consent secured by the relevant Loan Party.
          (c) The Borrower will use its best efforts to ensure that the Lender is obtaining through the Loan Documents sufficient rights and assets to enable a subsequent purchaser of the Facility Collateral in a sale pursuant to Section 4.07 to manufacture vehicles of substantially the same quality and nature as those sold by Borrower as of the date hereof, provided that such purchaser has access to reasonably common motor vehicle technologies and manufacturing capabilities appropriate for vehicles of such nature, and market such vehicles through substantially similar channels as those employed by Borrower.
       6.27 JV Agreements.
          (a) Set forth on Schedule 6.27 is a complete and accurate list as of the date hereof of all JV Agreements, showing the parties and the dates of amendments and modifications thereto.
          (b) Each JV Agreement (i) is in full force and effect and is binding upon and enforceable against each party thereto, (ii) has not been otherwise amended or modified, except as set forth on Schedule 6.27, and (iii) is not in default and no event has occurred that, with the passage of time and/or the giving of notice, or both, would constitute a default thereunder, except to the extent any such default would not reasonably be expected to have a Material Adverse Effect.
       6.28 Senior Lien Assets. Set forth on Schedule 6.28 is a complete and accurate list of all assets of each Loan Party subject to a Senior Lien.
       6.29 Excluded Collateral. Set forth on Schedule 6.29 is a complete and accurate list of all Excluded Collateral of each Loan Party.
       6.30 Mortgaged Real Property. Except for those certain properties described on Schedule 6.30, after giving effect to the recording of the Mortgages, all real property that is either owned in fee simple or leased pursuant to a ground lease having a term of at least fifteen (15) years by the Loan Parties (whether individually or collectively) and located in the United States shall be subject to a recorded first lien mortgage, deed of trust or similar security instrument (subject to Permitted Liens), except where the grant of such a lien (a) is legally impermissible, (b) is contractually prohibited (and waiver of such prohibition has not been obtained), or (c) would give rise to the obligation to create a Lien in favor of any other Person as set forth in Schedule 6.30 hereto.
          6.31 Additional Representations and Warranties. Additional representations and warranties, and amendments, restatements, supplements or other modifications to those in this Section 6 are set forth in Section 6 of Appendix A.
          SECTION 7. AFFIRMATIVE AND FINANCIAL COVENANTS OF THE LOAN PARTIES.
          Subject to the amendments, restatements, supplements or other modifications in Section 7 of Appendix A, each Loan Party covenants and agrees with the Lender that, so long as any Advance is outstanding and until payment in full of all Obligations:
          7.01 Financial Statements. Except as may otherwise be required pursuant to Appendix A, the Borrower shall deliver to the Lender:
             (a) as soon as available and in any event within forty-five (45) days after the end of each month, the Consolidated balance sheets of the Borrower and its Consolidated Subsidiaries (including the Loan Parties) as at the end of such month and the related unaudited Consolidated statements of income and retained earnings and of cash flows for the Borrower and its Consolidated Subsidiaries (including the Loan Parties) for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year;
             (b) as soon as available and in any event within sixty (60) days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Borrower, the Consolidated balance sheets of the Borrower and its Consolidated Subsidiaries (including the Loan Parties) as at the end of such period and the related unaudited Consolidated statements of income and retained earnings and of cash flows for the Borrower and its Consolidated Subsidiaries (including the Loan Parties) for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year;
             (c) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, the Consolidated balance sheets of the Borrower and its Consolidated Subsidiaries (including the Loan Parties) as at the end of such fiscal year and the related Consolidated statements of income and retained earnings and of cash flows for the Borrower and its Consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said Consolidated financial statements fairly present the Consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries (including the Loan Parties) at the end of, and for, such fiscal year in accordance with GAAP;
             (d) as soon as reasonably possible after receipt by the subject Loan Party, a copy of any material report that may be prepared and submitted by such Loan Party’s independent certified public accountants at any time;
             (e) from time to time such other information regarding the financial condition, operations, or business of any Loan Party as the Lender may reasonably request;

          (f) promptly upon their becoming available, copies of such other financial statements and reports, if any, as any Loan Party may be required to publicly file with the Securities and Exchange Commission or any similar or corresponding governmental commission, department or agency substituted therefor, or any similar or corresponding governmental commission, department, board, bureau, or agency, federal or state; and
          (g) as soon as reasonably possible, and in any event within five (5) Business Days after a Responsible Person of a Loan Party knows or has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a Responsible Person of the relevant Loan Party setting forth details respecting such event or condition and the action, if any, that such Loan Party or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by such Loan Party or an ERISA Affiliate with respect to such event or condition):
     (i) any Reportable Event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under the Code or ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;
     (ii) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by any Loan Party or an ERISA Affiliate to terminate any Plan;
     (iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Loan Party or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;
     (iv) the complete or partial withdrawal from a Multiemployer Plan by any Loan Party or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Loan Party or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;
     (v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Loan Party or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days; and
     (vi) any violation of section 401(a)(29) of the Code.
          (h) as soon as available and in any event within thirty (30) days after the end of each of the first quarterly fiscal period of each fiscal year of the Borrower commencing in the year 2010, updated Schedules to this Loan Agreement, which shall be true, accurate and complete in all material respects as of the last Business Day of such fiscal period.
          The Borrower will furnish to the Lender, at the time it furnishes each set of financial statements pursuant to paragraphs (a), (b) and (c) above, a certificate of a Responsible Person of the

Borrower in the form of Exhibit E, wherein such Responsible Person shall certify that, (i) said Consolidated financial statements fairly present the Consolidated financial condition and results of operations of the Borrower and its Subsidiaries (including the Loan Parties) in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the absence of footnotes if applicable), (ii) to the best of such Responsible Person’s knowledge, each Loan Party during such fiscal period or year has observed or performed all of its covenants and other agreements in all material respects, is in compliance with the representations and warranties in this Loan Agreement and the other Loan Documents and has satisfied every material condition contained in this Loan Agreement and the other Loan Documents to be observed, performed or satisfied by them, and that such Responsible Person has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action the Borrower has taken or proposes to take with respect thereto) and (iii) that it is in compliance with the financial covenants set forth by the President’s Designee pursuant to Section 7.03 and shall include calculations necessary to demonstrate such compliance to the reasonable satisfaction of the Lender.
       7.02 Reporting Requirements. The relevant Loan Party shall deliver written notice to the Lender of the following:
          (a) Defaults. Promptly after a Responsible Person or any officer of a Loan Party with a title of at least executive vice president becomes aware of the occurrence of any Default or Event of Default, or any event of default under any publicly filed material agreement;
          (b) Litigation. Promptly after a Responsible Person or an attorney in the general counsel’s office of such Loan Party obtains knowledge of any action, suit or proceeding instituted by or against such Loan Party or any of its Subsidiaries in any federal or state court or before any commission, regulatory body or Governmental Authority in which the amount in controversy, in each case, is an amount equal to $100,000,000 or more, such Loan Party shall furnish to the Lender notice of such action, suit or proceeding;
          (c) Material Adverse Effect on Facility Collateral. Promptly upon any Loan Party becoming aware of any default or any event or change in circumstances related to any Facility Collateral which, in each case, could reasonably be expected to have a Material Adverse Effect;
          (d) Change of Control. The Borrower shall furnish the Lender notice of any Change of Control prior to the occurrence of such event;
          (e) Judgment. Promptly upon the entry of a judgment or decree against any Loan Party or any of its Subsidiaries in an amount in excess of $50,000,000;
          (f) Insurance. Promptly upon any material change in the insurance coverage required of any Loan Party or any other Person pursuant to any Loan Document, with copy of evidence of same attached;
          (g) Change in Accounting Policies. Simultaneously with the delivery of the financial information required pursuant to Section 7.01(b) or 7.01(c), any material change in accounting policies or financial reporting practices of the Borrower or any of its Consolidated Subsidiaries (including the Loan Parties) since the delivery of the latest financial information required under such sections;

          (h) Organizational Documents. Subject to Section 8.06, each Loan Party shall furnish the Lender notice of any material amendment to such Loan Party’s organizational documents and copies of such amendments;
          (i) 13-Week Rolling Cash Forecast. On each Monday (or if such day is not a Business Day, the next succeeding Business Day), the Borrower shall deliver to the Lender a weekly status report, commencing with the week that includes the Effective Date, detailing the 13-week rolling cash forecast for each Loan Party and its Subsidiaries (on a Consolidated and consolidating basis) in a form agreed to between the parties;
          (j) Liquidity. On every other Monday (or if such day is not a Business Day, the next succeeding Business Day), beginning on the second Monday after the Effective Date, the Borrower shall deliver to the Lender a bi-weekly liquidity status report, detailing, with respect to each Loan Party and its Subsidiaries (on a Consolidated and consolidating basis): (i) the current liquidity profile; (ii) expected liquidity needs; (iii) any material changes in their business since the date of the last status report; (iv) any transfer, sale, pledge or other Disposition of any material asset since the date of the last status report; and (v) any changes to their capital structure in a form agreed to between the parties;
          (k) Expense Policy. Within fifteen (15) days after the conclusion of each calendar month, beginning with the month in which the Effective Date occurs, the Borrower shall deliver to the Lender a certification signed by a Responsible Person of the Borrower and its Subsidiaries that (i) the Expense Policy conforms to the requirements set forth herein; (ii) the Borrower and its Subsidiaries are in compliance with the Expense Policy; and (iii) there have been no material amendments to the Expense Policy or deviations from the Expense Policy other than those that have been disclosed to and approved by the Lender; and
          (l) Executive Privileges and Compensation. The Borrower shall submit a certification on the last day of each fiscal quarter beginning with the first fiscal quarter of 2009, certifying that each Relevant Company has complied with and is in compliance with the provisions set forth in Section 7.17. Such certification shall be made to the TARP Compliance Office by an SEO of the Borrower, subject to the requirements and penalties set forth in Title 18, United States Code, Section 1001.
Each notice pursuant to this Section 7.02 shall be accompanied by a certificate signed by a Responsible Person of the relevant Loan Party setting forth details of the occurrence referred to therein and stating what action such Loan Party has taken or proposes to take with respect thereto.
          7.03 Financial Covenants. The Loan Parties shall, at all times following March 31, 2009, comply with such financial covenants as may be required by the President’s Designee in his/her sole discretion, based on the Restructuring Plan Report and any other information that the President’s Designee deems relevant. The Loan Parties shall cooperate with the Lender to amend this Loan Agreement as necessary in order to reflect such financial covenants.
          7.04 Existence, Etc. Each Loan Party shall:
             (a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;
             (b) comply with the requirements of all Applicable Laws, rules, regulations and orders of Governmental Authorities if failure to comply with such requirements could be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

          (c) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, and maintain adequate accounts and reserves for all taxes (including income taxes), all depreciation, depletion, obsolescence and amortization of its properties, all contingencies, and all other reserves;
          (d) not move its chief executive office or chief operating office from the addresses referred to in Schedule 6.10 unless it shall have provided the Lender not less than thirty (30) days prior written notice of such change;
          (e) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained. Each Loan Party and its Subsidiaries shall file on a timely basis all federal, and material state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it where the failure to file would reasonably be expected to have a Material Adverse Effect;
          (f) keep in full force and effect the provisions of its charter documents, by-laws, operating agreements or similar organizational documents; and
          (g) keep in full force and effect all agreements and instruments by which it or any of its properties may be bound and all applicable decrees, orders and judgments, in each case in such manner that a Material Adverse Effect will not result.
       7.05 Use of Proceeds. The Borrower will use the proceeds of each Advance as set forth in Section 2.09 of Appendix A.
       7.06 Maintenance of Property; Insurance.
          (a) Each Loan Party shall keep all property useful and necessary in its business in good working order and condition.
          (b) Each Loan Party shall maintain errors and omissions insurance and blanket bond coverage in such amounts as are in effect on the Effective Date (as disclosed to the Lender in writing except in the event of self-insurance) and shall not reduce such coverage without the written consent of the Lender, and shall also maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities. Notwithstanding anything to the contrary in this Section 7.06(b), to the extent that any Loan Party is engaged in self-insurance with respect to any of its property as of the Effective Date, such Loan Party may, if consistent with past practices, continue to engage in such self-insurance throughout the term of this Agreement; provided, that the Loan Parties shall promptly obtain third party insurance that conforms to the criteria in this Section 7.06(b) at the request of the Lender.
          (c) Each Loan Party shall use its best efforts to protect the Intellectual Property that is material to the conduct of its business in a manner that is consistent with the value of such Intellectual Property.
       7.07 Further Identification of Facility Collateral. Each Loan Party will furnish to the Lender from time to time statements and schedules further identifying and describing the Facility

Collateral and such other reports in connection with the Facility Collateral as the Lender may reasonably request, all in reasonable detail.
          7.08 Defense of Title. Each Loan Party warrants and will defend the right, title and interest of the Lender in and to all Facility Collateral against all adverse claims and demands of all Persons whomsoever, subject to (x) the restrictions imposed by the applicable Senior Lien Loan Agreements to the extent that such restrictions are valid and enforceable under the applicable Uniform Commercial Code and other Requirements of Law and (y) the rights of holders of any Permitted Lien.
          7.09 Preservation of Facility Collateral. Each Loan Party shall do all things necessary to preserve the Facility Collateral so that the Facility Collateral remains subject to a first priority perfected security interest hereunder; provided, however, with respect to the Facility Collateral that is subject to a Lien in favor of a Senior Lien Lender, each Loan Party shall do all things necessary to preserve the Facility Collateral so that the Facility Collateral remains subject to a junior Lien hereunder. Without limiting the foregoing, each Loan Party will comply with all Applicable Laws, rules and regulations of any Governmental Authority applicable to such Loan Party or relating to the Facility Collateral and will cause the Facility Collateral to comply, with all Applicable Laws, rules and regulations of any such Governmental Authority, except where failure to so comply would not reasonably be expected to have a Material Adverse Effect. No Loan Party will allow any default to occur for which any Loan Party is responsible under any Loan Documents and each Loan Party shall fully perform or cause to be performed when due all of its obligations under the Loan Documents.
          7.10 Maintenance of Papers, Records and Files.
             (a) Each Loan Party will maintain all Records in good and complete condition and preserve them against loss or destruction, all in accordance with industry and customary practices.
             (b) Each Loan Party shall collect and maintain or cause to be collected and maintained all Records relating to its business and operations and the Facility Collateral in accordance with industry custom and practice, including those maintained pursuant to the preceding subsection, and all such Records shall be in the possession of the Loan Parties or reasonably obtainable upon the request of the Lender unless the Lender otherwise approves.
             (c) For so long as the Lender has an interest in or Lien on any Facility Collateral, each Loan Party will hold or cause to be held all related Records in trust for the Lender. Each Loan Party shall notify, or cause to be notified, every other party holding any such Records of the interests and Liens granted hereby.
          7.11 Maintenance of Licenses. Each Loan Party shall (i) maintain all licenses, permits, authorizations or other approvals necessary for such Loan Party to conduct its business and to perform its obligations under the Loan Documents, (ii) remain in good standing under the laws of the jurisdiction of its organization, and in each other jurisdiction where such qualification and good standing are necessary for the successful operation of such Loan Party’s business, and (iii) shall conduct its business in accordance with Applicable Law in all material respects.
          7.12 Payment of Obligations. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Note and each Loan Party will duly and punctually pay or cause to be paid all fees and other amounts from time to time owing by it hereunder or under the other Loan Documents, all in accordance with the terms of this Loan Agreement, the Note and the other Loan Documents. Each Loan Party will, and will cause each of its Subsidiaries to, pay its obligations, including tax liabilities, assessments and governmental charges or levies imposed upon such Person or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Facility Collateral) or upon any part thereof, as well as any other lawful claims which, if unpaid, could reasonably be expected to become a Lien upon such properties or any part thereof, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the relevant Loan Party, or such Subsidiary, has set aside on its books adequate reserves with respect thereto and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
          7.13 OFAC. At all times throughout the term of this Loan Agreement, each Loan Party and its Controlled Affiliates (a) shall be in full compliance with all applicable orders, rules, regulations and recommendations of OFAC and (b) shall not permit any Facility Collateral to be maintained, insured, traded, or used (directly or indirectly) in violation of any United States statutes, rules or regulations, in a Prohibited Jurisdiction or by a Prohibited Person, and no lessee or sublessee shall be a Prohibited Person or organized in a Prohibited Jurisdiction.
          7.14 Investment Company. Each Loan Party will conduct its operations in a manner which will not subject it to registration as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended from time to time.
          7.15 Due Diligence. Each Loan Party acknowledges that the Lender, at the expense of the Loan Parties, has the right to perform continuing Due Diligence Reviews as set forth in Section 11.16 and will assist the Lender in the performance of the Due Diligence Review as set forth in Section 11.16.
          7.16 Further Assurances.
             (a) Each Loan Party agrees to do such further acts and things and to execute and deliver to the Lender such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by the Lender to carry into effect the intent and purposes of this Loan Agreement and the other Loan Documents, to perfect the interests of the Lender in the Facility Collateral or to better assure and confirm unto the Lender its rights, powers and remedies hereunder and thereunder.
             (b) Each Loan Party shall provide written notice to the Lender not later than twenty (20) calendar days after acquiring any real property located in the United States after the Effective Date having a value greater than $500,000 (such real property, “After Acquired Real Property”). Unless such After Acquired Real Property constitutes Excluded Collateral, such After Acquired Real Property shall become Facility Collateral subject to a first priority Lien (or junior Lien, as applicable) in favor of the Lender. Each Loan Party shall execute a Mortgage and shall permit the filing of a UCC-1 financing statement (together with such other agreements, instrument or documents reasonably requested by Lender in order to create, establish and perfect and a first priority Lien upon the After Acquired Real Property subject to requirements of Senior Lien Loan Agreements) for the benefit of the Lender simultaneously with the acquisition of such After Acquired Real Property or simultaneously with the giving of notice in accordance with the first sentence of this section. Furthermore, each Loan Party shall deliver such information with respect to such After Acquired Real Property as is reasonably required by the Lender in connection with the foregoing (including, without limitation, an environmental report prepared by a party reasonably acceptable to the Lender). All costs incurred by the Borrower and Lender under this Section 7.16(b) shall be at Borrower’s sole cost and expense. For purposes of clarification, the terms of this Section 7.16(b) shall not confer any additional rights upon the Loan

Parties including, without limitation, the right to incur any Indebtedness or acquire any real property where such action is otherwise not permitted pursuant to the terms of the Loan Documents.
       7.17 Executive Privileges and Compensation.
          (a) The Borrower shall cause each Relevant Company to comply with the following restrictions on executive privileges and compensation:
     (i) The Company shall take all necessary action to ensure that its Benefit Plans with respect to the SEOs comply in all respects with Section 111(b) of the EESA, including the provisions for the Capital Purchase Program, as implemented by any guidance or regulation thereunder that has been issued and is in effect as of the Effective Date, including the rules set forth in 31 CFR Part 30 and the provisions prohibiting severance payments to SEOs, and shall not adopt any new Benefit Plan with respect to its SEOs that does not comply therewith. For purposes of applying section 111(b) of the EESA with respect to this Section 4.8(a), a “golden parachute payment” means any payment in the nature of compensation to (or for the benefit of) an SEO made on account of an applicable severance from employment (except that the vesting of equity denominated awards granted prior to the Effective Date and settled solely in equity shall not be included in such limit on “golden parachute payments” to SEOs);
     (ii) Each Relevant Company shall be subject to the limits on annual executive compensation deductibles imposed by Section 162(m)(5) of the Code, as applicable;
     (iii) No Relevant Company shall pay or accrue any bonus or incentive compensation to the Senior Employees unless otherwise approved in writing by the President’s Designee;
     (iv) No Relevant Company shall adopt or maintain any compensation plan that would encourage manipulation of its reported earnings to enhance the compensation of any of its employees; and
     (v) Each Relevant Company shall maintain all suspensions and other restrictions of contributions to Benefit Plans that are in place or initiated as of the Effective Date.
          At all times throughout the term of this Loan Agreement, the Lender shall have the right to require any Relevant Company to claw back any bonuses or other compensation, including golden parachutes, paid to any Senior Employees in violation of any of the foregoing.
          (b) Within 120 days after the Effective Date, the Borrower shall cause the principal executive officer (or person acting in a similar capacity) of each Relevant Company to certify in writing to the Lender’s Chief Compliance Officer that such Relevant Company’s compensation committee has reviewed the compensation arrangements of the SEOs with its senior risk officers and determined that the compensation arrangements do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of such Relevant Company. The Borrower shall cause each Relevant Company to preserve appropriate documentation and records to substantiate such certification in an easily accessible place for a period not less than three (3) years following the Maturity Date.

       7.18 Asset Divestiture. With respect to any private passenger aircraft or interest in such aircraft that is owned or held by any Loan Party or any of its respective Subsidiaries immediately prior to the Effective Date, such party shall demonstrate to the satisfaction of the President’s Designee that it is taking all reasonable steps to divest itself of such aircraft or interest. In addition, no Loan Party shall acquire or lease any private passenger aircraft or interest in private passenger aircraft after the Effective Date.
       7.19 Restrictions on Expenses.
          (a) Other than as set forth in Appendix A, at all times throughout the term of this Loan Agreement, the Loan Parties and the Relevant Companies shall maintain and implement an Expense Policy and distribute the Expense Policy to all employees covered under the Expense Policy. Any material amendments to the Expense Policy shall require the prior written consent of the President’s Designee, and any material deviations from the Expense Policy, whether in contravention thereof or pursuant to waivers provided for thereunder, shall promptly be reported to the President’s Designee.
          (b) The Expense Policy shall, at a minimum: (i) require compliance with all Applicable Law, (ii) apply to the Borrower and all of its Subsidiaries, (iii) govern (A) the hosting, sponsorship or other payment for conferences and events, (B) travel accommodations and expenditures, (C) consulting arrangements with outside service providers, (D) any new lease or acquisition of real estate, (E) expenses relating to office or facility renovations or relocations, and (F) expenses relating to entertainment or holiday parties; and (iv) provide for (A) internal reporting and oversight, and (B) mechanisms for addressing non-compliance with the Expense Policy.
       7.20 Restructuring Plan; Restructuring Targets.
          (a) On or before February 17, 2009, the Borrower shall submit the Restructuring Plan to the President’s Designee, which Restructuring Plan shall include specific actions intended to result in the following:
     (i) Repayment of all Advances, together with all interest thereon and reasonable fees and out-of-pocket expenses of the Lender accruing under the Loan Documents, and any other financing extended by the United States Government under all applicable terms and conditions;
     (ii) Ability of the Borrower and its Subsidiaries to (x) comply with applicable federal fuel efficiency and emissions requirements, and (y) commence domestic manufacturing of advanced technology vehicles, as described in section 136 of the Energy Independence and Security Act of 2007 (Public Law 110-140; 42 U.S.C. 17013);
     (iii) Achievement by the Borrower and its Subsidiaries of a positive net present value, using reasonable assumptions and taking into account all existing and projected future costs, including repayment of all Advances, together with all interest thereon and reasonable fees and out-of-pocket expenses of the Lender accruing under this Loan Agreement, and any other financing extended by the United States Government;
     (iv) Rationalization of costs, capitalization, and capacity with respect to the manufacturing workforce, suppliers and dealerships of the Borrower and its Subsidiaries; and

     (v) A product mix and cost structure that is competitive in the United States marketplace.
          (b) The Restructuring Plan shall set forth actions to be taken and milestones to be met on a monthly basis through 2010 and on an annual basis from 2011 through 2014, and shall include detailed historical and projected financial statements with supporting schedules and additional information as may be requested by the President’s Designee.
          (c) In developing and implementing the Restructuring Plan, the Borrower and its Subsidiaries shall use their best efforts to achieve the following restructuring targets:
     (i) Reduction of the outstanding unsecured public indebtedness (other than with respect to pension and employee benefits obligations) of the Borrower and its Consolidated Subsidiaries by not less than two-thirds through a Bond Exchange and other appropriate means;
     (ii) Implementation of the Labor Modifications; and
     (iii) Implementation of the VEBA Modifications.
       7.21 Term Sheet Requirements. On or before February 17, 2009, the Borrower shall submit to the President’s Designee: (a) a term sheet signed on behalf of the Borrower and the leadership of each Union providing for the Labor Modifications; (b) a term sheet signed on behalf of the Borrower and representatives of the VEBA providing for the VEBA Modifications; and (c) a term sheet signed on behalf of the Borrower and representatives of holders of the public debt of the Borrower and its Consolidated Subsidiaries providing for the Bond Exchange.
       7.22 Restructuring Plan Report. On or before March 31, 2009, the Borrower shall submit to the President’s Designee a written certification and report detailing the progress made by the Borrower and its Subsidiaries in implementing the Restructuring Plan. The report shall identify any deviations from the restructuring targets set forth in Section 7.20(b), and explain the rationale for these deviations, including an explanation of why such deviations do not jeopardize the Borrower’s long-term viability. The report shall also include evidence satisfactory to the President’s Designee that the following events have occurred:
          (a) Approval of the Labor Modifications by the members of the Unions;
          (b) Receipt of all necessary approvals of the VEBA Modifications other than regulatory and judicial approvals; provided, that the Borrower must have filed and be diligently prosecuting applications for any necessary regulatory and judicial approvals; and
          (c) The commencement of an exchange offer to implement a Bond Exchange.
       7.23 President’s Designee Review/Certification. The President’s Designee will review the Restructuring Plan Report and other materials submitted by the Borrower to determine whether the Borrower and its Subsidiaries have taken all steps necessary to achieve and sustain the long-term viability, international competitiveness and energy efficiency of the Borrower and its Subsidiaries in accordance with its Restructuring Plan. If the President’s Designee determines that these standards have been met, the President’s Designee will deliver a Plan Completion Certification to the Lender.

          7.24 Required Distributions. Except as otherwise permitted in Appendix A, each Loan Party (other than the Borrower) shall, and shall cause each of its Subsidiaries to, distribute all amounts received from its respective Subsidiaries to the Borrower within five (5) Business Days of receipt of such amounts, provided, however, the Loan Parties or their Subsidiaries may reserve funds in amounts they deem reasonably necessary for the ordinary operation of the business and capital needs of such Person consistent with the terms of any applicable limited liability company agreement, limited partnership agreement, operating agreement or other appropriate organizational document.
          7.25 Provide Additional Information. Each Loan Party shall, promptly, from time to time and upon request of the Lender, furnish to the Lender such information, documents, records or reports with respect to the Facility Collateral, the Indebtedness of the Loan Parties or any Subsidiary thereof or the corporate affairs, conditions or operations, financial or otherwise, of such Loan Party as the Lender may reasonably request, including without limitation, providing to the Lender reasonably detailed information with respect to each inquiry of the Lender raised with the Loan Parties prior to the Effective Date.
          7.26 Material Transaction. Each Loan Party shall provide at least twenty (20) days’ prior notice to the President’s Designee (or such shorter time as the President’s Designee shall agree) of any proposed sale of Property, investment, contract, commitment, or other transaction that (x) is not in the ordinary course of business, and (y) is proposed to be entered into with a value in excess of $100,000,000 (a “Material Transaction”). The President’s Designee shall have the right to review and prohibit any such Material Transaction if the President’s Designee determines that it would be inconsistent with or detrimental to the long-term viability of such Loan Party.
          SECTION 8. NEGATIVE COVENANTS OF THE LOAN PARTIES.
     Subject to the amendments, restatements, supplements or other modifications in Section 8 of Appendix A, each Loan Party covenants and agrees that, so long as any amounts are owing with respect to the Note or otherwise pursuant to this Loan Agreement are outstanding, each Loan Party will abide by the following negative covenants:
          8.01 Prohibition of Fundamental Changes. No Loan Party shall at any time, directly or indirectly, (i) enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or Dispose of all or substantially all of its Property without the Lender’s prior consent, provided, any Guarantor may merge, consolidate, amalgamate into, or Dispose of all or substantially all of its Property to another Loan Party; or (ii) form or enter into any partnership, syndicate or other combination (other than Joint Ventures permitted by Section 8.16) which could reasonably be expected to have a Material Adverse Effect.
          8.02 Lines of Business. No Loan Party will engage to any substantial extent in any line or lines of business activity other than the businesses generally carried on by the Loan Parties as of the Effective Date or businesses reasonably related thereto.
          8.03 Transactions with Affiliates. No Loan Party will (a) enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property (including Facility Collateral) or the rendering of any service, with any Affiliate unless such transaction is (i)in the ordinary course of such Loan Party’s business, or (ii) upon fair and reasonable terms no less favorable to such Loan Party than it would obtain in an arm’s length transaction with a Person which is not an Affiliate, and in either case, is otherwise permitted under this Loan Agreement or Appendix A, or (b) make a payment that is not otherwise permitted by this Section 8.03 to any Affiliate.

          8.04 Limitation on Liens. No Loan Party will create, incur or permit to exist any Lien on or to any of its Property (including the Facility Collateral), except for Permitted Liens. Notwithstanding that a Lien is a Permitted Lien, if any Loan Party shall create or incur, or permit to exist (other than such as may be in existence on the Effective Date), any Lien on, or to, any of its Property not in the ordinary course of business and such Lien shall secure obligations in an amount greater than $100,000,000, such Loan Party shall comply with the provisions set forth in Section 7.26.
          8.05 Limitation on Distributions. Without the Lender’s consent, no Loan Party shall make any Restricted Payment or payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of subordinate debt of any Loan Party, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Loan Party, other than dividends, distributions, or payments that (i) are owed to a Person that is not an Affiliate of any Loan Party pursuant to a contract or Applicable Law as of December 2, 2008, (ii) with respect to any Loan Party which is a Subsidiary, are paid pro rata to holders of Equity Interests, (iii) are required to be made pursuant to the terms of any Equity Interests or Indebtedness as in effect on the Effective Date (including Permitted Indebtedness and any other Indebtedness set forth on Appendix A) (iv) constitute dividends on or repurchases of Equity Interests issued to employees (to the extent not prohibited by Section 7.17) of the Borrower and its Subsidiaries after the Effective Date consistent with past practices, (v) repurchases of Equity Interests deemed to occur upon any exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, or (vi) are permitted under Section 8.05 of Appendix A; provided, further that, no such payment may be made if, in each case of clauses (i) through (vi) above, an Event of Default is continuing or would result from the making of any such payment. Notwithstanding that a payment may otherwise be permitted pursuant to this Section 8.05, if any Loan Party shall make any Restricted Payment or other dividend, distribution, or payment under this Section 8.05 not in the ordinary course of business in an amount greater than $100,000,000, such Loan Party shall comply with the provisions set forth in Section 7.26.
          8.06 No Amendment or Waiver. No Loan Party will amend, modify, terminate or waive any provision of any contract to which such Loan Party is a party or its organizational documents in any manner which could reasonably be expected to have a Material Adverse Effect on the rights and remedies of the Lender under any Loan Document or the value of the Facility Collateral without the prior written consent of the Lender
          8.07 Prohibition of Certain Prepayments. No Loan Party shall make any payment of principal of any Senior Loans, other than required payments of principal, without the consent of Lender.
          8.08 Change of Fiscal Year. No Loan Party will at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to the Lender, change the date on which such Loan Party’s fiscal year begins from such Loan Party’s current fiscal year beginning date.
          8.09 Limitation on Negative Pledge Clauses. No Loan Party will enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or permit to exist any Lien upon any of its Property, whether now owned or hereafter acquired, other than this Loan Agreement, the other Loan Documents, any Existing Agreement, any agreements providing for a Lien permitted under this Loan Agreement, or any other agreement identified on Appendix A.
          8.10 Limitations on Indebtedness. No Loan Party will, create, incur, assume or permit to exist any Indebtedness of such Loan Party other than Permitted Indebtedness. Notwithstanding that the incurrence of Indebtedness is Permitted Indebtedness, if any Loan Party shall create, incur, assume or permit to exist (other than in connection with any Existing Agreement) any Indebtedness not in the ordinary course of business having an original principal balance greater than $100,000,000, such Loan Party shall comply with the provisions set forth in Section 7.26.
          8.11 Limitations on Investments. No Loan Party intends to make any Investment, except Permitted Investments. If any Loan Party shall make a Permitted Investment not in the ordinary course of business in an amount greater than $100,000,000, such Loan Party shall comply with the provisions set forth in Section 7.26.
          8.12 ERISA. No Loan Party will permit any Plan maintained by it to (a) engage in any “prohibited transaction” (as defined in Section 4975 of the Code) which could reasonably be expected to result in material liability of any Loan Party for excise taxes or fiduciary liability under Section 406 of ERISA, (b) fail to meet the minimum funding standards of Section 302 of ERISA whether or not waived, or (c) terminate any Plan in a manner that could result in the imposition of a Lien or encumbrance on the assets of any Loan Party or any of its Subsidiaries pursuant to Section 4068 of ERISA. No Loan Party shall permit any of their assets to become subject to Title I of ERISA because they constitute “plan assets” within the meaning of the DOL Regulation Section 2510.3-101 as amended by section 3(42) of ERISA.
          8.13 Action Adverse to the Facility Collateral. Except as otherwise permitted under any other provision of this Loan Agreement, no Loan Party shall or shall permit any Pledged Entity that is a Subsidiary to take any action that would directly or indirectly materially impair or materially adversely affect such Loan Party’s title to, or the value of, the Facility Collateral, or materially increase the duties, responsibilities or obligations of any Loan Party.
          8.14 Limitation on Sale of Assets. Subject to the restrictions and provisions of Sections 2.07, 4.11, 4.12 and 7.26, and any other applicable provisions of the Loan Agreement and the other Loan Documents, the Loan Parties shall have the right to freely Dispose of any of its Property (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired.
          8.15 Restrictions on Pension Plans. Until such time as the Advances are repaid in full, this Agreement is terminated and the Lender ceases to own any Equity Interests of the Borrower acquired under any Loan Documents (including any Warrants and underlying Equity Interests acquired by the Lender upon exercise thereof), and except by operation of law, no Loan Party or ERISA Affiliate shall increase any pecuniary or other benefits obligated or incurred by any Plan nor shall any Loan Party or ERISA Affiliate provide for other ancillary benefits or lump sum benefits that would be funded by the assets held by any Plan other than benefits due in accordance with Plan terms as of the Effective Date.
     The prohibitions on benefit increases under this covenant include, but are not limited to, a prohibition on the creation or, in the case of a benefit not in effect under the terms of a Plan on December 31, 2008, payment of any obligations associated with any plant shutdowns, permanent layoffs, attrition programs, or other workforce reduction programs after the Effective Date, except that the prohibitions under this covenant 8.15 shall not apply to a benefit that was not in effect under the terms of a Plan on December 31, 2008 if the President’s Designee approves such benefit increase and, at the time of such benefit increase and taking into account such benefit increase, each Plan of the Borrower and each Plan of each of its ERISA Affiliates is fully funded. In addition, until such time as the Advances are repaid in full, this Agreement is terminated and the Lender ceases to own any Equity Interests of the Borrower acquired under any Loan Documents (including any Warrants and underlying Equity Interests acquired by the Lender upon exercise thereof), the Borrower agrees that no contribution under section 206(g)(1)(B), 206(g)(2)(B), or 206(g)(4)(B) of ERISA shall be made to any Plan.
          8.16 JV Agreements. None of any Loan Party or any Pledged Entity shall allow any modification or amendment to any JV Agreement which could reasonably be expected to have a Material Adverse Effect. The Borrower shall notify the Lender within five (5) Business Days of the Borrower or any of its Subsidiaries entering into a new Joint Venture, provided that, neither the Borrower nor any of its Subsidiaries shall be permitted to enter into a new Joint Venture if such action otherwise violates Section 8.11 or any other provision of any Loan Document.
          SECTION 9. EVENTS OF DEFAULT; TERMINATION EVENTS.
          9.01 Events of Default. Subject to the amendments, restatements, supplements or other modifications in Section 9 of Appendix A, each of the following events shall constitute an event of default (an “Event of Default”) hereunder:
             (a) the Borrower shall default in the payment of any principal of or interest on any Advance when due (whether at stated maturity, upon acceleration or upon Mandatory Prepayment), provided however, that the Borrower shall have two (2) Business Days grace period for the payment of interest hereunder; or
             (b) any Guarantor shall default in its payment obligations under the Guaranty; or
             (c) any Loan Party shall default in the payment of any other amount payable by it hereunder or under any other Loan Document after notification by the Lender of such default, and such default shall have continued unremedied for three (3) Business Days; or
             (d) any Loan Party shall breach any covenant contained in Section 7.03, Section 7.17 or Section 8 hereof; or
             (e) any Loan Party shall default in performance of or otherwise breach non-payment obligations or covenants under any of the Loan Documents not covered by another clause in this Section 9, and such default has not been remedied within the applicable grace period provided therein, or if no grace period, within ten (10) Business Days; or
             (f) any representation, warranty or certification made or deemed made herein or in any other Loan Document by any Loan Party or any certificate furnished to the Lender pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished; or
             (g) a judgment or judgments for the payment of money in excess of $500,000,000 in the aggregate (to the extent that it is, in the reasonable determination of the Lender, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against any Loan Party or any of its Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and such Loan Party or any such Subsidiary shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

          (h) any Loan Party shall admit its inability to, or intention not to, perform any of such Loan Party’s material Obligations hereunder; or
          (i) any Loan Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, (vi) take any corporate or other action for the purpose of effecting any of the foregoing, or (vii) generally fail to pay such Loan Party’s debts as they become due; or
          (j) a custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for any Loan Party, or of any of its Property (as a debtor or creditor protection procedure), is appointed or takes possession of such Property; or any Loan Party or generally fails to pay any of its debts as they become due; or any Loan Party is adjudicated bankrupt or insolvent; or an order for relief is entered under the Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against any Loan Party; or any of its Property is sequestered by court or administrative order; or a petition is filed against any Loan Party under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect, and such petition is not dismissed within 60 days; or
          (k) any Loan Document shall for whatever reason be terminated, any default or event of default shall have occurred under any Loan Document, the Loan Documents shall for any reason cease to create a valid, security interest in any of the Facility Collateral purported to be covered hereby, or any Loan Party’s material obligations (including the Borrower’s Obligations hereunder) shall cease to be in full force and effect, or the enforceability thereof shall be contested by any Loan Party; or
          (l) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, or any other ERISA Event shall occur, (ii) any material failure to meet the minimum funding standards of Section 302 of ERISA, whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) any Loan Party or any ERISA Affiliate shall, or in the reasonable opinion of the Lender is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, (vi) any labor union or collective bargaining unit shall engage in a strike or other work stoppage, (vii) the assets of any Loan Party shall be treated as plan assets under 29 C.F.R. 2510.3-101 as amended by section 3(42) of ERISA, or (viii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or
          (m) any Change of Control shall have occurred without the prior consent of the Lender; or

          (n) any Loan Party shall grant, or suffer to exist, any Lien on any Facility Collateral other than Permitted Liens; or the Liens contemplated under the Loan Documents shall cease to be first priority perfected Liens on the Facility Collateral in favor of the Lender (subject to the interests, if any, of the Senior Lien Lenders and any Permitted Liens); or
          (o) the Lender shall reasonably request, specifying the reasons for such request, information, and/or written responses to such requests, regarding the financial well-being of any Loan Party and such information and/or responses shall not have been provided within ten (10) Business Days of such request; or
          (p) any Loan Party shall default under, or fail to perform as required under, or shall otherwise materially breach the terms of any instrument, agreement or contract for Indebtedness between any Loan Party, on the one hand, and the Lender or any of the Lender’s Affiliates on the other; or any Loan Party shall default under, or fail to perform as requested under, the terms of any instrument, agreement or contract for Indebtedness entered into by such Loan Party and any third party, if, in either case, the effect of any such default or failure is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity; provided that it shall not constitute an Event of Default pursuant to this paragraph (p) unless the aggregate amount of all such Indebtedness exceeds $100,000,000; or
          (q) any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of any Loan Party, or shall have taken any action to displace the management of any Loan Party or to curtail its authority in the conduct of the business of any Loan Party, and such action provided for in this subsection (q) shall not have been discontinued or stayed within thirty (30) days; or
          (r) subject to the right to self-insure under Section 7.06(b), any third-party insurance required hereunder is terminated, ceases to be valid or is amended so as to have a Material Adverse Effect on the Facility Collateral unless similar coverage replaces such insurance within thirty (30) days; or
          (s) any Loan Party shall fail to comply with any Applicable Laws, when such failure will result in a Material Adverse Effect on any Loan Party or the Facility Collateral;
          (t) any Loan Party shall enter into any Material Transaction after the President’s Designee has prohibited such Material Transaction; or
          (u) any other Event of Default set forth in Section 9.01 of Appendix A.
       SECTION 10. REMEDIES.
          (a) Upon the occurrence and during the continuance of one or more Events of Default, other than those referred to in Section 9.01(i) or (j), the Lender may immediately declare the principal amount of all Advances then outstanding under the Note to be immediately due and payable, together with all interest thereon and fees and out-of-pocket expenses accruing under this Loan Agreement; provided that upon the occurrence of an Event of Default referred to in Sections 9(i) or (j), such amounts shall immediately and automatically become due and payable without any further action by the Lender. Upon such declaration or such automatic acceleration, the balance then outstanding on the Note shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower and each other Loan Party and may thereupon exercise any remedies available to it at law and pursuant to the Loan Documents, including, but not limited to, the liquidation of the Facility Collateral. Notwithstanding anything to the contrary contained in this Section 10(a), subject to the requirements of the Bankruptcy Code, upon the occurrence of an Event of Default referred to in Sections 9(i) or (j), the Lender shall have the exclusive right, exercisable at its option, to convert this Loan Agreement into a debtor-in-possession facility in form and substance acceptable to the Lender. The Lender may exercise at any time after the occurrence of an Event of Default one or more remedies, as they so desire, and may thereafter at any time and from time to time exercise any other remedy or remedies.
          (b) Upon the occurrence and during the continuance of one or more Events of Default, the Lender shall have the right to obtain physical possession of the files of each Loan Party relating to the Facility Collateral and all documents relating to the Facility Collateral which are then or may thereafter come in to the possession of any Loan Party or any third party acting for any Loan Party and each Loan Party shall deliver to the Lender such assignments as the Lender shall request. In addition, the Lender shall be entitled to specific performance of all agreements of each Loan Party contained in this Loan Agreement and under any other Loan Document.
          (c) In addition to all the rights and remedies specifically provided herein, the Lender shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser or a secured party, as applicable, under the Uniform Commercial Code.
          (d) Except as otherwise expressly provided in this Loan Agreement, the Lender shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by each Loan Party.
          (e) The Lender may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Loan Party hereby expressly waives, to the extent permitted by law, any right such Loan Party might otherwise have to require the Lender to enforce its rights by judicial process. Each Loan Party also waives to the extent permitted by law, any defense such Loan Party might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Facility Collateral or from any other election of remedies. Each Loan Party recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
          (f) Each Loan Party shall be liable to the Lender for the amount of all expenses (plus interest thereon at a rate equal to the Post-Default Rate), and breakage costs including, without limitation, all costs and expenses incurred within thirty (30) days of the Event of Default in connection with hedging or covering transactions related to the Facility Collateral.
          (g) The Lender shall also be entitled to all rights and remedies set forth in Section 4 hereof.
          (h) Notwithstanding any exercise of the Lender’s rights with respect to Trademarks or other Intellectual Property contained in the Facility Collateral, each Loan Party and any holder of a security interest in inventory of a Loan Party shall have the right to sell such inventory free and clear of any Lender interest in the Trademarks or other Intellectual Property regardless of whether it bears any such Trademark or other Intellectual Property but subject to the Lender’s security interest in such inventory, if any.

          SECTION 11. MISCELLANEOUS.
          11.01 Waiver. No failure or delay on the part of the Lender to exercise, and no course of dealing with respect to, any right, power, privilege or remedy under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any right, power, privilege or remedy under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. All rights, powers, privileges and remedies of the Lender provided for herein are cumulative and in addition to any and all other rights, powers, privileges and remedies provided by law, the Loan Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by the Lender to exercise any of its rights under any other related document. The Lender may exercise at any time after the occurrence of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies.
          11.02 Notices. Except as otherwise expressly permitted by this Loan Agreement, all notices, requests and other communications provided for herein and under the other Loan Documents (including, without limitation, any modifications of, or waivers, requests or consents under, this Loan Agreement) shall be given or made in writing (including, without limitation, by telecopy or Electronic Transmission) delivered to the intended recipient at the “Address for Notices” specified on the signatures pages hereof, beneath each party’s name or in Section 11.02 of Appendix A; or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Loan Agreement and except for notices given under Section 2 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopier or Electronic Transmission or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.
          11.03 Indemnification and Expenses.
             (a) Each Loan Party agrees to hold the Lender, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against any and all claims, suits, actions, proceedings, obligations, liabilities (including, without limitation, strict liabilities) and debts, and all losses, actual damages, judgments, awards, amounts paid in settlement of whatever kind or nature, fines, penalties, charges, costs and expenses of any kind (including, but not limited to, reasonable attorneys’ fees and other costs of defense), which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Loan Party agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to or arising out of any violation or alleged violation of any rule or regulation or any other laws, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Facility Collateral for any sum owing thereunder, or to enforce any provisions of any Loan Document, each Loan Party will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Loan Party of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Loan Party. Each Loan Party also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s reasonable costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. The Borrower hereby acknowledges that, notwithstanding the fact that the Obligations are secured by the Facility Collateral, the Obligation are recourse obligations of the Borrower.
          (b) Each Loan Party agrees to pay as and when billed by the Lender all of the reasonable out-of pocket costs and expenses incurred by the Lender in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Loan Agreement, the Note, any other Loan Document or any other documents prepared in connection herewith or therewith. Each Loan Party agrees to pay as and when billed by the Lender all of the out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable fees, disbursements and expenses of counsel to the Lender and (ii) all the due diligence, inspection, testing and review costs and expenses incurred by the Lender with respect to Facility Collateral under this Loan Agreement, including, but not limited to, those costs and expenses incurred by the Lender pursuant to Sections 11.03(a), 11.15 and 11.16 hereof. Each Loan Party also agrees not to assert any claim against the Lender or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan Documents, the actual or proposed use of the proceeds of the Advances, this Loan Agreement or any of the transactions contemplated hereby or thereby.
          (c) Each Loan Party agrees to pay as and when billed by the Lender all of the reasonable out-of pocket costs and expenses incurred by the Lender in connection with the exercise of the Lender’s rights and remedies upon the occurrence of an Event of Default, including without limitation all the reasonable fees, disbursements and expenses of counsel to the Lender.
          (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under this Loan Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Borrower by the Lender, in its sole discretion and the Borrower shall remain liable for any such payments by the Lender and such amounts shall accrue interest at the Post-Default Rate. No such payment by the Lender shall be deemed a waiver of any of its rights under the Loan Documents.
          (e) Without prejudice to the survival of any other agreement of a Loan Party hereunder, the covenants and obligations of each Loan Party contained in this Section 11.03 shall survive the payment in full of the Loan and all other amounts payable hereunder and delivery of the Facility Collateral by the Lender against full payment therefor.
       11.04 Amendments. Except as otherwise expressly provided in this Loan Agreement, any provision of this Loan Agreement may be modified or supplemented only by an instrument in writing signed by the Lender and the Borrower and any provision of this Loan Agreement may be waived by the Lender.
       11.05 Successors and Assigns. This Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
       11.06 Survival. The obligations of the Borrower under Sections 2.05, 3.03, and 11.03 hereof shall survive the repayment of the Advances and the termination of this Loan Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a borrowing herein or pursuant hereto shall survive the making of such representation and warranty, and the Lender shall not be deemed to have waived, by reason of making any Advance, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Advance was made.
          11.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Loan Agreement.
          11.08 Counterparts and Facsimile. This Loan Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The parties agree that this Loan Agreement, any documents to be delivered pursuant to this Loan Agreement and any notices hereunder may be transmitted between them by email and/or by facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.
          11.09 Loan Agreement Constitutes Security Agreement. This Loan Agreement shall constitute a security agreement within the meaning of the Uniform Commercial Code
          11.10 Governing Law. Insofar as there may be no applicable Federal law, this Loan Agreement shall be construed in accordance with the laws of the State of New York, without regard to any rule of conflicts of law (other than Section 5-1401 of the New York General Obligations Law) that would result in the application of the substantive law of any jurisdiction other than the State of New York. Nothing in this Loan Agreement shall require any unlawful action or inaction by either party.
          11.11 SUBMISSION TO JURISDICTION; WAIVERS. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:
     (A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF ANY COURT OF THE STATE AND COUNTY OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK;
     (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
     (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 11.02 OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED; AND

     (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
          11.12 WAIVER OF JURY TRIAL. EACH LOAN PARTY AND THE LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
          11.13 Acknowledgments. Each Loan Party hereby acknowledges that:
             (a) it has been advised by counsel in the negotiation, execution and delivery of this Loan Agreement, the Note and the other Loan Documents to which it is a party;
             (b) the Lender has no fiduciary relationship to any Loan Party, and the relationship between the Borrower and the Lender is solely that of debtor and creditor; and
             (c) no joint venture exists among or between the Lender and any Loan Party.
          11.14 Hypothecation or Pledge of Facility Collateral. Nothing in this Loan Agreement shall preclude the Lender from engaging in repurchase transactions with the Facility Collateral or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Facility Collateral (subject to the interest of the relevant Senior Lien Lender). Nothing contained in this Loan Agreement shall obligate the Lender to segregate any Facility Collateral delivered to the Lender by any Loan Party.
          11.15 Assignments; Participations.
             (a) The Borrower and the other Loan Parties may assign, sell, transfer, participate, pledge, or hypothecate any or all of their rights or obligations hereunder or under the other Loan Documents only with the prior written consent of the Lender, which consent may be withheld at the sole discretion of the Lender. The Lender may assign, sell, transfer, participate, pledge, or hypothecate to any Person all or any of its rights under this Loan Agreement and the other Loan Documents.
             (b) The Lender may, in accordance with Applicable Law, at any time sell to one or more lenders or other entities (“Participants”) participation interests in any Advance, the Note, its right to make Advances, or any other interest of the Lender hereunder and under the other Loan Documents. In the event of any such sale by the Lender of participating interests to a Participant, the Lender’s obligations under this Loan Agreement to the Borrower shall remain unchanged, the Lender shall remain solely responsible for the performance thereof, the Lender shall remain the holder of the Note for all purposes under this Loan Agreement and the other Loan Documents, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Loan Agreement and the other Loan Documents. The Borrower agrees that if amounts outstanding under this Loan Agreement and the Note are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Loan Agreement and the Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Loan Agreement or the Note; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lender the proceeds thereof. The Lender also agrees that each

Participant shall be entitled to the benefits of Sections 2.04, 2.08, 3.03 and 11.03 with respect to its participation in the Advances outstanding from time to time; provided, that the Lender and all Participants shall be entitled to receive no greater amount in the aggregate pursuant to such Sections than the Lender would have been entitled to receive had no such transfer occurred.
          (c) The Lender may furnish any information concerning any Loan Party or any of its Subsidiaries in the possession of the Lender from time to time to assignees and Participants (including prospective assignees and Participants) only after notifying such Loan Party in writing and securing signed confidentiality statements (a form of which is attached hereto as Exhibit D) and only for the sole purpose of evaluating participations and for no other purpose unless disclosure is required pursuant to the Freedom of Information Act.
          (d) Each Loan Party agrees to cooperate with the Lender in connection with any such assignment and/or participation, to execute and deliver such replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Loan Agreement and the other Loan Documents in order to give effect to such assignment and/or participation. Each Loan Party further agrees to furnish to any Participant identified by the Lender to such Loan Party copies of all reports and certificates to be delivered by such Loan Party to such Participant or lender’s assignee hereunder, as and when delivered to the Lender.
       11.16 Periodic Due Diligence Review.
          (a) At all times while any Advances are outstanding or until such later time as may be specified in Appendix A, each Loan Party and each of its direct and indirect Subsidiaries shall permit the (i) Lender and its agents, consultants, contractors and advisors, (ii) the Special Inspector General of the Troubled Asset Relief Program, and (iii) the Comptroller General of the United States access to personnel and any books, papers, records or other data, in each case to the extent relevant to ascertaining compliance with the financing terms and conditions; provided that prior to disclosing any information pursuant to clause (y) or (z), the Special Inspector General of the Troubled Asset Relief Program shall have agreed, with respect to documents obtained under this agreement in furtherance of its function, to follow applicable law and regulation (and the customary policies and procedures for inspector generals) regarding the dissemination of confidential materials, including redacting confidential information from the public version of its reports, as appropriate, and soliciting the input from the Borrower as to information that should be afforded confidentiality. Each of the Lender and the Loan Parties represents that it has been informed by the Special Inspector General of the Troubled Asset Relief Program and the Comptroller General of the United States that they, before making any request for access or information relating to an audit, will establish a protocol to avoid, to the extent reasonably possible, duplicative requests. Nothing in this Section 11.16 shall be construed to limit the authority that the Special Inspector General of the Troubled Asset Relief Program or the Comptroller General of the United States have under law.
          (b) Each Loan Party acknowledges that the Lender has the right to perform continuing due diligence reviews with respect to the business and operations of the Loan Parties and the Facility Collateral. Each Loan Party also shall make available to the Lender a knowledgeable financial or accounting officer for the purpose of answering questions respecting the business and operations of such Loan Party and the Facility Collateral. Without limiting the generality of the foregoing, each Loan Party acknowledges that the Lenders shall make the Advances to the Borrower based upon the information concerning the Loan Parties and the Facility Collateral provided by the Loan Parties to the Lender, and the representations, warranties and covenants contained herein, and that the Lender, at its option, have the right, at any time to conduct a due diligence review on the business and operations of any Loan Party and some or all of the Facility Collateral securing the Advances. In addition, the Lender has the right to perform continuing Due Diligence Reviews of each Loan Party and its Affiliates, directors, officers, employees and significant shareholders, if any. The Borrower and the Lender further agree that all out-of-pocket costs and expenses incurred by the Lender in connection with the Lender’s or Special Inspector General of the Troubled Asset Relief Program’s activities pursuant to this Section 11.16 shall be paid by the Borrower.
             (c) The Lender will use reasonable best efforts to hold, and will use reasonable best efforts to cause its agents, consultants, contractors, advisors, and United States executive branch officials and employees, to hold, in confidence all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the Loan Parties furnished or made available to them by the Borrower or its representatives pursuant to this Loan Parties (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished (and without violation of any other confidentiality obligation)); provided that nothing herein shall prevent the Lender from disclosing any Information to the extent required by Applicable Law or regulations or by any subpoena or similar legal process. The Lender understands that the Information may contain commercially sensitive confidential information entitled to an exception from a Freedom of Information Act request.
          11.17 Set-Off. The Borrower hereby irrevocably authorizes the Lender at any time and from time to time without notice to the Borrower, any such notice being expressly waived by the Borrower, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any Affiliate thereof to or for the credit or the account of the Borrower, or any part thereof in such amounts as Lender may elect, against and on account of the obligations and liabilities of the Borrower to Lender hereunder and claims of every nature and description of Lender against Borrower, in any currency, whether arising hereunder, under the Loan Agreement, or under any other Loan Document, as Lender may elect, whether or not Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Lender may set-off cash, the proceeds of the liquidation of any Facility Collateral and all other sums or obligations owed by the Lender or its Affiliates to Borrower against all of Borrower’s obligations to the Lender or its Affiliates, whether under this Loan Agreement or under any other agreement with the Borrower, or otherwise, whether or not such obligations are then due, without prejudice to the Lender’s or its Affiliate’s right to recover any deficiency. The rights of Lender under this Section are in addition to other rights and remedies (including without limitation, other rights of set-off) which Lender may have. Upon the occurrence of an Event of Default, the Lender shall have the right to cause liquidation, termination or acceleration to the extent of any assets pledged by the Borrower to secure its Obligations hereunder or under any other agreement to which this Section 11.17 applies.
          11.18 Reliance. With respect to each Advance, the Lender may conclusively rely upon, and shall incur no liability to any Loan Party in acting upon, any request or other communication that the Lender reasonably believes to have been given or made by a person authorized to enter into any Advance on the Borrower’s behalf.
          11.19 Reimbursement. All sums reasonably expended by the Lender in connection with the exercise of any right or remedy provided for herein shall be and remain the obligation of each Loan Party (unless and to the extent that the Loan Parties are the prevailing party in any dispute, claim or action relating thereto). Each Loan Party agrees to pay, with interest at the Post-Default Rate to the extent that an Event of Default has occurred, the reasonable out of pocket expenses and reasonable attorneys’ fees incurred by the Lender in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Loan Documents (regardless of whether the Loan is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by the Lender pursuant thereto, any “due diligence” or loan agent reviews conducted by the Lender or on their behalf or by refinancing or restructuring in the nature of a “workout.”
          11.20 Waiver Of Redemption And Deficiency Rights. Each Loan Party hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Facility Collateral as a result of restrictions upon the Lender contained in the Loan Documents or any other instrument delivered in connection therewith, and any right that they may have to direct the order in which any of the Facility Collateral shall be disposed of in the event of any Disposition pursuant hereto.
          11.21 Single Agreement. The Borrower and the Lender acknowledge that, and have entered hereinto and will enter into each Advance hereunder in consideration of and in reliance upon the fact that, all Advances hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, the Borrower and the Lender each agree (i) to perform all of their obligations in respect of each Advance hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Advances hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Advance shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Advance hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.
          11.22 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. If any provision of any Loan Document shall be held invalid or unenforceable (in whole or in part) as against any one or more Loan Parties, then such Loan Document shall continue to be enforceable against all other Loan Parties without regard to any such invalidity or unenforceability.
          11.23 Entire Agreement. This Loan Agreement and the other Loan Documents embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of the Lender.
          11.24 Appendix A. Each provision of this Loan Agreement is subject to the amendments, restatements, supplements or other modifications contained in Appendix A.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.

GENERAL MOTORS CORPORATION as Borrower
By:	/x/ Ray Young
	Name:	Ray G. Young
Title: Executive Vice President and Chief Financial Officer

THE UNITED STATES DEPARTMENT OF THE TREASURY as Lender
By:	/x/ Neel Kashkari
	Name:	Neel Kashkari
Title: Interim Assistant Secretary of the Treasury for Financial Stability

Signature Page to Loan and Security Agreement

ANNUNCIATA CORPORATION,
ARGONAUT HOLDINGS, INC.,
GENERAL MOTORS ASIA, INC.,
GENERAL MOTORS ASIA PACIFIC HOLDINGS, LLC,
GENERAL MOTORS OVERSEAS CORPORATION,
GENERAL MOTORS OVERSEAS DISTRIBUTION CORPORATION,
GENERAL MOTORS PRODUCT SERVICES, INC.,
GENERAL MOTORS RESEARCH CORPORATION,
GM APO HOLDINGS, LLC,
GM EUROMETALS, INC.,
GM FINANCE CO. HOLDINGS LLC,
GM GEFS L.P.,
GM GLOBAL TECHNOLOGY OPERATIONS, INC.,
GM GLOBAL TOOLING COMPANY, INC.,
GM LAAM HOLDINGS, LLC,
GM PREFERRED FINANCE CO. HOLDINGS LLC,
GM TECHNOLOGIES, LLC,
GM-DI LEASING CORPORATION,
GMOC ADMINISTRATIVE SERVICES CORPORATION,
ONSTAR, LLC,
RIVERFRONT HOLDINGS, INC.,
SATURN CORPORATION, and
SATURN DISTRIBUTION CORPORATION,
each, as a Guarantor

By:	/x/ Adil Mistry

Name	Adil Mistry
Title:	Vice President
Signature Page to Loan and Security Agreement

GENERAL MOTORS INTERNATIONAL HOLDINGS, INC.,
as Guarantor

By:	/x/ Adil Mistry

Name	Adil Mistry
Title:	Vice President
Address for Notices:
767 Fifth Avenue, 14th Floor
New York, NY 10153
Attention: Adil Mistry
Telephone: (212) 418-3507
Facsimile: (212) 418-3695
Signature Page to Loan and Security Agreement

EXHIBIT A
FORM OF NOTE

[MAXIMUM LOAN AMOUNT]
December 31, 2008	Washington, District of Columbia
          FOR VALUE RECEIVED, [BORROWER], a [BORROWER ENTITY TYPE AND JURISDICTION] (the “Borrower”), hereby promises to pay to the order of the UNITED STATES DEPARTMENT OF THE TREASURY (the “Lender”), at the principal office of the Lender in Washington, D.C. in lawful money of the United States, and in immediately available funds, the principal sum of [MAXIMUM LOAN AMOUNT] (or such lesser amount as shall equal the aggregate unpaid principal amount of the Advances made by the Lender to the Borrower under the Loan Agreement), on the dates and in the principal amounts provided in the Loan Agreement, and to pay interest on the unpaid principal amount of each such Advance, at such office, in like money and funds, for the period commencing on the date of the such Advance until such Advances shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement.
          The date, amount and interest rate of each Advance made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof; provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Loan Agreement or hereunder in respect of the Advances made by the Lender.
          This Note is the Note referred to in the Loan and Security Agreement dated as of December 31, 2008 (as amended, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), between the Borrower and the United States Department of the Treasury, as Lender, and evidences the Advances made by the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Loan Agreement.
          The Borrower agrees to pay all the Lender’s costs of collection and enforcement (including reasonable attorneys’ fees and disbursements of Lender’s counsel) in respect of this Note when incurred, including, without limitation, reasonable attorneys’ fees through appellate proceedings.
          Notwithstanding the pledge of the Facility Collateral, the Borrower hereby acknowledges, admits and agrees that the Borrower’s obligations under this Note are recourse obligations of the Borrower to which the Borrower pledges its full faith and credit.
          The Borrower, and any indorsers or guarantors hereof, (a) severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayment of this Note, (b) expressly agree that this Note, or any payment hereunder, may be extended from time to time, and consent to the acceptance of further Facility Collateral, the release of any Facility Collateral for this Note, the release of any party primarily or secondarily liable hereon, and (c) expressly agree that it will not be necessary for the Lender, in order to enforce payment of this Note, to first institute or exhaust the Lender’s remedies against the Borrower or any other party liable hereon or against any Facility Collateral for this Note. No extension of time for the payment of this Note, or any installment hereof, made by agreement by the Lender with any person now or hereafter liable for the payment of this Note, shall affect the liability under this Note of the Borrower, even if the Borrower is not a party to such agreement; provided, however, that the Lender and the Borrower, by written agreement between them, may affect the liability of the Borrower.

          Any reference herein to the Lender shall be deemed to include and apply to every subsequent holder of this Note. Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Facility Collateral, acceleration and other material terms affecting this Note.
          Any enforcement action relating to this Note may be brought by motion for summary judgment in lieu of a complaint pursuant to Section 3213 of the New York Civil Practice Law and Rules. The Borrower hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Note or the Loan Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of any court of the State and county of New York, or in the United States District Court for the Southern District of New York. The Borrower consents that any such action or proceeding may be brought in such courts and, to the extent permitted by law, waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. The Borrower agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in the Loan Agreement or at such other address of which the Lender shall have been notified. The Borrower agrees that nothing in this Note shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.
          Insofar as there may be no applicable Federal law, this Note shall be construed in accordance with the laws of the State of New York, without regard to any rule of conflicts of law (other than Section 5-1401 of the New York General Obligations Law) that would result in the application of the substantive law of any jurisdiction other than the State of New York. Nothing in this Note shall require any unlawful action or inaction by the Borrower.

By:
Name:
Title:
THIS NOTE HAS BEEN ISSUED WITH AN ORIGINAL ISSUE DISCOUNT (“OID”) FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THIS NOTE MAY BE OBTAINED BY WRITING TO THE BORROWER AT [___].

SCHEDULE OF LOANS
          This Note evidences the Advances made under the within-described Loan Agreement to the Borrower, on the dates, in the principal amounts and bearing interest at the rates set forth below, and subject to the payments and prepayments of principal set forth below:

LOAN GRID

Date of
Borrowing	Principal Amount	Amount of	Unpaid
and	of	Principal Paid	Principal	Notation
Rate	Advance	or Prepaid	Balance	Made By

EXHIBIT B
ACKNOWLEDGMENT AND CONSENT
     The undersigned hereby acknowledges receipt of a copy of the Loan and Security Agreement, dated as of December 31, 2008 (as amended, supplemented or modified from time to time, the “Loan Agreement”), among [BORROWER], a [BORROWER ENTITY TYPE AND JURISDICTION] (the “Borrower”) and the United States Department of the Treasury (the “Lender”) and a copy of the Equity Pledge Agreement, dated as of December 31, 2008 (as amended, supplemented or modified from time to time, the “Equity Pledge Agreement”), among the Borrower and the other parties thereto as pledgors, (the “Pledgors”) and the Lender which such Loan Agreement and/or Equity Pledge Agreement contains the pledge of Equity Interests of the undersigned Pledged Entity. Capitalized terms used herein, but not herein defined, shall have the meanings ascribed thereto in the Loan Agreement or Equity Pledge Agreement, as applicable. The undersigned agrees for the benefit of the Lender as follows:
1.	The undersigned will be bound by the terms of the Loan Agreement and the Equity Pledge Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

[PLEDGED ENTITY]

By:

Name:

Title:

Address for Notices:

Fax:

B-1

EXHIBIT C
FORM OF NOTICE OF BORROWING
[insert date]
United States Department of the Treasury
[ADDRESS]
Attention:
Ladies/Gentlemen:
          Reference is made to the Loan and Security Agreement, dated as of December 31, 2008 (the “Loan Agreement”; capitalized terms used but not otherwise defined herein shall have the meaning given them in the Loan Agreement), between [BORROWER] (the “Borrower”) and the United States Department of the Treasury as Lender (the “Lender”).
          In accordance with Section 2.03(a) of the Loan Agreement, the undersigned Borrower hereby requests that you, the Lender, make an Advance to us on the Effective Date.
          The Borrower hereby certifies, as of such Funding Date, that:
             (a) no Default or Event of Default has occurred and is continuing on the date hereof nor will occur after giving effect to such Advance as a result of such Advance;
             (b) each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents is true and correct in all material respects on and as of such date as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
             (c) the Borrower is in compliance with all governmental licenses and authorizations, except where the lack of such licenses and authorizations would not be reasonably likely to have a Material Adverse Effect, and is qualified to do business and is in good standing in all required jurisdictions, except where the failure to so qualify would not be reasonably likely to have a Material Adverse Effect; and
             (d) the Borrower has satisfied all conditions precedent in Section 5.02 of the Loan Agreement and all other requirements of the Loan Agreement.

Very truly yours,

By:

Name:
Title:

C-1

EXHIBIT D
FORM OF CONFIDENTIALITY AGREEMENT
       In connection with your consideration of a possible or actual acquisition of a participating interest (the “Transaction”) in a loan, note or commitment of the United States Department of the Treasury (“Lender”) pursuant to a Loan and Security Agreement between the Lender and [BORROWER], a [BORROWER ENTITY TYPE AND JURISDICTION] (the “Borrower”), dated December 31, 2008, you have requested the right to review certain non-public information regarding the Loan Parties that is in the possession of the Lender. In consideration of, and as a condition to, furnishing you with such information and any other information (whether communicated in writing or communicated orally) delivered to you by the Lender or its affiliates, directors, officers, employees, advisors, agents or “controlling persons” (within the meaning of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (such affiliates and other persons being herein referred to collectively as the Lender “Representatives”), in connection with the consideration of a Transaction (such information being herein referred to as “Evaluation Material”), the Lender hereby requests your agreement as follows:
          (a) The Evaluation Material will be used solely for the purpose of evaluating a possible Transaction with Lender involving you or your affiliates, and unless and until you have completed such Transaction pursuant to a definitive agreement between you or any such affiliate and Lender, such Evaluation Material will be kept strictly confidential by you and your affiliates, directors, officers, employees, advisors, agents or controlling persons (such affiliates and other persons being herein referred to collectively as “your Representatives”), except that the Evaluation Material or portions thereof may be disclosed to those of your Representatives who need to know such information for the purpose of evaluating a possible Transaction with Lender (it being understood that prior to such disclosure your Representatives will be informed of the confidential nature of the Evaluation Material and shall agree to be bound by this Confidentiality Agreement) or if disclosure is required pursuant to the Freedom of Information Act. You agree to be responsible for any breach of this Confidentiality Agreement by your Representatives.
          (b) The term “Evaluation Material” does not include any information which (i) at the time of disclosure or thereafter is generally known by the public (other than as a result of its disclosure by you or your Representatives) or (ii) was or becomes available to you on a nonconfidential basis from a person not otherwise bound by a confidential agreement with Lender or its Representatives or is not otherwise prohibited from transmitting the information to you. As used in this Confidentiality Agreement, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, joint venture, partnership or individual.
          (c) In the event that you receive a request to disclose all or any part of the information contained in the Evaluation Material under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or other regulatory body, you agree to (i) immediately notify the Lender and the Borrower of the existence, terms and circumstances surrounding such a request, (ii) consult with the Borrower on the advisability of taking legally available steps to resist or narrow such request, and (iii) if disclosure of such information is required, exercise your best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information.
          (d) Unless otherwise required by law in the opinion of your counsel, neither you nor your Representative will, without our prior written consent, disclose to any person the fact that the Evaluation Material has been made available to you.

             (e) You agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee of any Loan Party regarding the business, operations, prospects or finances of any Loan Party or the employment of such officer, director or employee, except with the express written permission of the Borrower.
             (f) You understand and acknowledge that no Loan Party is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or any other information provided to you by the Lender. Neither the Loan Parties, their affiliates or Representatives, nor any of their respective officers, directors, employees, agents or controlling persons (within the meaning of the 1934 Act) shall have any liability to you or any other person (including, without limitation, any of your Representatives) resulting from your use of the Evaluation Material.
             (g) You agree that neither Lender nor any Loan Party has granted you any license, copyright, or similar right with respect to any of the Evaluation Material or any other information provided to you by the Lender.
             (h) If you determine that you do not wish to proceed with the Transaction, you will promptly deliver to the Lender all of the Evaluation Material, including all copies and reproductions thereof in your possession or in the possession of any of your Representatives.
             (i) Without prejudice to the rights and remedies otherwise available to the Loan Parties, the Loan Parties shall be entitled to equitable relief by way of injunction if you or any of your Representatives breach or threaten to breach any of the provisions of this Confidentiality Agreement. You agree to waive, and to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.
          The validity and interpretation of this Confidentiality Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein (excluding the conflicts of law rules) insofar as there is no applicable Federal law. You submit to the jurisdiction of the United States District Court for the District Of Columbia and the United States Court of Federal Claims for the purpose of any suit, action, or other proceeding arising out of this Confidentiality Agreement.
          The benefits of this Confidentiality Agreement shall inure to the respective successors and assigns of the parties hereto, and the obligations and liabilities assumed in this Confidentiality Agreement by the parties hereto shall be binding upon the respective successors and assigns.
          If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.
          This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party and may be modified or waived only by a separate letter executed by the Borrower and you expressly so modifying or waiving such Agreement.

          For the convenience of the parties, any number of counterparts of this Confidentiality Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.

          Kindly execute and return one copy of this letter which will constitute our Agreement with respect to the subject matter of this letter.

UNITED STATES DEPARTMENT OF THE TREASURY

By:

Confirmed and agreed to
this ___day of                     , 200_.

By:
Name
Title:]

EXHIBIT E
FORM OF COMPLIANCE CERTIFICATE
     This Compliance Certificate (“Certificate”) is delivered pursuant to Section 7.01 of the Loan and Security Agreement, dated as of December 31, 2008 (as amended, supplemented or modified from time to time, the “Loan Agreement”), among [BORROWER], a [BORROWER ENTITY TYPE AND JURISDICTION] (the “Borrower”) and the United States Department of the Treasury (the “Lender”). Capitalized terms used herein, but not herein defined, shall have the meanings ascribed thereto in the Loan Agreement.
     The undersigned, in its capacity as a Responsible Person and without assuming personal liability, hereby certifies to the Lender as follows:
1.	I am the duly elected, qualified and acting Responsible Person of the Borrower.

2.	I have reviewed and am familiar with the contents of this Certificate.

3.	I have reviewed the terms of the Loan Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). To my knowledge, such financial statements have been prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the financial position of the Borrower and its Consolidated Subsidiaries covered thereby at the date thereof and the results of its operations for the period covered thereby, subject in the case of interim statements only to normal year-end audit adjustments and the addition of footnotes. Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default.

4.	Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 7.03 of the Loan Agreement.[1]

5.	Since the Closing Date:
(a)	Neither the Borrower nor any Loan Party has changed its name or identity or organizational structure;

(b)	Neither the Borrower nor any Loan Party has changed its jurisdiction of organization or the location of its chief executive office or its sole place of business;

(c)	Except, in each case, (i) any of the foregoing that has been previously disclosed in writing to the Lender and in respect of which the Borrower or a Loan Party, as applicable, has delivered to the Lender all required Uniform Commercial Code financing statements and other filings required to maintain the perfection and priority of the Lender’s security interest in the Facility Collateral after giving effect to such

[1]	This certification is only required with quarterly and annual financial statements and at such time as financial covenants are agreed with the President’s Designee

E-1

event, in each case as required by Section 7.09 of the Loan Agreement and (ii) any of the foregoing described in Attachment 3 hereto in respect of which the Borrower or a Loan Party, as applicable, are delivering to the Lender herewith all required Uniform Commercial Code financing statements and other filings required to maintain the perfection and priority of the Lender’s security interest in the Facility Collateral after giving effect to such event, in each case as required by Section 7.09 of the Loan Agreement.
6.	Since the Effective Date, neither the Borrower nor any Loan Party, as applicable, has created or acquired any Subsidiary.

7.	To the best of my knowledge, during the last fiscal [month][quarter][year], the Borrower and the Loan Parties have observed and performed all of its covenants and other agreements, and satisfied every material condition, contained in the Loan Documents to be observed, performed or satisfied by it.

8.	No Loan Party has (a) incurred, assumed or permitted to exist any Indebtedness of such Loan Party that is not Permitted Indebtedness, (b) made any Investment that is not a Permitted Investment or (c) created, incurred or permitted to exist any Lien on any of its Property that is not a Permitted Lien.
          IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date set forth below.

[BORROWER]

By:

Name:

Title:

Dated:                      ____, 200___

E-2

EXHIBIT F
FORM OF EXEMPTION CERTIFICATE
     Reference is made to the Loan and Security Agreement, dated as of December 31, 2008 (as amended, supplemented or modified from time to time, the “Loan Agreement”), among [BORROWER], a [BORROWER ENTITY TYPE AND JURISDICTION] (the “Borrower”) and the United States Department of the Treasury, as Lender (the “Lender”). Capitalized terms used herein, but not herein defined, shall have the meanings ascribed thereto in the Loan Agreement.
                                         (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 3.03(d) of the Loan Agreement. The Non-U.S. Lender hereby represents and warrants that:
1.	The Non-U.S. Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

2.	The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:
(a) the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and
(b) the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.
3.	The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code.

4.	The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.
IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date set forth below.

[NAME OF NON-U.S. LENDER]

By:

Name:

Title:

Dated:

F-1

EXHIBIT G-1
FORM OF WAIVER FOR THE LOAN PARTIES
     In consideration for the benefits that it will receive as a result of its or its Affiliate’s participation in the United States Department of the Treasury’s Program for Systemically Significant Failing Institutions (as set forth in Notice 2008-PSSFI) and any other economic stabilization program implemented by the Department of the Treasury under the Emergency Economic Stabilization Act of 2008 (the “EESA”) either prior to or subsequent to the date of this letter (any such program, including the Program for Systemically Significant Failing Institutions, an “EESA Program”), [LOAN PARTY] (together with its subsidiaries and affiliates, the “Company”) hereby voluntarily waives any claim against the United States for any changes to compensation or benefits of the Company’s employees that are required to comply with the regulations issued by the Department of the Treasury in connection with an EESA Program, including without limitation the guidelines set forth in Notice 2008-PSSFI and the requirements of the Loan and Security Agreement dated as of December 31, 2008 between [BORROWER] and the United States Department of the Treasury (the “Limitations”).
     The Company acknowledges that the aforementioned regulations and Limitations may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements), whether or not in writing, that the Company may have with its employees or in which such employees may participate as the regulations and Limitations relate to the period the United States holds any equity or debt securities of the Company acquired through an EESA Program, including without limitation the Program for Systemically Significant Failing Institutions, or for any other period applicable under such EESA Program or Limitations, as the case may be.
     This waiver includes all claims the Company may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulations and Limitations, including without limitation a claim for any compensation or other payments or benefits the Company’s employees would otherwise receive, any challenge to the process by which the aforementioned regulations or Limitations are or were adopted and any tort or constitutional claim about the effect of these regulations or Limitations on the Company’s employment relationship with its employees.

[LOAN PARTY]
By:
Name:
Title:

Intending to be legally bound, I have executed this Waiver
as of this ___th day of December, 2008.

G-1-1

EXHIBIT G-2
FORM OF WAIVER OF SEO TO LENDER
     In consideration for the benefits I will receive as a result of the participation of [BORROWER] (together with its subsidiaries and affiliates, the “Company”) in the United States Department of the Treasury’s Program for Systemically Significant Failing Institutions (as set forth in Notice 2008-PSSFI) and any other economic stabilization program implemented by the Department of the Treasury under the Emergency Economic Stabilization Act of 2008 (the “EESA”) either prior to or subsequent to the date of this letter from me (any such program, including the Program for Systemically Significant Failing Institutions, an “EESA Program”), I hereby voluntarily waive any claim against the United States or my employer for any changes to my compensation or benefits that are required to comply with the regulations issued by the Department of the Treasury in connection with an EESA Program, including without limitation the guidelines set forth in Notice 2008-PSSFI and the requirements of the Loan and Security Agreement dated as of December 31, 2008 between the Company and the United States Department of the Treasury (the “Limitations”).
     I acknowledge that the aforementioned regulations and Limitations may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements), whether or not in writing, that I may have with the Company or in which I may participate as they relate to the period the United States holds any equity or debt securities of the Company acquired through an EESA Program, including without limitation the Program for Systemically Significant Failing Institutions, or for any other period applicable under such EESA Program or Limitations, as the case may be.
     This waiver includes all claims I may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulations and Limitations, including without limitation a claim for any compensation or other payments or benefits I would otherwise receive, any challenge to the process by which the aforementioned regulations or Limitations are or were adopted and any tort or constitutional claim about the effect of these regulations or Limitations on my employment relationship.
Intending to be legally bound, I have executed this Waiver
as of this ___th day of December, 2008.

Name:

G-2-1

EXHIBIT G-3
FORM OF CONSENT AND WAIVER OF SEO TO LOAN PARTIES
     In consideration for the benefits I will receive as a result of the participation of [BORROWER] (together with its subsidiaries and affiliates, the “Company”) in the United States Department of the Treasury’s Program for Systemically Significant Failing Institutions (as set forth in Notice 2008-PSSFI) and any other economic stabilization program implemented by the Department of the Treasury under the Emergency Economic Stabilization Act of 2008 (the “EESA”) either prior to or subsequent to the date of this letter from me (any such program, including the Program for Systemically Significant Failing Institutions, an “EESA Program”), I hereby voluntarily consent to and waive any claim against any of the Company, the Company’s Board of Directors, any individual member of the Company’s Board of Directors and the Company’s officers, employees, representatives and agents for any changes to my compensation or benefits that are required to comply with the regulations issued by the Department of the Treasury in connection with an EESA Program, including without limitation the guidelines set forth in Notice 2008-PSSFI and the requirements of the Loan and Security Agreement dated as of December 31, 2008 between the Company and the United States Department of the Treasury (the “Limitations”).
     I acknowledge that the aforementioned regulations and Limitations may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements), whether or not in writing, that I may have with the Company or in which I may participate as they relate to the period the United States holds any equity or debt securities of the Company acquired through an EESA Program, including without limitation the Program for Systemically Significant Failing Institutions, or for any other period applicable under such EESA Program or Limitations, as the case may be.
     This waiver includes all claims I may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulations and Limitations, including without limitation a claim for any compensation or other payments or benefits I would otherwise receive, any challenge to the process by which the aforementioned regulations or Limitations are or were adopted and any tort or constitutional claim about the effect of these regulations or Limitations on my employment relationship.
     I agree that, in the event and to the extent that the Executive Compensation Committee of the Board of Directors of the Company (the “Committee”) reasonably determines that any compensatory payment and benefit provided to me, including any bonus or incentive compensation based on materially inaccurate financial statements or performance criteria, would cause the Company to fail to be in compliance with the terms and conditions of any regulations or the Limitations (such payment or benefit, an “Excess Payment”), upon notification from the Company, I shall promptly repay such Excess Payment to the Company. In addition, I agree that the Company shall have the right to postpone any such payment or benefit for a reasonable period of time to enable the Committee to determine whether such payment or benefit would constitute an Excess Payment.
     I understand that any determination by the Committee as to whether or not, including the manner in which, a payment or benefit needs to be modified, terminated or repaid in order for the Company to be in compliance with Section 111 of the EESA and/or the aforementioned regulations or Limitations shall be final, conclusive and binding. I further understand that the Company is relying on this letter from me in connection with its participation in an EESA Program.

G-3-1

Intending to be legally bound, I have executed this Consent and Waiver as of this ___th day of December, 2008.

Name:

G-3-2

EXHIBIT G-4
FORM OF WAIVER OF SENIOR EMPLOYEES TO LENDER
     In consideration for the benefits I will receive as a result of the participation of [BORROWER] (together with its subsidiaries and affiliates, the “Company”) in the United States Department of the Treasury’s Program for Systemically Significant Failing Institutions (as set forth in Notice 2008-PSSFI) and any other economic stabilization program implemented by the Department of the Treasury under the Emergency Economic Stabilization Act of 2008 (the “EESA”) either prior to or subsequent to the date of this letter from me (any such program, including the Program for Systemically Significant Failing Institutions, an “EESA Program”), I hereby voluntarily waive any claim against the United States or my employer for any failure to pay or accrue any bonus or incentive compensation as a result of compliance with the regulations issued by the Department of the Treasury in connection with an EESA Program, including without limitation the guidelines set forth in Notice 2008-PSSFI and the requirements of the Loan and Security Agreement dated as of December 31, 2008 between the Company and the United States Department of the Treasury (the “Limitations”).
     I acknowledge that the aforementioned regulations and Limitations may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements), whether or not in writing, that I may have with the Company or in which I may participate as they relate to the period the United States holds any equity or debt securities of the Company acquired through an EESA Program, including without limitation the Program for Systemically Significant Failing Institutions, or for any other period applicable under such EESA Program or Limitations, as the case may be.
     This waiver includes all claims I may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulations and Limitations, including without limitation a claim for any compensation or other payments or benefits I would otherwise receive, any challenge to the process by which the aforementioned regulations or Limitations are or were adopted and any tort or constitutional claim about the effect of these regulations or Limitations on my employment relationship.
Intending to be legally bound, I have executed this Waiver
as of this ___th day of December, 2008.

Name:

G-4-1

EXHIBIT G-5
FORM OF CONSENT AND WAIVER OF SENIOR EMPLOYEES TO LOAN PARTIES
     In consideration for the benefits I will receive as a result of the participation of [BORROWER] (together with its subsidiaries and affiliates, the “Company”) in the United States Department of the Treasury’s Program for Systemically Significant Failing Institutions (as set forth in Notice 2008-PSSFI) and any other economic stabilization program implemented by the Department of the Treasury under the Emergency Economic Stabilization Act of 2008 (the “EESA”) either prior to or subsequent to the date of this letter from me (any such program, including the Program for Systemically Significant Failing Institutions, an “EESA Program”), I hereby voluntarily consent to and waive any claim against any of the Company, the Company’s Board of Directors, any individual member of the Company’s Board of Directors and the Company’s officers, employees, representatives and agents for any failure to pay or accrue any bonus or incentive compensation as a result of compliance with the regulations issued by the Department of the Treasury in connection with an EESA Program, including without limitation the guidelines set forth in Notice 2008-PSSFI and the requirements of the Loan and Security Agreement dated as of December 31, 2008 between the Company and the United States Department of the Treasury (the “Limitations”).
     I acknowledge that the aforementioned regulations and Limitations may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements), whether or not in writing, that I may have with the Company or in which I may participate as they relate to the period the United States holds any equity or debt securities of the Company acquired through an EESA Program, including without limitation the Program for Systemically Significant Failing Institutions, or for any other period applicable under such EESA Program or Limitations, as the case may be.
     This waiver includes all claims I may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulations and Limitations, including without limitation a claim for any compensation or other payments or benefits I would otherwise receive, any challenge to the process by which the aforementioned regulations or Limitations are or were adopted and any tort or constitutional claim about the effect of these regulations or Limitations on my employment relationship.
     I agree that, in the event and to the extent that the Executive Compensation Committee of the Board of Directors of the Company (the “Committee”) reasonably determines that any compensatory payment and benefit provided to me would cause the Company to fail to be in compliance with the terms and conditions of any regulations or the Limitations (such payment or benefit, an “Excess Payment”), upon notification from the Company, I shall promptly repay such Excess Payment to the Company. In addition, I agree that the Company shall have the right to postpone any such payment or benefit for a reasonable period of time to enable the Committee to determine whether such payment or benefit would constitute an Excess Payment.
     I understand that any determination by the Committee as to whether or not, including the manner in which, a payment or benefit needs to be modified, terminated or repaid in order for the Company to be in compliance with Section 111 of the EESA and/or the aforementioned regulations or Limitations shall be final, conclusive and binding. I further understand that the Company is relying on this letter from me in connection with its participation in an EESA Program.

G-5-1

Intending to be legally bound, I have executed this Consent and Waiver as of this ___th day of December, 2008.

Name:

G-5-2

*** Portions of this exhibit have been omitted under a request for confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934 and filed separately with the United States Securities and Exchange Commission.
EXECUTION VERSION
APPENDIX A
SUPPLEMENT TO LOAN AND SECURITY AGREEMENT
     This Appendix A forms a part of the Loan and Security Agreement dated as of December 31, 2008 (the “Loan Agreement”) among BORROWER (as defined below) and the UNITED STATES DEPARTMENT OF THE TREASURY, as lender (“Lender”). This Appendix A sets forth certain terms and conditions governing the transactions described in the Loan Agreement. Capitalized terms used but not defined in this Appendix A shall have the meanings ascribed to them in the Loan Agreement.
SECTION 1. DEFINITIONS AND ACCOUNTING MATTERS.
     1.01 Certain Defined Terms.
     Terms used in this Appendix A, but not herein defined shall have the meanings ascribed thereto in the Loan Agreement or the meanings set forth below:
          “Borrower” shall mean General Motors Corporation, a Delaware corporation.
          “Effective Date” shall mean December 31, 2008.
          “Excluded Collateral” shall include the following:
          (xii) any Property securing the GMAC Rights Facility.
          “Excluded Subsidiary” shall mean the Subsidiaries identified on Schedule 6.29 and any of the following, to the extent they become Subsidiaries after the Effective Date, (i) any Securitization Subsidiary; (ii) any Financing Subsidiary; (iii) any Subsidiary that owns a manufacturing plant or facility which is located within the continental United States; (iv) any Insurance Subsidiary; and (v) any Subsidiary (and any parent or holding company thereof) that is primarily engaged in the investment management business or that is regulated by the Office of the Comptroller of the Currency.
          “Expiration Date” shall mean December 30, 2011 at 5:00 p.m. (Washington, D.C. time).
          “Facility Account” shall mean the Loan Parties’ cash management accounts.
          “Financing Subsidiary” shall mean any Subsidiary that is primarily engaged in financing activities (other than lease and purchase financing provided by such Subsidiary to dealers and consumers), including (a) debt issuances to, or that are guaranteed by, governmental or quasi-governmental entities (including any municipal, local, county, regional, state, provincial, national or international organization or agency), and (b) lease transactions (including synthetic lease transactions and sale and leaseback transactions).
          “Funding Date” shall mean the date on which the Lender funds an Advance in accordance with the terms hereof, which shall be either the Effective Date, the Second Draw Date, or the Third Draw Date.
          “GMAC” shall mean GMAC LLC and its Subsidiaries.

          “GMAC Reorganization” shall mean any transactions consummated for the purpose of or in connection with the Borrower or any of its Affiliates (a) not being in control of GMAC for purposes of the Bank Holding Company Act of 1956, (b) not being an affiliate of GMAC for purposes of Sections 23A or 23B of the Federal Reserve Act, or (c) otherwise complying with the commitments made by the Borrower to the Federal Reserve System with regard to GMAC, including but not limited to, in each case, (i) the Disposition of all or any portion of the Borrower’s Equity Interests in GMAC to one or more trusts, and (ii) the Disposition of all or any portion of such Equity Interests by any trustee of any such trust.
          “GMAC Rights Facility” shall mean that certain loan facility under which the Lender shall make available to the Borrower up to $1 billion for use by the Borrower to purchase equity interests in GMAC in connection with a rights offering by GMAC, and under which the obligations shall be secured by first-priority liens on the GMAC equity to be issued to the Borrower in such rights offering, together with certain other GMAC equity now owned by the Borrower, and such other collateral as may be requested by the Lender and provided by the Borrower from time to time.
          “Insurance Subsidiary” shall mean (i) any Subsidiary that is required to be licensed as an insurer or reinsurer or that is primarily engaged in insurance or reinsurance and (ii) any Subsidiary of a Person described in clause (i) above.
          “Interest Payment Date” shall mean the last Business Day of each calendar quarter, commencing with the first calendar quarter in 2009.
          “Inventory Cash Collateral Account” shall mean a cash deposit account subject to an Account Control Agreement in which the Lender has a security interest.
          “Inventory Facility Collateral” shall mean Facility Collateral consisting of inventory (as defined in the Uniform Commercial Code) in which the Lender has a security interest.
          “Inventory Facility Collateral Reporting Date” shall mean the first Business Day following the 15th day of each calendar month.
          “Inventory Target Amount” shall mean, on any Inventory Test Date, $250,000,000 (which number may be revised at any time by the President’s Designee in his/her sole discretion, based on the Restructuring Plan Report and any other information that the President’s Designee deems relevant), less the amount of Mandatory Prepayments made in respect of Inventory Facility Collateral pursuant to Section 2.07(b) prior to such Inventory Test Date.
          “Inventory Test Date” shall mean the last day of each fiscal month in a fiscal year.
          “Inventory Value” shall mean, as of any date of determination, the book value of the Inventory Facility Collateral as reflected in the Borrower’s management reports and disclosed to the Lender.
          “Junior Lien Facility Collateral” shall mean Facility Collateral in which the Lender has a Lien other than a first priority security interest.

          “LIBOR Floor” shall mean 2.00%.
          “Loan Documents” shall include this Loan Agreement, the Note, the Equity Pledge Agreement, the Intellectual Property Pledge Agreement, the Guaranty, the Warrant Agreement, the Warrant, the Post-Closing Letter Agreement, each Account Control Agreement, each Mortgage, and the Environmental Indemnity.
          “Mandatory Prepayment” shall have the meaning set forth in Section 2.07(a) of this Appendix A.
          “Maximum Loan Amount” shall mean $13,400,000,000.
          “New VEBA” shall mean the new trust fund to be established pursuant to the Settlement Agreement.
          “Non-Inventory Current Asset Facility Collateral” shall mean Facility Collateral consisting of assets which are “current assets” (as identified on the Borrower’s Consolidated balance sheets), other than Inventory Facility Collateral, in which the Lender has a security interest.
          “Other Asset Facility Collateral” means Facility Collateral consisting of assets other than “current assets” (as identified on the Borrower’s Consolidated balance sheets) in which the Lender has a security interest.
          “Permitted Indebtedness” shall include the following:
          (xvii) Settlement Agreement Debt;
          (xviii) any Warrant Notes; and
          (xix) the Indebtedness incurred in connection with the GMAC Rights Facility.
          “Permitted Investors” shall mean the New VEBA and any other trust fund established pursuant to the Settlement Agreement (and any trustee, Affiliate or Subsidiary of the New VEBA or such other trust fund).
          “Permitted Investments” shall include the following:
          (iv) prior to the Certification Deadline, pursuant to the schedules of such Investments that has been preliminarily approved by the President’s Designee prior to the Effective Date (which shall include Investments pursuant to Existing Agreements), which are scheduled to be fulfilled prior to March 31, 2009, provided that, the President’s Designee shall have the right to further review and, at any time revoke approval of, any such Investment if the President’s Designee determines that it would be inconsistent with the objective of this Loan Agreement;
          (v) any Investment existing on the Effective Date (including under the Settlement Agreement) or made pursuant to binding commitments in effect on the Effective Date or an investment consisting of any extension, modification or renewal of any Investment existing on the Effective Date; provided that the amount of any such Investment is not increased through such extension, modification or renewal;

     (xxii) the Investment made in connection with the GMAC Rights Facility; and
     (xxiii) Investments in connection with the GMAC Reorganization.
     “Permitted Liens” shall include the following:
     (xxii) Liens incurred in connection with the GMAC Rights Facility; and
     (xxiii) Liens incurred pursuant to the Settlement Agreement and the Settlement Agreement Debt.
     “Prepayment Event” shall mean the occurrence of any of the following events:
     (i) the Disposition of any Inventory Facility Collateral; or
     (ii) the Disposition of any Non-Inventory Current Asset Facility Collateral other than in the ordinary course of business; or
     (iii) the Disposition of any Other Asset Facility Collateral; or
     (iv) the incurrence by any Loan Party of any Indebtedness (other than the incurrence of Indebtedness that constitutes Permitted Indebtedness) or any equity or other capital raises (other than (x) contributions of indemnity payments received by the Borrower and required to be applied to satisfy (or reimburse a payment made in respect of) obligations and liabilities of the Borrower or any of its Subsidiaries or (y) the proceeds of the Advances), either public or private, whether in connection with a primary securities offering, a business combination of any kind, or otherwise; or
     (v) the Disposition of any unencumbered assets of the Borrower other than in the ordinary course of business (including aircraft divestments); or
     (vi) the Disposition of Junior Lien Facility Collateral whose proceeds are used to repay debt secured by Senior Liens on such Facility Collateral
     “Relevant Companies” shall mean the Borrower.
     “Second Draw Date” shall mean January 16, 2009.
          “Securitization Subsidiary” shall mean any Subsidiary formed for the purpose of, and that engages in one or more receivables or securitization financing facilities and other activities reasonably related thereto.
          “Settlement Agreement” shall mean that Settlement Agreement, dated February 21, 2008 (as amended, modified or otherwise supplemented on or prior to the Effective Date), between the Borrower, the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, and certain class representatives, on behalf of the class of plaintiffs in (1) the class action of Int’l Union, UAW, et. al. v. General Motors Corp., Civil Action No. 07-14074 (E.D. Mich. filed Sept. 9, 2007) and/or (2) the class action of UAW et al. v. General Motors Corp., No. 05-CV-73991, 2006 WL 891151 (E.D. Mich. Mar. 31, 2006, aff’d, Int’l Union, UAW v. General Motors Corp., 497 F.3d 615 (6th Cir. 2007)) and the transactions, agreements or arrangements contemplated thereby or by similar agreements.

          “Settlement Agreement Debt” shall mean Indebtedness of the Borrower incurred or to be incurred pursuant to the terms of the Settlement Agreement as in effect on the Effective Date (including the Borrower’s 6.75% Series U Convertible Senior Debentures due December 31, 2012 and the Borrower’s $4,015,187,871 Short Term Note, dated February 21, 2008, payable to the order of LBK, LLC) or similar debt issued pursuant to any Settlement Agreement.
          “Spread Amount” shall mean 3.00%.
          “Third Draw Date” shall mean February 17, 2009.
          “VEBA Modifications” shall mean that not less than one-half of the value of each future payment or contribution made by the Borrower and its Subsidiaries or any of them to the VEBA account (or similar account) pursuant to the Settlement Agreement in place as of December 31, 2008, shall be made in the form of the stock of the Borrower or one of its Subsidiaries, and that the total value of any such payment or contribution, shall not exceed the amount of any such payment or contribution that was required for such time period under the Settlement Agreement in place as of December 31, 2008.
          “Warrant” shall mean that certain Warrant to Purchase Common Stock, dated as of December 31, 2008, issued by the Borrower in favor of the Lender.
          “Warrant Agreement” shall mean the Warrant Agreement, dated as December 31, 2008, by and between the Borrower and the Lender.
          “Warrant Note” shall mean the Borrower’s note dated December 31 2008, delivered pursuant to the Warrant Agreement.
     1.02 Interpretation.
     It is understood and agreed that any reference to the terms “Subsidiary” and “Affiliate” shall not be deemed or interpreted to include GMAC; provided that, the ownership thereof does not increase beyond the amount owned immediately following the consummation of the transactions contemplated by the GMAC Reorganization and the GMAC Rights Facility.
SECTION 2. ADVANCES, NOTE AND PAYMENTS.
     2.01 Advances.
     (b)(i) The Advance made on the Effective Date shall be in an amount equal to $4,000,000,000.
     (ii) The Advance made on the Second Draw Date shall be in an amount equal to $5,400,000,000.
     (iii) The Advance made on the Third Draw Date shall be in an amount equal to $4,000,000,000; provided, that notwithstanding anything to the contrary herein, the Lender’s obligation to make such Advance is conditioned on either (x) the Secretary of the Treasury’s authority to purchase additional Troubled Assets being increased as set forth in Section 115(a)(3) of EESA or (y) the availability to the Secretary of the Treasury of other funding for financial assistance to the automotive industry under Applicable Law.

     2.03 Procedure for Borrowing.
          (b) Borrower’s Wire Instructions for Advances:

Bank:	JP Morgan Chase
ABA No.:	021000021
Beneficiary:	General Motors Corporation
Account No.:	910-200-2095
     Section 2.07 is hereby replaced in its entirety as follows:
     2.07 Mandatory Prepayments.
       (a) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrower shall, within one (1) Business Day after such Net Proceeds are received by the applicable Loan Party, prepay the Advances, in an aggregate amount equal to 100% of such Net Proceeds (a “Mandatory Prepayment”).
       (b) Notwithstanding the foregoing provisions of paragraph (a) above:
          (i) with respect to Prepayment Events resulting from the Disposition of any Inventory Facility Collateral, no prepayment of Advances shall be required prior to the next Inventory Facility Collateral Reporting Date. If on such Inventory Facility Collateral Reporting Date the aggregate of (x) the Inventory Value as of the immediately preceding Inventory Test Date, plus (y) any amounts on deposit in the Inventory Collateral Deposit Account on the Inventory Facility Collateral Reporting Date, is less than the then Inventory Target Amount, then (unless the President’s Designee determines otherwise) an amount equal to such shortfall (the “Collateral Shortfall Amount”) will either, at the Borrower’s discretion, be (i) applied by the Borrower as a Mandatory Prepayment or (ii) deposited by the Borrower into the Inventory Cash Collateral Account. So long as no Event of Default is continuing at the time, the Borrower will be entitled to withdraw funds from the Inventory Collateral Deposit Account on any Inventory Facility Collateral Reporting Date to the extent the aggregate of (x) the Inventory Value on such Inventory Facility Collateral Reporting Date plus (y) the amount that will remain on deposit in the Inventory Collateral Deposit Account after giving effect to such withdrawal, exceeds the then Inventory Target Amount;
          (ii) with respect to Prepayment Events resulting from the Disposition of any Non-Inventory Current Asset Facility Collateral other than in the ordinary course of business (and other than as provided in clause (v) below), Mandatory Prepayment of the Net Proceeds shall be required to the extent the aggregate Net Proceeds from all such Prepayment Events under this clause (ii) equal or exceed $10,000,000 in any fiscal year;
          (iii) with respect to Prepayment Events resulting from the Disposition of any Other Asset Facility Collateral, Mandatory Prepayment of the Net Proceeds shall be required to the extent the aggregate Net Proceeds from such Prepayment Events under this clause (iii) equal or exceed $50,000,000 in any fiscal year, provided, however, that no Mandatory Prepayment shall be required in respect of an individual Disposition of any Other Asset Facility Collateral if the Net Proceeds from any such individual Disposition does not exceed $1,000,000;

*** Confidential treatment requested pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934.
          (iv) with respect to Prepayment Events resulting from the incurrence by any Loan Party of any Indebtedness or any equity or other capital raises, as provided in clause (iv) of the definition of Prepayment Event, Mandatory Prepayment of the Net Proceeds shall be required to the extent the aggregate Net Proceeds from such Prepayment Events under this clause (iv) equal or exceed $50,000,000 in any fiscal year;
          (v) with respect to Prepayment Events resulting from the Borrower’s sale of any of Hummer, AC Delco, Saab, Saturn***, or the Strasbourg, France facility, Mandatory Prepayment of the Net Proceeds shall be required except to the extent the President’s Designee determines that such Net Proceeds may be retained by the Borrower for the purpose of implementing its Restructuring Plan; and
          (vi) with respect to Prepayment Events resulting from the Disposition of Junior Lien Facility Collateral, Mandatory Prepayment of the Net Proceeds shall be required.
       (c) Unless and until all Advances have been paid in full and all other Obligations have been satisfied, the Lender shall only be required to release (and shall release) its Lien on Facility Collateral in connection with Dispositions (x) of Facility Collateral as to which the Disposition thereof requires a Mandatory Prepayment, and such Mandatory Prepayment is received by the Lender, or (y) or Facility Collateral as to which the Disposition thereof does not require any Mandatory Prepayment at the time of such Disposition.
     2.09 Use of Proceeds
          The Borrower shall utilize the proceeds from the Advances for general corporate and working capital purposes; provided, that the Borrower shall not prepay Indebtedness without the prior written consent of the Lender. The Advances made hereunder are not and shall not be construed as an extension of United States Government Federal funding associated with any specific project.
SECTION 3. PAYMENTS; COMPUTATIONS; TAXES.
     3.01. Payments.
            All payments should be made to the following account maintained by the Lender:

Bank:	The Bank of New York Mellon
ABA No.:	021000018
Beneficiary:	For credit to 630234
Account No.:	GLA/211705
Account Name:	Auto Program Account
Reference:	Rosemary D’Agnese 718-315-3711
SECTION 4. COLLATERAL SECURITY.
     4.12 Partial Release of Facility Collateral.
          (b) A wire transfer need not be effectuated in the event of the Disposition of Facility Collateral in connection with the GMAC Reorganization unless and until the proceeds are remitted to the Borrower.

SECTION 5. CONDITIONS PRECEDENT.
     5.01. Conditions Precedent to Initial Advance.
          (w) GMAC Consents. The Common Holders of the Class A Membership Interests of GMAC LLC and holders of the Class C Membership Interests of GMAC LLC shall have consented in writing to the pledge to Lender of the Class B Membership Interests and the Preferred Membership Interests pursuant to the Loan Documents;
          (x) Warrant Agreement. As additional consideration for the Lender to enter into this Loan Agreement and the GMAC Rights Facility, the Borrower and the Lender shall enter into the Warrant Agreement and the Borrower shall issue the Warrant to the Lender in accordance with the terms of such Warrant Agreement.
The following shall be added as a new Section 5.03 to the Loan Agreement:
     5.03. Conditions Precedent to Subsequent Advances.
     The making of any Advance to the Borrower after the Effective Date is subject to the following further conditions precedent both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof:
          (a) on or prior to the Second Draw Date, the applicable Loan Parties shall have used commercially reasonable efforts to obtain from the Senior Lenders all necessary waivers, amendments, approvals, and consents to the pledge of the inventory of the Loan Parties to the Lender; and
          (b) on or prior to the Second Draw Date, the Loan Parties shall have provided to the Lender a schedule of all existing material Indebtedness (x) of any of Subsidiary of a Loan Party that is not itself a Loan Party, or (y) that is intercompany Indebtedness.
SECTION 6. REPRESENTATIONS AND WARRANTIES.
     6.02. Financial Condition.
     The Borrower has heretofore furnished to the Lender a copy of its audited Consolidated balance sheets as at December 31, 2007, with the opinion thereon of an independent auditor, a copy of which has been provided to the Lender. The Borrower has also heretofore furnished to the Lender the related Consolidated statements of income and retained earnings and of cash flows for the Borrower and its Consolidated Subsidiaries for its most recent fiscal year, setting forth in comparative form the same information for the previous year. All such financial statements are materially complete and correct and fairly present the Consolidated financial condition of the Borrower and its Consolidated Subsidiaries and the Consolidated results of their operations for the fiscal year ended on said date, all in accordance with GAAP applied on a consistent basis. There are no liabilities, contingent or otherwise, as of the Effective Date, known to any Loan Party and not disclosed in the most recently publicly filed financial statements or in the footnotes thereto (or as otherwise disclosed to the Lender prior to the Effective Date), that involve a material amount.
     6.04 No Breach.

     The Loan Parties shall not be deemed to be in breach of Section 6.04, clauses (a)(iv) and (b) to the extent that any intercompany agreements that are Existing Agreements do not satisfy the criteria of clause (iv) of the definition of Permitted Investments.
     6.13 Existing Agreements.
     Set forth on Schedule 6.13 is a complete and accurate list as of the date hereof of all Existing Agreements of the Loan Parties filed by, or incorporated in, the Borrower’s 2008 SEC filings.
     6.14 ERISA.
     Any Benefit Plan which is intended to be a tax-qualified plan of any Loan Party has received a favorable determination letter and such Loan Party does not know of any reason why such letter should be revoked. The Loan Parties and each of their respective ERISA Affiliates are in material compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. (a) As of December 31, 2007, no ERISA Event has occurred that could reasonably be expected to result in liability to any Loan Party or any ERISA Affiliate in excess of $2,000,000,000, (b) as of the Effective Date, no ERISA Event other than a determination that a Plan is “at risk” (within the meaning of Section 302 of ERISA) has occurred or is reasonably likely to occur that could reasonably be expected to result in liability to any Loan Party or ERISA Affiliate in excess of $2,000,000,000, (c) as of December 31, 2007, the present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of December 31, 2007, exceed the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of December 31, 2007, exceed the fair market value of the assets of all such underfunded Plans, (d) as of December 31, 2007, the Loan Parties do not have post-retirement medical liability in excess of $60,000,000,000 based on the actuarial assumptions set forth in the Loan Party’s financial statements under GAAP as of December 31, 2007, and (e) as of the Effective Date, there is not, and there is not reasonably expected to be, any withdrawal liability from, or any obligation or liability (direct or indirect) with respect to, any Multiemployer Plan. The representations set forth in the preceding two sentences of this section 6.14 shall continue to be true and correct on each day that an Advance is outstanding pursuant to the Loan Agreement except to the extent that any such change or failure when aggregated with all other changes or failures in the preceding two sentences of this section 6.14, would not be reasonably expected to result in a Material Adverse Effect. There are no Plans or other arrangements which would result in the payment to any employee, former employee, individual consultant or director of any amounts or benefits upon the consummation of the transactions contemplated herein or the exercise of the Lender of any right or remedy contemplated herein. Assets of the Loan Parties or any ERISA Affiliate are not “plan assets” within the meaning of the DOL Regulation Section 2510.3-101 as amended by section 3(42) of ERISA.
     6.15 Expense Policy.
     The Borrower has commenced steps necessary to ensure that (a) the Expense Policy conforms to the requirements set forth herein and (b) the Borrower and its Subsidiaries are in compliance with the Expense Policy.
     6.26 Intellectual Property.

The following shall be appended to the end of Section 6.26(a):
          (a) Notwithstanding the foregoing, in lieu of the obligation to schedule all Intellectual Property owned by each Loan Party that is material to the conduct of the business of such Loan Party, Schedule 6.26 hereto sets forth a true and complete list as of the date hereof of all Copyright registrations and applications, Patent applications and issued Patents, and Trademark registrations, Trademark applications, and domain name registrations included in the Trademarks, in each case owned by each Loan Party and material to the conduct of the business of such Loan Party, and any of the following Licenses that have been identified by the Borrower as of the date hereof subject to and in accordance with the Post-Closing Letter: (i) any Licenses listed on Section II of Schedule 6.26 as of the Effective Date, (ii) any Licenses pursuant to which any Loan Party licenses in Intellectual Property in the absence of which such Loan Party could not manufacture any of its currently manufactured vehicle models and as to which there are no alternatives for such licensed Intellectual Property available on commercially reasonable terms, and (iii) any Licenses pursuant to which any Loan Party licenses Intellectual Property out to a third party where the remaining royalties due and payable to such Loan Party thereunder are in excess of one million U.S. dollars (US$1,000,000) annually.
The last sentence of Section 6.26(b) is hereby deleted and of no force or effect.
     6.29 Excluded Collateral.
          Notwithstanding the requirements of Section 6.29, Schedule 6.29 sets forth a complete and accurate list of all (i) domestic Joint Ventures and Domestic Subsidiaries that comprise Excluded Collateral and (ii) all “first tier” foreign Joint Ventures and Controlled Foreign Subsidiaries that are owned by the Borrower or any of its Domestic Subsidiaries that comprise Excluded Collateral.
SECTION 7. AFFIRMATIVE AND FINANCIAL COVENANTS OF THE LOAN PARTIES.
     7.01 Financial Statements.
          (a) In lieu of delivering monthly Consolidated balance sheets and statements of income and retained earnings for the Borrower and its Consolidated Subsidiaries, the Borrower shall deliver, within fifteen (15) days following the end of each calendar month, Consolidated monthly management reports prepared by the Borrower with respect to the Borrower and its Consolidated Subsidiaries. The management reports shall be certified to in the monthly certificate delivered by the Borrower as provided in the last paragraph of Section 7.01.
     7.02 Reporting Requirements.
          (i) The 13-week rolling cash forecast for each Loan Party and its Subsidiaries referenced in Section 7.02(i) in the Loan Agreement shall be comprised of, and shall set forth separately and with specific detail, the cash forecast for each of the four regions of the Borrower’s and its Subsidiaries’ operations: North America, Asia-Pacific, Europe and Middle East/Latin America.
          (j) Until such time as the Lender shall require otherwise, the liquidity status report referenced in Section 7.02(j) in the Loan Agreement shall set forth the required information as to the Subsidiaries on a Borrower Consolidated basis only.

          (k) The requirement to deliver the certification referenced in Section 7.02(k) in the Loan Agreement, shall commence with the calendar month ending January 31, 2009, and may be qualified as to the best of such Responsible Person’s knowledge after due inquiry and investigation.
     7.17 Executive Privileges and Compensation.
     From the Effective Date until the latest to occur of (i) the termination of the Loan Agreement and satisfaction of all Obligations thereunder, (ii) such time as the Lender ceases to own any Equity Interests of the Borrower acquired under any Loan Documents (including any Warrants and underlying Equity Interests acquired by the Lender upon exercise thereof), and (iii) the termination of the Warrant Agreement, the Borrower shall comply with the provisions of Section 7.17. Section 7.17 shall survive termination of the Loan Agreement and satisfaction of all Obligations thereunder.
     7.19 Restrictions on Expenses.
          (a) The Loan Parties and the Relevant Companies shall only be required to comply with the provisions of Section 7.19 from and after the Second Draw Date.
     7.24 Cash Management.
     In lieu of the requirements of Section 7.24 in the Loan Agreement, by no later than the Second Draw Date, the Borrower shall to submit to the Lender and/or its advisors a cash management plan, in form and substance acceptable to the Lender, which shall set forth, in detail, the Borrower’s cash collection, investment and disbursement plan on a company-wide basis.
SECTION 8. NEGATIVE COVENANTS OF THE LOAN PARTIES.
     8.03 Transactions with Affiliates.
     Irrespective of whether such transactions comply with the provisions of Section 8.03 as set forth in the Loan Agreement, but subject to the other restrictions set forth elsewhere in the Loan Agreement, the Loan Parties shall be permitted to transact business in the ordinary course with (a) the Joint Ventures in which the Loan Parties or their Subsidiaries participate, and (b) Delphi Corporation.
     8.05 Limitation on Distributions.
          (vi) including any Settlement Agreement Debt,
     8.09 Limitation on Negative Pledge Clauses.
     The agreements excepted from the restrictions of Section 8.09 shall include customary negative pledge clauses in agreements providing refinancing Indebtedness or permitted unsecured Indebtedness.
     8.11 Limitations on Investments.
     In the event the Borrower receives notification from any counterparty to a funding commitment of the kind referenced in clause (iv) of the definition of Permitted Investments which has been approved on a preliminary basis requesting funding pursuant thereto, Borrower shall notify the Lender and the President’s Designee within two (2) Business Days of the receipt thereof, and shall not make any payment thereunder prior to the twentieth (20th) day thereafter (or such shorter time as the President’s Designee shall approve).
8.15 Restrictions on Pension Plans.
     From the Effective Date until the latest to occur of (i) the termination of the Loan Agreement and satisfaction of all Obligations thereunder, (ii) such time as the Lender ceases to own any Equity Interests of the Borrower acquired under any Loan Documents (including any Warrants and underlying Equity Interests acquired by the Lender upon exercise thereof), and (iii) the termination of the Warrant Agreement, the Borrower shall comply with the provisions of Section 8.15. Section 8.15 shall survive termination of the Loan Agreement and satisfaction of all Obligations thereunder.
SECTION 9. EVENTS OF DEFAULT; TERMINATION EVENTS.
     9.01 Events of Default.
          (u) the failure of the Borrower to comply with any of the terms and provisions of the Warrant Agreement or the Warrant.
SECTION 11. MISCELLANEOUS.
     11.02 Notices.
Lender:
The United States Department of the Treasury
1500 Pennsylvania Avenue, NW, Room 2312
Washington, D.C. 20220
Attention: Assistant General Counsel (Banking and Finance)
Facsimile: (202) 622-1974
Borrower:
General Motors Corporation
300 Renaissance Center
Detroit, Michigan  48265-3000
Attention: Chief Financial Officer
Facsimile: 313-667-4605
     with copies to:
Attention: Treasurer
Facsimile: 212-418-3630
     and
Attention: General Counsel
Facsimile: 248-267-4584
     11.16 Periodic Due Diligence Review.

     Until the later to occur of (i) the termination of the Loan Agreement and satisfaction of all Obligations thereunder, and (ii) the date on which the Lender holds either the Warrant or Equity Interests in the Borrower having an aggregate liquidation value of less than 10% of the Warrant exercise price (assuming the Warrant is exercised in full), the Loan Parties shall comply with the provisions of Section 11.16. Section 11.16 shall survive termination of the Loan Agreement and satisfaction of all Obligations thereunder.